Filed Pursuant to Rule 424(b)(5)
Registration No. 333-286840

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 30, 2025

PRELIMINARY PROSPECTUS SUPPLEMENT	(To Prospectus dated April 30, 2025)

7,500,000 Shares of

% Series A Mandatory Convertible Preferred Stock

We are offering 7,500,000 shares of our   % Series A Mandatory Convertible Preferred Stock, $0.0001 par value per share (our “mandatory convertible preferred stock”). In addition, we have granted the underwriters an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional 1,125,000 shares of mandatory convertible preferred stock solely to cover over-allotments, if any, at the public offering price per share shown below, less the underwriting discount. See “Underwriting.”

DIVIDENDS

The mandatory convertible preferred stock will accumulate cumulative dividends at a rate per annum equal to  % on the liquidation preference thereof, which is $100.00 per share of mandatory convertible preferred stock. Subject to the rights of holders of any dividend senior stock, dividends on the mandatory convertible preferred stock will be payable when, as and if declared by our board of directors, out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2025 and ending on, and including, May 1, 2028. Declared dividends on the mandatory convertible preferred stock will be payable, at our election, in cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, in the manner, and subject to the provisions, described in this prospectus supplement.

MANDATORY CONVERSION

Unless previously converted or redeemed as described in this prospectus supplement, each outstanding share of mandatory convertible preferred stock will automatically convert, for settlement on the mandatory conversion settlement date, which is scheduled to occur on May 1, 2028, into between      and      shares of our Class A common stock (the “minimum conversion rate” and the “maximum conversion rate,” respectively). Each of the minimum conversion rate and the maximum conversion rate is subject to adjustment as described in this prospectus supplement.

The conversion rate that will apply to mandatory conversions will be determined based on the average of the “daily VWAPs” (as defined in this prospectus supplement) over the 20 consecutive “VWAP trading days” (as defined in this prospectus supplement) beginning on, and including, the 21st “scheduled trading day” (as defined in this prospectus supplement) immediately before May 1, 2028. The conversion rate applicable to mandatory conversions may in certain circumstances be increased to compensate preferred stockholders for certain unpaid accumulated dividends.

EARLY CONVERSION

Holders of the mandatory convertible preferred stock will have the right to convert all or any portion of their shares of mandatory convertible preferred stock into shares of our Class A common stock at any time until the close of business on the “mandatory conversion date” (as defined in this prospectus supplement). Early conversions that are not in connection with a “make-whole fundamental change” (as defined in this prospectus supplement) will be settled at the minimum conversion rate. In addition, the conversion rate applicable to such an early conversion may in certain circumstances be increased to compensate holders of the mandatory convertible preferred stock for certain unpaid accumulated dividends.

If a make-whole fundamental change occurs, then preferred stockholders will, in certain circumstances, be entitled to convert their mandatory convertible preferred stock at an increased conversion rate for a specified period of time and receive an amount to compensate them for certain unpaid accumulated dividends and any remaining future scheduled dividend payments.

OPTIONAL REDEMPTION UPON ACQUISITION NON-OCCURRENCE EVENT

If an “acquisition non-occurrence event” with respect to the “Global Blue Merger” (each as defined in this prospectus supplement) occurs, then we will have the right to redeem all, but not less than all, of the mandatory convertible preferred stock at the redemption price described in this prospectus supplement. The completion of this offering is not contingent on the consummation of the Global Blue Merger, which, if consummated, will occur subsequent to the completion of this offering.

USE OF PROCEEDS

We intend to use the net proceeds from our issuance and sale of mandatory convertible preferred stock, proposed additional permanent debt financing of up to $1,735.0 million, together with cash on our balance sheet for (i) the payment of a portion of the cash consideration due in respect of the Global Blue Merger and related fees, costs and expenses and/or (ii) general corporate purposes, including repayment of debt, other strategic acquisitions and growth initiatives. See “Use of Proceeds.”

We are a holding company and our principal asset is a controlling equity interest in Shift4 Payments, LLC. We are the sole managing member of Shift4 Payments, LLC. We operate and control all of the business and affairs of Shift4 Payments, LLC and, through Shift4 Payments, LLC and its subsidiaries, conduct our business.

We intend to use shares of mandatory convertible preferred stock and cash on hand currently at Shift4 Payments, Inc. as consideration for the Restructuring Transactions (as defined herein). See “Summary—Recent Developments—Restructuring Transactions.”

PRIVATE PLACEMENT

Pursuant to the Restructuring Transaction Agreement (as defined herein), in partial consideration for the Company Benefits (as defined herein), as more fully described herein, $118,000,000 of shares of our mandatory convertible preferred stock is expected to be issued to Rook Holdings Inc. (“Rook”) in a private placement, at the public offering price set forth below. Such shares of mandatory convertible preferred stock would be subject to a customary lock-up agreement restricting the sale thereof and of any shares of Class A common stock issued in respect thereof for 180 days after the date of this prospectus supplement.

LISTING; CLASS A COMMON STOCK

Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We intend to apply to have the mandatory convertible preferred stock listed on the New York Stock Exchange (the “NYSE”) under the symbol “FOUR PRA.” If the listing is approved, we expect trading to commence within 30 days after the date the mandatory convertible preferred stock is first issued. Our Class A common stock is listed on the NYSE under the symbol “FOUR.” On April 29, 2025, the last reported sale price of our Class A common stock on the NYSE was $89.86 per share.

Investing in the mandatory convertible preferred stock involves risks. You should read this prospectus supplement, the accompanying prospectus and the documents we file with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference herein carefully before you make an investment decision. See “Risk Factors” beginning on page S-27 of this prospectus supplement, as well as the documents we file with the SEC that are incorporated by reference herein for more information.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to Shift4 Payments, Inc. (before expenses)	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the mandatory convertible preferred stock in book-entry form through the facilities of The Depository Trust Company on or about     , 2025, which is the second business day following the trade date for the mandatory convertible preferred stock (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the mandatory convertible preferred stock prior to the business day preceding the settlement date will be required, by virtue of the fact that the mandatory convertible preferred stock initially will settle T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the mandatory convertible preferred stock who wish to trade the mandatory convertible preferred stock prior to the business day preceding the settlement date should consult their own advisors.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Citigroup	Wells Fargo Securities

Barclays	Citizens Capital Markets	Santander

The date of this prospectus supplement is     , 2025

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which describes more general information about securities we and any selling securityholders may offer from time to time, some of which does not apply to this offering of mandatory convertible preferred stock. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in this prospectus supplement or any related free writing prospectus differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement or the related free writing prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the mandatory convertible preferred stock in certain jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement, any related free writing prospectus and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement, any related free writing prospectus and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement, any related free writing prospectus or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the mandatory convertible preferred stock. We are not making any representation to you regarding the legality of an investment in the mandatory convertible preferred stock by you under applicable investment or similar laws.

You should read and consider all information contained or incorporated by reference in this prospectus supplement, any related free writing prospectus and the accompanying prospectus that we provide or make available to you before making your investment decision.

We and the underwriters have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement, any free writing prospectus or the accompanying prospectus we provide to you. Neither we nor the underwriters take any responsibility for, and cannot provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, any free writing prospectus or the accompanying prospectus we provide to you. We and the underwriters are not making an offer of the mandatory convertible preferred stock in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, any free writing prospectus or the accompanying prospectus is accurate as of any date other than the date on the front of that document.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus supplement and the documents incorporated by reference herein should be read in conjunction with the consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (our “Annual Report”), our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (our “Quarterly Report”), and our Current Report on Form 8-K dated April 30, 2025 which are incorporated by reference herein. This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements concerning us and Global Blue (as defined herein). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)

All statements other than statements of historical fact contained in this prospectus supplement and the documents incorporated by reference herein, including, without limitation, statements relating to the Offer, the Global Blue Merger, the Transaction Agreement, the related financings, our position as a leader within our industry, our future results of operations and financial position, business strategy and plans; the impact of changes in TRA liability (as defined therein); the anticipated benefits of and costs associated with recent acquisitions; and objectives of management for future operations and activities, including, among others, statements regarding expected growth, international expansion, future capital expenditures, debt covenant compliance, financing activities, debt service obligations including the settlement of conversions of our 2025 Convertible Notes, executive transitions and succession planning, and the timing of any of the foregoing, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other similar expressions, though not all forward-looking statements can be identified by such terms or expressions. The forward-looking statements in this prospectus supplement and the documents incorporated by reference herein are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this in this prospectus supplement and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, those factors described in the sections titled “Risk Factors” herein and in Part I, Item 1A of our Annual Report and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2025.

Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

You should read this prospectus supplement and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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TRADEMARKS

This prospectus supplement and the documents incorporated by reference herein include our trademarks and trade names which are protected under applicable intellectual property laws and are our property. This prospectus supplement and the documents incorporated by reference herein also contain trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus supplement and the documents incorporated by reference herein may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent permitted under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

MARKET AND INDUSTRY DATA

Unless otherwise indicated, information contained in this prospectus supplement and in the documents incorporated by reference herein concerning our industry, competitive position and the markets in which we operate is based on information from independent industry and research organizations, other third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts as well as data from our internal research, and are based on assumptions made by us upon reviewing such data, and our experience in, and knowledge of, such industry and markets, which we believe to be reasonable. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

WHERE YOU CAN FIND MORE INFORMATION

Shift4 Payments, Inc. files periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC also maintains an internet website that contains reports, proxy statements and other information about registrants, like Shift4 Payments, Inc., that file electronically with the SEC. The address of that site is www.sec.gov. We also maintain a website at www.shift4.com, through which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website (other than SEC reports that are expressly incorporated by reference herein) is not a part of this prospectus supplement and the inclusion of our website address in this prospectus supplement is an inactive textual reference only.

Statements made in this prospectus supplement concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete. With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

S-iv

BASIS OF PRESENTATION

Certain Definitions

As used in this prospectus supplement, unless the context otherwise requires, references to:

“we,” “us,” “our,” the “Company,” “Shift4” and similar references, unless the context otherwise requires or where otherwise indicated, refer to Shift4 Payments, Inc. and, unless otherwise stated, all of its subsidiaries, including Shift4 Payments, LLC.

“Class A common stock” refers to our Class A common stock, par value $0.0001 per share.

“Class B common stock” refers to our Class B common stock, par value $0.0001 per share.

“Class C common stock” refers to our Class C common stock, par value $0.0001 per share.

“Founder” refers to Jared Isaacman, our Chief Executive Officer and the sole stockholder of Rook.

“Global Blue” refers to Global Blue Group Holding AG, a stock corporation incorporated under the laws of Switzerland.

“IPO” refers to our initial public offering of shares of Class A common stock, completed on June 9, 2020.

“LLC Interests” refers to the common units of Shift4 Payments, LLC.

“Rook” refers to Rook Holdings Inc., a Delaware corporation wholly-owned by our Founder and for which our Founder is the sole stockholder.

“Shift4 Payments LLC Agreement” refers to Shift4 Payments, LLC’s amended and restated limited liability company agreement, which became effective upon the consummation of the IPO.

Presentation of Financial Information

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”). The consolidated financial statements include the accounts of Shift4 Payments, Inc. and its wholly-owned subsidiaries. Shift4 Payments, Inc. consolidates the financial results of Shift4 Payments, LLC, which is considered a variable interest entity. Shift4 Payments, Inc. is the primary beneficiary and sole managing member of Shift4 Payments, LLC and has decision making authority that significantly affects the economic performance of the entity. As a result, the Company consolidates Shift4 Payments, LLC and reports a noncontrolling interest representing the economic interest in Shift4 Payments, LLC held by Rook. All intercompany balances and transactions have been eliminated in consolidation.

The assets and liabilities of Shift4 Payments, LLC represent substantially all of the consolidated assets and liabilities of Shift4 Payments, Inc. with the exception of certain cash balances, amounts payable under the Tax Receivable Agreement (“TRA”), and the aggregate principal amount of $690.0 million of 0.00% Convertible Senior Notes due 2025 (the “2025 Convertible Notes”) and $632.5 million of 0.50% Convertible Senior Notes due 2027 (the “2027 Convertible Notes” and together with the 2025 Convertible Notes, the “Convertible Notes”) that are held by Shift4 Payments, Inc. directly. As of December 31, 2024 and 2023, $52.0 million and $3.6 million of cash, respectively, was directly held by Shift4 Payments, Inc. and as of March 31, 2025 and 2024, $49.7 million and $4.1 million of cash, respectively, was directly held by Shift4 Payments, Inc. As of December 31, 2024 and 2023, the TRA liability was $365.5 million and $5.1 million, respectively and as of March 31, 2025 and 2024, the TRA liability was $362.6 million and $6.3 million, respectively. In connection with the issuance of the Convertible Notes, Shift4 Payments, Inc. entered into Intercompany Convertible Notes with Shift4 Payments, LLC, whereby Shift4 Payments, Inc. provided the net proceeds from the issuance of the Convertible Notes to Shift4 Payments, LLC in the amount of $1,322.5 million. Shift4 Payments, Inc., which was incorporated on November 5, 2019, has not had any material operations on a standalone basis since its inception, and all of the operations of the Company are carried out by Shift4 Payments, LLC and its subsidiaries.

S-v

The historical financial statements of Global Blue have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and in its presentation and reporting currency of Euros (“Euros” or “EUR”). The historical financial statements of Shift4 have been prepared in accordance with U.S. GAAP and in its presentation and reporting currency of U.S. dollars.

The unaudited consolidated income statement of Global Blue for the twelve months ended December 31, 2024 was derived from (i) the historical unaudited consolidated income statement of Global Blue for the nine months ended December 31, 2024; plus (ii) the historical audited income statement of Global Blue for the year ended March 31, 2024; less (iii) the historical unaudited consolidated income statement of Global Blue for the nine months ended December 31, 2023. For purposes of the unaudited pro forma condensed combined financial information, Global Blue’s unaudited consolidated statement of financial position as of December 31, 2024 was translated using the spot rate on December 31, 2024 (€1.00 to US$1.035038). Global Blue’s unaudited consolidated income statement for the twelve months ended December 31, 2024 was translated using the average exchange rate for the twelve months ended December 31, 2024 (€1.00 to US$1.081888). Global Blue’s unaudited consolidated income statement for the three months ended December 31, 2024 was translated using the average exchange rate for the three months ended December 31, 2024 (€1.00 to US$1.066758).

Key Terms and Performance Indicators Used in this Prospectus Supplement; Non-GAAP Financial Measures

Throughout this prospectus supplement and in the documents incorporated by reference herein, we use a number of key terms and provide a number of key performance indicators used by management. We define these terms as follows:

•

volume, which we define as the total dollar amount of payments that we deliver for settlement on behalf of our merchants. Included in volume are dollars routed via our international payments platform and alternative payment methods, including cryptocurrency and stock donations, plus volume we route to one or more third party merchant acquirers on behalf of strategic enterprise merchant relationships. This volume does not include volume processed through our legacy gateway-only offering;

•	gross revenue less network fees, which includes interchange and assessment fees;

•	EBITDA, which we define as earnings before interest expense, income taxes, depreciation and amortization;

•

Adjusted EBITDA, which we define as EBITDA further adjusted for certain non-cash and other nonrecurring items that management believes are not indicative of ongoing operations. These adjustments include acquisition, restructuring and integration costs, revaluation of contingent liabilities, unrealized gains or losses on investments in securities, changes in TRA liability, equity-based compensation expense, and foreign exchange and other nonrecurring items. The financial impact of certain elements of these activities is often significant to our overall financial performance and can adversely affect the comparability of our operating results and investors’ ability to analyze the business from period to period;

•	Free Cash Flow, which we define as net cash provided by operating activities adjusted for certain capital expenditures; and

•

Adjusted Free Cash Flow, which we define as Free Cash Flow further adjusted for certain transactions that are not indicative of future operating cash flows, including acquisition, restructuring and integration costs, the impact of timing of annual performance bonuses, other nonrecurring expenses, and nonrecurring strategic capital expenditures that are not indicative of ongoing activities.

We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial

S-vi

performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. There are limitations to the use of the non-GAAP financial measures presented in this prospectus supplement and in the documents incorporated by reference herein. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

We also use certain non-IFRS measures to supplement financial information of Global Blue presented on an IFRS basis. A metric that Global Blue’s management considers regarding its results of operations is adjusted EBITDA. See also “Summary Condensed Consolidated Historical Financial and Other Data of Global Blue.”

S-vii

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus supplement or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 19, 2025;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2025;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on April 29, 2025; and

•

Our Current Reports on Form 8-K, filed with the SEC on February 18, 2025 (Accession Number 0001794669-25-000007) (Item 5.02 only), February 18, 2025 (Accession Number 0001193125-25-028625) (excluding Item 7.01 and Exhibit 99.1 thereto), March 18, 2025, and April 30, 2025.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Act in this prospectus supplement, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus supplement and deemed to be part of this prospectus supplement from the date of the filing of such reports and documents.

The foregoing list of documents supersedes and replaces the list set forth under “Incorporation by Reference” in the accompanying prospectus.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Shift4 Payments, Inc.

3501 Corporate Parkway

Center Valley, Pennsylvania 18034

(888) 276-2108

Attn: Secretary and General Counsel

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus supplement.

S-viii

SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before making an investment. You should read this entire prospectus supplement and accompanying prospectus, including the “Risk Factors” section in this prospectus supplement, our Annual Report and Quarterly Report, as well as our consolidated financial statements and the related notes thereto and the other documents incorporated by reference, which are described under “Incorporation by Reference” on page S-vi of this prospectus supplement.

Shift4

We are a leading independent provider of software and payment processing solutions in the United States based on total volume of payments processed. We power billions of transactions annually for hundreds of thousands of businesses in virtually every industry. We achieved our leadership position through decades of solving business and operational challenges facing our customers’ overall commerce needs. Our merchants range in size from small owner-operated local businesses to multinational enterprises conducting commerce globally.

The forecast synergies and other prospective financial information below were prepared by Shift4 management. In management’s view they were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the reasonable projections of the future financial performance of Shift4. However, this information is not factual and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus supplement are cautioned not to place undue reliance on the financial forecasts. Although management believes there is a reasonable basis for the financial forecasts, Shift4 cautions stockholders that future results could be materially different from the financial forecasts. The financial forecasts were not prepared with a view toward public disclosure or in accordance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or accounting principles generally accepted in the United States of America (“GAAP”).

The prospective financial information included in this document has been prepared by, and is the responsibility of, Shift4’s and Global Blue’s management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, and PricewaterhouseCoopers SA, Global Blue’s independent registered public accounting firm, have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and PricewaterhouseCoopers SA do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP and PricewaterhouseCoopers SA reports incorporated by reference relate to the previously issued financial statements of Shift4 and Global Blue. The reports do not extend to the prospective financial information and should not be read to do so.

In connection with the Global Blue Merger, based on management’s estimates, we expect approximately $80 million of estimated run-rate revenue synergies by 2027, with approximately $70 million of estimated run-rate EBITDA contribution based on management’s estimate of EBITDA flow-through at approximately a 90% contribution margin. Additionally, based on management’s estimates, we estimate annual integration costs of approximately $10 million in 2026 and 2027. Based on an analysis of Global Blue’s tax free shopping sales in store for the year ended December 31, 2024, we estimate that Global Blue’s merchants processed over $500 billion of payment volume during the period, representing a significant cross-selling opportunity that we believe brings our total addressable market to $1.4 trillion.

Global Blue

Global Blue serves as a strategic technology and payments partner for retailer effectiveness and shopper experience. Global Blue is the global leader in tax-free shopping, with an approximately 70% market share in the tax-free shopping segment and more than three times the size of its next largest competitor by market share. In addition to tax-free shopping services, Global Blue also offers payment solutions, including a range of FX Solutions, for which Global Blue is a leading provider. Global Blue also provides post-purchase solutions aimed to improve the experience of both domestic and e-commerce shoppers, and has also internally developed additional growth products, including solutions focusing on the hospitality and retail industry, data analytics as well as digital marketing. Global Blue operates across more than 50 countries and has enabled millions of shoppers to claim VAT refunds on international shopping or complete international transactions in their home currency. At its core, Global Blue is a technology platform that serves a network of more than 400,000 merchant stores globally through its TFS, Payments and Post Purchase Solutions segments, facilitating millions of transactions and delivering economic benefits to a complex ecosystem of merchants, shoppers and customs and tax authorities.

Recent Developments

Chief Executive Officer Succession Planning

In December 2024, President Donald Trump nominated (the “Nomination”) Jared Isaacman, our Founder, Chief Executive Officer and Chairman of the Board, to be the next administrator of the National Aeronautics and Space Administration (“NASA”). Mr. Isaacman has announced his intention to remain as our Chief Executive Officer and Chairman of the Board subject to the ratification and confirmation by the U.S. Senate, and to retain the majority of his equity interest while reducing his voting power. As a result, Mr. Isaacman intends to continue to serve as the Chief Executive Officer and Chairman of the Board during the confirmation process. As part of planned succession planning, Taylor Lauber, our President, is expected to succeed Mr. Isaacman as our Chief Executive Officer upon Mr. Isaacman’s confirmation by the U.S. Senate.

As previously disclosed, our Board periodically reviews our leadership structure and may make such changes in the future as it deems appropriate. The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide robust oversight of management and to determine whether it continues to best serve us and our stockholders. The nominating and corporate governance committee of our Board is responsible for overseeing the our succession plan for the Chief Executive Officer and other executive officer roles. We continually strive to foster the professional development of management and team members. As a result, we have developed what we believe to be a very experienced and strong group of leaders, with their performance subject to ongoing monitoring and evaluation, as potential successors to our senior management.

On March 12, 2025, Mr. Isaacman submitted an Ethics Agreement to the Designated Agency Ethics Official at NASA in connection with his nomination. In the Ethics Agreement, Mr. Isaacman committed to take certain steps to avoid any actual or apparent conflict of interest in the event he is confirmed. This includes without limitation surrendering his high-vote shares, which will reduce his corresponding voting power to approximately 25% in line with his economic interest in the Company. Mr. Isaacman is not required to and does not intend to divest his equity interests in the Company as a result of, and in the event of, his confirmation.

Restructuring Transactions

In connection with Mr. Isaacman’s Nomination, Shift4 Payments, Inc. on April 29, 2025 entered into an agreement (the “Restructuring Transaction Agreement”) with Mr. Isaacman and his holding company (“Rook”) to simplify its organizational and capital structure, including, among other things, collapsing the Company’s current “Up-C” structure (the “Up-C Collapse”) via a taxable exchange, for which Mr. Isaacman is responsible for his own tax liabilities that will be substantial, and the assignment and waiver of the TRA (collectively, the “Restructuring Transactions”). The Restructuring Transactions will provide significant benefits to the Company, including being relieved of an estimated $542,000,000 of future TRA payments (this and the other benefits to the Company arising from the Restructuring Transactions (the “Company Benefits”). The Board delegated authority to a special committee, who engaged an independent financial advisor and independent Delaware counsel, to negotiate and approve the consideration that both parties are receiving in connection with the Restructuring Transactions. Pursuant to the Restructuring Transaction Agreement, it is expected that, among other things, the following transactions will occur substantially concurrently with Mr. Isaacman’s confirmation and appointment as administrator of NASA: (i) Rook will effect a redemption and exchange of all its of LLC Interests on a one-for-one basis for Class A common stock and will cancel the corresponding shares of Class B common stock, (ii) Rook will convert all of its shares of Class C common stock on a one-for-one basis for shares of Class A common stock, and (iii) Rook will assign all of its rights and benefits under the TRA to the Company, and each of Rook and the Company will waive any rights they may have to any tax benefit payments. The Restructuring Transactions are subject to several conditions, including the ratification and confirmation by the U.S. Senate of Mr. Isaacman’s appointment as administrator of NASA. Pursuant to the Restructuring Transaction Agreement, in consideration for the Company Benefits, including those described above, Mr. Isaacman via Rook, is expected to receive approximately $198,000,000 in value, which consists of (i) a payment of cash held by the Company as a result of previously paid tax distributions from Shift4 Payments, LLC in the amount of $80,000,000 and (ii) $118,000,000 of shares of our mandatory convertible preferred stock in a private placement (the “Private Placement”), at the public offering price set forth on the cover page of this prospectus supplement. In connection with the receipt by Rook of the mandatory convertible preferred stock in the Private Placement, Mr. Isaacman and Rook would enter into a customary lock-up agreement that will restrict their ability to sell the mandatory convertible stock and any shares of Class A common stock issued in respect thereof for 180 days after the date of this prospectus supplement. The closing of the Restructuring Transactions is contingent on this offering and the confirmation and appointment as discussed above, but the closing of this offering is not contingent upon the closing of the Restructuring Transactions or the confirmation and appointment. The cash payment described above will come from cash on hand currently at Shift4 Payments, Inc. and total consideration is subject to change depending on the date of confirmation by the U.S. Senate, which the timing and resolution thereof is uncertain.

Pending Acquisition of Global Blue

On February 16, 2025, we entered into a Transaction Agreement (the “Transaction Agreement”) with Global Blue Group Holding AG, a stock corporation incorporated under the laws of Switzerland (“Global Blue”) and, from and after its execution and delivery of a joinder thereto on February 25, 2025, GT Holding 1 GmbH, a Swiss limited liability company and indirect wholly owned subsidiary of Shift4 (“Merger Sub”). Capitalized terms used in this section but not defined herein shall have the meaning ascribed to such terms in the Transaction Agreement.

Pursuant to the Transaction Agreement, and upon the terms and subject to the conditions set forth therein, Shift4 and Merger Sub filed the Tender Offer Statement on Schedule TO with the SEC on March 21, 2025 (together with any amendments and supplements thereto, the “Schedule TO”). The Schedule TO relates to a tender offer (the “Offer”) by Merger Sub to acquire all of the outstanding (i) registered ordinary shares, nominal value of CHF 0.01 per share, of Global Blue (the “Global Blue Common Shares”), at a price per share equal to $7.50 (the “Common Shares Consideration”), (ii) registered series A convertible preferred shares, nominal value of CHF 0.01 per share, of Global Blue (the “Global Blue Series A Shares”), at a price per share equal to $10.00, and (iii) registered series B convertible preferred shares, nominal value of CHF 0.01 per share, of Global Blue (the “Global Blue Series B Shares”, and together with the Global Blue Common Shares and the GB Series A Shares, the “Global Blue Shares”), at a price per share equal to $11.81. Pursuant to an amendment to the Schedule TO filed on April 18, 2025, the Offer and withdrawal rights will expire at one minute after 11:59 p.m. New York City time, on May 6, 2025.

Pursuant to the Transaction Agreement, Merger Sub’s obligation (and our obligation to cause Merger Sub) to accept for payment (such time of acceptance, the “Acceptance Time”) and pay for any Global Blue Shares tendered pursuant to the Offer is subject to customary conditions, including that, prior to the expiration of the Offer: (i) there be validly tendered and not properly withdrawn a number of Global Blue Shares that, together with any Global Blue Shares directly or indirectly owned by us or Merger Sub, would represent at least 90% of all the Global Blue Shares outstanding at the Acceptance Time (excluding any Global Blue Shares held by Global Blue) (the “Minimum Condition”); (ii) no governmental entity of competent jurisdiction in certain applicable jurisdictions shall have enacted or promulgated any law or order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Offer that remains in effect; (iii) certain required regulatory approvals shall have been obtained, received or deemed to have been received or in the case of any applicable waiting period, such waiting period shall have terminated or expired, in each case, either unconditionally or subject only to conditions the satisfaction of which would not have a Burdensome Effect (as defined in the Transaction Agreement); (iv) the Transaction Agreement shall not have been terminated; (v) Global Blue shall have obtained a written confirmation of the Swiss Federal Tax Administration confirming that the transaction structure does not result in Swiss withholding tax being triggered or imposed on Global Blue or Merger Sub as a result of or in connection with the Global Blue Merger (as defined below) pursuant to the liquidation by proxy doctrine (stellvertretende Liquidation); and (vi) certain other customary conditions set forth in the Transaction Agreement, including on Annex C of the Transaction Agreement.

Following the completion of the Offer and provided that at such time we directly or indirectly have acquired or control at least 90% of the then outstanding Global Blue Shares (excluding Global Blue Shares held by Global Blue), we and Global Blue intend that, in accordance with the laws of Switzerland, and a merger agreement (the “Merger Agreement”) to be entered into between Merger Sub and Global Blue following the Acceptance Time, Merger Sub and Global Blue will consummate a statutory squeeze-out merger pursuant to which Global Blue will be merged with and into Merger Sub in accordance with Article 8 (2) of the Swiss Merger Act, and Merger Sub will continue as the surviving entity (the “Global Blue Merger”). At the effective time of the Global Blue Merger, each Global Blue Share (other than Global Blue Shares owned by us or Merger Sub) that is not validly tendered and accepted pursuant to the Offer after the Acceptance Time will thereupon be cancelled by operation of law as of the deletion of Global Blue from the commercial register in accordance with Article 21 (3) of the Swiss Merger Act and converted into the right to receive the Merger Consideration, and each Global Blue Share owned by us or Merger Sub will thereupon be deemed cancelled without any conversion thereof, in each case, on the terms and subject to the conditions set forth in the Merger Agreement.

The foregoing description of the Offer, the Global Blue Merger and the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the Transaction Agreement, which is included as part of our Annual Report and incorporated by reference into this prospectus supplement. See “Incorporation by Reference.”

Financing of Global Blue Merger

We intend to use the net proceeds from our issuance and sale of mandatory convertible preferred stock, proposed additional permanent debt financing of up to $1,735.0 million, together with cash on our balance sheet for (i) the payment of a portion of the cash consideration due in respect of the Global Blue Merger and related fees, costs and expenses and/or (ii) general corporate purposes, including repayment of debt, other strategic acquisitions and growth initiatives.

Bridge Facilities

While we expect to finance the Global Blue Merger with the net proceeds from this offering of mandatory convertible preferred stock, together with proceeds from proposed additional permanent debt financing of up to

$1,735.0 million and cash on our balance sheet, on February 16, 2025, in connection with the Transaction Agreement, Shift4 Payments, LLC, entered into a commitment letter (the “Original Debt Commitment Letter”) with GS, pursuant to which GS committed to (i) provide Shift4 Payments, LLC with 364-day bridge loan facilities in an aggregate principal amount of $1.795 billion (the “Bridge Facilities”), consisting of (x) a senior secured 364-day bridge loan facility in an aggregate principal amount of $1.0 billion (the “Senior Secured Bridge Facility”) and (y) a senior unsecured 364-day bridge loan facility in an aggregate principal amount of $795.0 million (the “Senior Unsecured Bridge Facility”), in each case, subject to customary conditions, and (ii) to backstop (the “Revolver Backstop”) an amendment to, or replacement of, the Revolving Credit Facility under the Original Credit Agreement, in the event that the Revolver Amendment was not entered into prior to the Acceptance Time. On March 18, 2025, Shift4 Payments, LLC and GS amended and restated the Original Debt Commitment Letter pursuant to an amended and restated commitment letter (the “Debt Commitment Letter”) to, among other things, (i) join Citigroup Global Markets Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Banco Santander S.A., New York Branch, Barclays Bank PLC, and Citizens Bank, N.A., and/or certain of their respective affiliates (together with GS, collectively, the “Commitment Parties”) as commitment parties thereunder, and (ii) reflect the termination of the Revolver Backstop, effective immediately after Shift4 Payments, LLC’s entry into the Revolver Amendment. The Bridge Facilities are available together with cash on hand and the Revolving Credit Facility to, among other things, finance the consideration payable by us and our subsidiaries under the Transaction Agreement, refinance certain indebtedness of Global Blue and its subsidiaries, and to pay costs, fees and expenses in connection with the Bridge Facilities and the transactions contemplated by the Transaction Agreement. Prior to the funding thereof, Shift4 Payments, LLC may, at its election, reallocate the commitments under the Bridge Facilities among the Senior Secured Bridge Facility and the Senior Unsecured Bridge Facility. The consummation of the Offer and the Global Blue Merger are not subject to any financing condition. The foregoing description of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Debt Commitment Letter, which is included as part of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 and incorporated by reference into this prospectus supplement. See “Incorporation by Reference.” In addition, following consummation of the Global Blue Merger, we may seek to increase the amount of borrowings available under the Revolving Credit Facility by up to $100.0 million.

We will have broad discretion to use the net proceeds of this offering if the Global Blue Merger is not consummated. If the proposed Global Blue Merger has not closed as of 5:00 p.m., New York City time on September 30, 2025 (or February 16, 2026 if such date is extended pursuant to the Transaction Agreement) or if, before such time, the Transaction Agreement is terminated in accordance with its terms or our board of directors determines, in its reasonable judgment, that the closing of the Global Blue Merger will not occur, then we may exercise our option to redeem all, but not less than all, of the mandatory convertible preferred stock, or we may use the net proceeds of this offering for other purposes, which may include, repayment of debt, strategic acquisitions, growth initiatives and other general corporate purposes. See “Risk Factors—Risks Related to the Offering, Our Mandatory Convertible Preferred Stock and Our Class A Common Stock—We cannot assure you that the Global Blue Merger will be consummated on the terms or timetable currently anticipated or at all, and the closing of this offering of the Mandatory Convertible Preferred Stock is not conditioned on the consummation of the Global Blue Merger” and “Use of Proceeds.”

Global Blue Preliminary Results for the Year Ended March 31, 2025

We have presented below certain preliminary financial data, prepared by Global Blue’s management, representing Global Blue’s estimates for the year ended March 31, 2025. Global Blue is in the process of finalizing its financial data as of and for the year ended March 31, 2025. The preliminary estimates are based on currently available information and do not present all information necessary for an understanding of Global Blue’s financial data as of and for the year ended March 31, 2025. Global Blue has provided ranges for certain financial data, rather than specific amounts, because these results are preliminary and subject to change. The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, Global Blue’s management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, and PricewaterhouseCoopers SA, Global Blue’s independent registered public accounting firm, have not audited, reviewed, examined, complied, nor applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP and PricewaterhouseCoopers SA do not express an opinion or any other form of assurance with respect thereto.

Global Blue will complete the preparation of its financial statements as of and for the year ended March 31, 2025 following the completion of this offering. Although the management of Global Blue is currently unaware of any items that would require us to make adjustments to the information set forth below, it is possible that the management of Global Blue may identify such items as Global Blue completes its financial statements and any resulting changes could be material. Accordingly, undue reliance should not be placed on these preliminary estimates. These preliminary estimates are forward-looking statements, not necessarily indicative of any future period, and should be read together with the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” and Global Blue’s consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

For the year ended March 31, 2025, Global Blue expects to report:

•	Total Sales in Store (SiS) of approximately EUR 32.8 billion to EUR 33.0 billion

•	Revenue of approximately EUR 506 million to EUR 510 million

•	Adjusted EBITDA of approximately EUR 201 million to EUR 204 million

•	Capital expenditures of approximately EUR 50 million to EUR 51 million

•	Cash and cash equivalents of approximately EUR 123 million to EUR 125 million

The table below presents Global Blue’s preliminary revenue and adjusted EBITDA for the year ended March 31, 2025:

	Year Ended March 31,		Year Ended March 31, 2025		Year Ended March 31, 2025 vs. Year Ended March 31, 2024
(in EUR millions)	2023	2024	Low	High
			(estimated and unaudited)		(estimated and unaudited)
Revenue	312	422	506	510	20%
Adjusted EBITDA	78	149	201	204	36%

The table below provides a reconciliation between profit/(loss) for the period to adjusted EBITDA for the periods presented:

Adjusted EBITDA

	Year Ended March 31,		Year Ended March 31, 2025
(in EUR millions)	2023	2024	Low	High
	(unaudited)		(estimated and unaudited)
Profit/(Loss) for the period	(23)	21	93	95
Profit Margin (%)	(8%)	5%	18%	18%
Income tax expense	1	27	41	42
Net finance (income)/costs	37	50	(1)	(1)
Exceptional items(a)	13	7	13	13
Depreciation and amortization	51	44	54	54

Adjusted EBITDA	78	149	201	204

Adjusted EBITDA Margin (%)	25%	35%	40%	40%

(a)

Exceptional items consist of items such as share-based payment transactions and related other expenses, the change in fair value of warrants and put options, business and corporate restructuring expenses and other exceptional items, which the board of directors considers as not directly related to ordinary business operations and which are not included in the assessment of management performance.

Corporate Information

We are a Delaware corporation and were established on November 5, 2019. Our corporate headquarters are located at 3501 Corporate Parkway, Center Valley, PA 18034. Our telephone number is (888) 276-2108. Our principal website address is www.shift4.com. The information on any of our websites is not part of, and is not incorporated by reference into, this prospectus supplement.

Shift4 Payments, Inc. is a holding company whose principal assets are the LLC Interests it holds in Shift4 Payments, LLC.

THE OFFERING

The following summary contains basic information about this offering. It does not contain all of the information that is important to you. You should read this prospectus supplement and the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and any free writing prospectus we may provide you in connection with this offering carefully before making an investment decision.

As used in this section, references to “Shift4 Payments, Inc.,” “the Issuer,” “we,” “us” and “our” mean Shift4 Payments, Inc., excluding its subsidiaries and affiliates.

Issuer	Shift4 Payments, Inc.

Securities Offered	7,500,000 shares of our Series A % mandatory convertible preferred stock, par value $0.0001 per share (the “mandatory convertible preferred stock”). We have granted the underwriters an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional 1,125,000 shares of mandatory convertible preferred stock solely to cover over-allotments, if any.

Public Offering Price	$ per share of the mandatory convertible preferred stock.

Private Placement	Pursuant to the Restructuring Transaction Agreement, in partial consideration for the Company Benefits as more fully described under “—Recent Developments,” $118,000,000 of shares of our mandatory convertible preferred stock is expected to be issued to Rook in the Private Placement, at the public offering price set forth above. Such shares of mandatory convertible preferred stock would be subject to a customary lock-up agreement restricting the sale of such shares of mandatory convertible preferred stock and any shares of Class A common stock issued in respect thereof for 180 days after the date of this prospectus supplement.

Liquidation Preference	$100.00 per share of the mandatory convertible preferred stock.

Minimum Conversion Rate	shares of Class A common stock per share of mandatory convertible preferred stock, subject to adjustment.

Maximum Conversion Rate	shares of Class A common stock per share of mandatory convertible preferred stock, subject to adjustment.

Minimum Conversion Price	$ per share of Class A common stock, subject to adjustment. The initial minimum conversion price is equal to the last reported sale price of our Class A common stock on , 2025.

Maximum Conversion Price	$ per share of Class A common stock, subject to adjustment.

Floor Price	35% of the minimum conversion price. The initial floor price is $ per share of Class A common stock, subject to adjustment.

Dividend Payment Dates	February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2025 and ending on, and including, May 1, 2028.

Regular Record Dates	January 15, April 15, July 15 and October 15 immediately preceding the applicable dividend payment date.

Dividends	The mandatory convertible preferred stock will accumulate cumulative dividends at a rate per annum equal to % on the liquidation preference thereof, whether or not declared or funds are legally available for their payment. Subject to the rights of holders of any dividend senior stock and the other provisions described in this prospectus supplement, such dividends will be payable when, as and if declared by our board of directors, out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on each dividend payment date to the preferred stockholders of record as of the close of business on the regular record date immediately preceding the applicable dividend payment date. No interest, dividend or other amount will accrue or accumulate on any dividend on the mandatory convertible preferred stock that is not declared or paid on the applicable dividend payment date. If declared in full for payment in cash, the first scheduled dividend on the mandatory convertible preferred stock payable on August 1, 2025 will be approximately $ per share, assuming that the initial closing of this offering of mandatory convertible preferred stock occurs on , 2025. Each subsequent scheduled quarterly dividend, if declared in full for payment in cash, will be $ per share.

Declared dividends on the mandatory convertible preferred stock will be payable, at our election, in cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, in the manner, and subject to the provisions, described in this prospectus supplement. If we elect to pay any portion of a declared dividend in shares of our Class A common stock, then those shares will be valued at the “dividend stock price” (as defined in this prospectus supplement). However, the number of shares of Class A common stock that we will deliver as payment for any declared dividend will be limited to a maximum number equal to the total dollar amount of the declared dividend (including any portion thereof that we have not elected to pay in shares of our Class A common stock) divided by the floor price. If the number of shares that we deliver is limited as a result of this provision, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash.

See “Description of Mandatory Convertible Preferred Stock—Dividends.”

Mandatory Conversion	Unless previously converted or redeemed, each share of mandatory convertible preferred stock will automatically convert, for settlement on the “mandatory conversion settlement date,” which is scheduled to occur on May 1, 2028.

The conversion rate that will apply to mandatory conversions (the “mandatory conversion rate”) will be determined based on the average of the “daily VWAPs” (as defined in this prospectus supplement) over the “mandatory conversion observation period,” which is the 20 consecutive “VWAP trading days” (as defined in this prospectus supplement) beginning on, and including, the 21st “scheduled trading day” (as defined in this prospectus supplement) immediately before May 1, 2028. We refer to this average as the “mandatory conversion stock price.” As more fully described under the caption “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Mandatory Conversion,” the mandatory conversion rate will generally be as follows:

However, if an “unpaid accumulated dividend amount” (as defined in this prospectus supplement) exists as of the last VWAP trading day of the mandatory conversion observation period (the “mandatory conversion date”), then we will, in certain circumstances described in this prospectus supplement, increase the applicable conversion rate to compensate preferred stockholders for such unpaid accumulated dividend amount. For purposes of calculating the increase to the applicable conversion rate, our Class A common stock will be valued at the greater of (i) the “dividend make-whole stock price” (as defined in this prospectus supplement) and (ii) the floor price. However, if the floor price exceeds the dividend make-whole stock price, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash to the converting preferred stockholders.

See “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Mandatory Conversion.”

Early Conversion at the Option of the Preferred Stockholders	Preferred stockholders will have the right to convert all or any portion of their shares of mandatory convertible preferred stock at any time until the close of business on the mandatory conversion date. Early conversions (other than in connection with a “make-whole fundamental change” (as defined in this prospectus supplement)) will be settled at the minimum conversion rate.

However, if an unpaid accumulated dividend amount exists as of the relevant early conversion date, then we will, in certain circumstances described in this prospectus supplement, increase the applicable conversion rate to compensate preferred stockholders for such unpaid accumulated dividend amount. For purposes of calculating the increase to the applicable conversion rate, our Class A common stock will be valued at the greater of the dividend make-whole stock price and the floor price. If the floor price exceeds the dividend make-whole stock price, then we will have no obligation to pay the related deficiency in cash or any other consideration.

Early Conversion in Connection with a Make-Whole Fundamental Change	If a make-whole fundamental change occurs, then preferred stockholders will, in certain circumstances, be entitled to convert their mandatory convertible preferred stock at an increased conversion rate for a specified period of time. We refer to such a conversion as a “make-whole fundamental change conversion.”

In addition, upon a make-whole fundamental change conversion, we will, in certain circumstances described in this prospectus supplement, pay an additional amount to converting preferred stockholders to compensate them for the unpaid accumulated dividend amount, if any, and a “future dividend present value amount” (as defined in this prospectus supplement). We will pay this additional amount in cash, to the extent we are legally able to do so, unless we elect to pay all or any portion thereof in shares of our Class A common stock. If we elect to pay all or any portion of the unpaid accumulated dividend amount or future dividend present value amount in shares of our Class A common stock, then those shares will be valued at the greater of the dividend make-whole stock price and the floor price. However, if the floor price exceeds the dividend make-whole stock price, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash to the converting preferred stockholders.

See “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period.”

Optional Redemption Upon an Acquisition Non-Occurrence Event

If the proposed Global Blue Merger has not closed as of 5:00 p.m., New York City time, on September 30, 2025 (or February 16, 2026 if the “End Date” is extended pursuant to the Transaction Agreement), or if, before such time, the Transaction Agreement is terminated in accordance with its terms or our board of directors determines, in its reasonable judgment, that the closing of the Global Blue Merger will not occur, then we may exercise our option to redeem all, but not less than all, of the mandatory convertible preferred stock, or we may use the net proceeds of this offering for other purposes, which may include repayment of debt, strategic acquisitions, growth initiatives and other general corporate purposes. The completion of this offering is not contingent on the consummation of the Global Blue Merger, which, if consummated, will occur subsequent to the completion of this offering.

See “Risk Factors—Risks Related to the Offering, Our Mandatory Convertible Preferred Stock and Our Class A Common Stock—We cannot assure you that the Global Blue Merger will be consummated on the terms or timetable currently anticipated or at all, and the closing of this offering of the Mandatory Convertible Preferred Stock is not conditioned on the consummation of the Global Blue Merger.”

If the average of the last reported sale prices per share of our Class A common stock for the five consecutive trading days ending on, and including, the trading day immediately before the date we send the related redemption notice (such average, the “redemption stock price”) does not exceed the minimum conversion price, then the redemption price per share of mandatory convertible preferred stock will consist of cash in an amount equal to the liquidation preference per share plus accumulated and unpaid dividends to, but excluding, the redemption date; provided, however, that if the acquisition non-occurrence redemption date is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then (i) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such dividend payment date, such declared dividend on such share; and (ii) the redemption price will not include such declared dividend. If the redemption stock price exceeds the minimum conversion price, then the redemption price will consist of a “redemption option value share amount” and a “redemption dividend value dollar amount” (each, as defined in this prospectus supplement), which will be payable, at our election, in cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, in the manner, and subject to the provisions, described in this prospectus supplement.

See “Description of Mandatory Convertible Preferred Stock—Optional Redemption Upon an Acquisition Non-Occurrence Event.”

Voting Rights	The mandatory convertible preferred stock will have no voting rights except as described in this prospectus supplement or as provided in our amended and restated certificate of incorporation (as defined below) or required by the Delaware General Corporation Law.

If accumulated dividends on the outstanding mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the mandatory convertible preferred stock and ending on, but excluding, August 1, 2025), whether or not consecutive, then, subject to the other provisions described in this prospectus supplement, we will cause the authorized number of our directors to be increased by two and the holders of the mandatory convertible preferred stock, voting together as a single class with the holders of each class or series of “voting parity stock” (as defined in this prospectus supplement), if any, will have the right to elect two directors (the “preferred stock directors”) to fill such two new directorships at our next annual meeting of stockholders (or, if earlier, at a special meeting of our stockholders called for such purpose in accordance with the procedures described below under the caption “Description of Mandatory Convertible Preferred Stock—Voting Rights—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event”). If, thereafter, all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been paid in full, then the right of the holders of the mandatory convertible preferred stock to elect two preferred stockholders will terminate. Upon the termination of such right with respect to the mandatory convertible preferred stock and all other outstanding voting parity stock, if any, the term of office of each person then serving as a preferred stock director will immediately and automatically terminate and the authorized number of our directors will automatically decrease by two.

Subject to the exceptions and limitations described in this prospectus supplement, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, representing at least two thirds of the combined outstanding voting power of the mandatory convertible preferred stock and such voting parity stock will be required for certain transactions or events, including (i) certain amendments to our amended and restated certificate of incorporation or the certificate of designations establishing the terms of the mandatory convertible preferred stock; (ii) certain consolidations, combinations and mergers involving us; and (iii) certain binding or statutory share exchanges or reclassifications involving the mandatory convertible preferred stock.

Ranking	The mandatory convertible preferred stock will rank as follows:

•

senior to (i) “dividend junior stock” (as defined in this prospectus supplement, and which includes our Class A common stock, Class B common stock and Class C common stock) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined in this prospectus supplement, and which includes our Class A common stock, Class B common stock and Class C common stock) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•

equally with (i) “dividend parity stock” (as defined in this prospectus supplement) with respect to the payment of dividends; and (ii) “liquidation parity stock” (as defined in this prospectus supplement) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•

junior to (i) “dividend senior stock” (as defined in this prospectus supplement) with respect to the payment of dividends; and (ii) “liquidation senior stock” (as defined in this prospectus supplement) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•	junior to our existing and future indebtedness and other liabilities, including our Convertible Notes; and

•

structurally junior to all of our subsidiaries’ existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock, including the 4.625% Senior Notes due 2026 and 6.750% Senior Notes due 2032 issued by Shift4 Payments, LLC and Shift4 Payments Finance Sub, Inc.

As of March 31, 2025, excluding intercompany indebtedness, Shift4 Payments, Inc. and its consolidated subsidiaries had approximately $2,872.5 million total principal amount of consolidated debt outstanding and no outstanding class of equity securities that would rank equally with or senior to the mandatory convertible preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up.

Use of Proceeds	The net proceeds from our issuance and sale of mandatory convertible preferred stock are expected to be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional mandatory convertible preferred stock from us), after deducting the underwriting discount. We intend to use the net proceeds from our issuance and sale of mandatory convertible preferred stock, proposed additional permanent debt financing of up to $1,735.0 million, together with cash on our balance sheet for (i) the payment of a portion of the cash consideration due in respect of the Global Blue Merger and related fees, costs and expenses and/or (ii) general corporate purposes, including repayment of debt, other strategic acquisitions and growth initiatives. See “Use of Proceeds.”

Material U.S. Federal Income Tax Considerations	The material U.S. federal income tax consequences relating to the purchase, ownership, conversion and disposition of our mandatory convertible preferred stock and the ownership and disposition of our Class A common stock received in respect of our mandatory convertible preferred stock are described in “Material U.S. Federal Income Tax Considerations.”

Listing	Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We intend to apply to have the mandatory convertible preferred stock listed on the NYSE under the symbol “FOUR PRA.” If the listing is approved, we expect trading to commence within 30 days after the date the mandatory convertible preferred stock is first issued.

The NYSE Symbol for Our Class A Common Stock	Our Class A common stock is listed on the NYSE under the symbol “FOUR.”

Transfer Agent and Registrar	Equiniti Trust Company, LLC is the transfer agent, registrar and conversion and dividend disbursing agent for the mandatory convertible preferred stock.

Book-Entry Form	We will initially issue the mandatory convertible preferred stock in the form of one or more global certificates registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), which we will deposit with the transfer agent as custodian for DTC. Beneficial interests in global certificates will be shown on, and transfers of mandatory convertible preferred stock represented by global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing any mandatory convertible preferred stock. See “Description of Mandatory Convertible Preferred Stock—Book Entry, Settlement and Clearance.”

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in shares of our mandatory convertible preferred stock.

Shares Outstanding Following the Offering

Immediately after the consummation of this offering, 7,500,000 (or 8,625,000, if the underwriters fully exercise their option to purchase additional mandatory convertible preferred stock) shares of mandatory convertible preferred stock and 67,471,354 shares of our Class A common stock will be outstanding. The number of outstanding shares of our Class A common stock is based on 67,471,354 shares outstanding as of April 28, 2025 and excludes, as of that date:

(a)

     (or      if the underwriters fully exercise their option to purchase additional mandatory convertible preferred stock) shares of Class A common stock issuable upon conversion of the mandatory convertible preferred stock, including the mandatory convertible preferred stock we expect to issue in the Restructuring Transactions, at the initial maximum conversion rate;

(b)	additional shares of Class A common stock that we may elect to issue as payment for all or any portion of declared dividends on the mandatory convertible preferred stock;

(c)	any shares of Class A common stock issuable upon conversion of our 2025 Convertible Notes and our 2027 Convertible Notes;

(d)

2,193,791 shares of our Class A common stock issuable upon the vesting of outstanding restricted stock units (“RSUs”) and performance RSUs (“PRSUs”) as of April 28, 2025 under our 2020 Incentive Award Plan, as amended and restated in June 2022 (the “Restated Equity Plan”);

(e)	3,155,808 shares of our Class A common stock reserved for issuance as of April 28, 2025 under the Restated Equity Plan; and

(f)	any share of Class A common stock issuable pursuant to the Restructuring Transactions.

SUMMARY CONDENSED CONSOLIDATED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA OF SHIFT4 PAYMENTS, INC.

The following tables present the summary historical consolidated financial and other data for Shift4 Payments, Inc. The summary condensed consolidated balance sheet data as of December 31, 2024 and the summary consolidated statements of operations data and the statements of cash flows data for the years ended December 31, 2022, 2023 and 2024 are derived from the audited consolidated financial statements of Shift4 Payments, Inc. contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The summary condensed consolidated balance sheet data as of March 31, 2025 and the summary consolidated statements of operations data and the statements of cash flows data for the three months ended March 31, 2024 and 2025 are derived from the unaudited interim consolidated financial statements of Shift4 Payments, Inc. contained in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025. We have prepared the unaudited condensed consolidated financial data on the same basis as the audited financial statements. We have included, in our opinion, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair statement of the financial information set forth in those unaudited interim condensed consolidated financial statements.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period. The results for any interim period are not necessarily indicative of the results that may be expected for the full year.

The tables below also present the summary unaudited pro forma condensed combined financial information. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the unaudited condensed consolidated balance sheet of Shift4 as of March 31, 2025 with the unaudited consolidated statement of financial position of Global Blue as of December 31, 2024, giving effect Transactions as if they had been consummated on March 31, 2025. The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 combines the unaudited condensed consolidated statement of operations of Shift4 for the three months ended March 31, 2025 with the unaudited consolidated income statement of Global Blue for the three months ended December 31, 2024, giving effect to the Transactions as if they had been consummated on January 1, 2024. The summary unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the audited consolidated statement of operations of Shift4 for the year ended December 31, 2024 with the unaudited consolidated income statement of Global Blue for the twelve months ended December 31, 2024, giving effect to the Transactions as if they had been consummated on January 1, 2024. The unaudited consolidated income statement of Global Blue for the twelve months ended December 31, 2024 was derived from (i) the historical unaudited consolidated income statement of Global Blue for the nine months ended December 31, 2024; plus (ii) the historical audited income statement of Global Blue for the year ended March 31, 2024; less (iii) the historical unaudited consolidated income statement of Global Blue for the nine months ended December 31, 2023.The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma condensed combined financial information herein has been adjusted to depict the accounting for the Transactions, which reflect the application of the accounting required by GAAP, linking the effects of the Transactions to the historical consolidated financial statements. In the opinion of our management, the unaudited condensed consolidated pro forma financial data includes all adjustments necessary to present a fair statement of the pro forma financial information. The summary unaudited pro forma condensed combined financial data are for informational purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any other date, and such data does not purport to project our results of operations for any future period.

The Transaction will be accounted for as a business combination using the acquisition method of accounting. The pro forma information is for illustrative purposes and is not necessarily indicative of the results that may be expected in the future. The pro forma information presented, including the allocation of the purchase price, is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed, available information as of the date of this prospectus supplement and our assumptions, and will be revised as additional information becomes available. The final purchase price allocation is dependent on, among other things, the finalization of the preliminary asset and liability valuations. The actual adjustments to our consolidated financial statements upon closing of the Transaction will depend on a number of factors, including additional information available and the actual balance of our net assets on the closing date. Therefore, the actual adjustments will differ from the pro forma adjustments, and the differences may be material. Any final adjustments will change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed consolidated financial data, including a change to goodwill and net income.

The information set forth below should be read together with the section entitled “Basis of Presentation—Presentation of Financial Information,” “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, and our Current Report on Form 8-K filed on April 30, 2025, which are incorporated by reference into this prospectus supplement.

	Year Ended December 31, (audited)			Pro Forma Year Ended December 31, 2024 (unaudited)	Three Months Ended March 31,		Pro Forma Three Months Ended March 31,
(in USD millions)	2022	2023	2024	2024	2024	2025	2025 (unaudited)
Consolidated Statements of Operations:
Gross revenue	$1,993.6	$2,564.8	$3,330.6	$3,856.8	$707.4	$848.3	$988.5
Cost of sales (exclusive of certain depreciation and amortization expense shown separately below)	(1,523.4)	(1,877.0)	(2,357.5)	(2,477.7)	(519.6)	(591.3)	(625.0)
General and administrative expenses	(267.4)	(329.3)	(459.5)	(767.4)	(107.1)	(154.0)	(220.9)
Revaluation of contingent liabilities	36.6	(23.1)	(4.0)	(4.0)	(2.1)	3.7	3.7
Depreciation and amortization expense	(96.5)	(153.8)	(199.5)	(299.6)	(44.8)	(56.0)	(81.1)
Impairment of intangible assets	—	(18.6)	—	—	—	—	—
Professional expenses	(33.3)	(33.1)	(41.4)	(55.9)	(8.0)	(18.6)	(22.2)
Advertising and marketing expenses	(14.9)	(15.1)	(21.7)	(26.5)	(4.4)	(6.7)	(7.7)

Income from operations	94.7	114.8	247.0	225.7	21.4	25.4	35.3

Interest income	10.8	31.9	33.7	40.3	5.4	12.4	14.9
Other income (expense), net	0.5	(3.9)	1.8	1.8	1.4	(1.2)	(1.2)
Gain on investments in securities	15.1	12.2	66.7	66.7	11.0	0.3	0.3
Change in TRA liability	(1.7)	(3.4)	(289.0)	(289.0)	(1.2)	3.0	3.0
Interest expense	(32.5)	(32.1)	(61.8)	(191.5)	(8.1)	(28.5)	(57.9)

Income (loss) before income taxes	$86.9	$119.5	$(1.6)	$(146.0)	29.9	11.4	(5.6)
Income tax benefit (expense)	(0.2)	3.4	296.1	300.3	(1.4)	8.1	8.1

Net income	$86.7	$122.9	$294.5	$154.3	$28.5	$19.5	$2.5

Net income (loss) attributable to noncontrolling interests	11.6	36.7	64.9	30.9	7.9	2.8	(0.4)
Net income attributable to Shift4 Payments, Inc.	75.1	86.2	229.6	123.4	20.6	16.7	2.9

	Year Ended December 31, (audited)			Three Months Ended March 31,
(in USD millions)	2022	2023	2024	2024	2025
				(unaudited)
Consolidated Statements of Cash Flows:
Net cash provided by operating activities	$275.4	$346.0	$500.3	$115.0	$96.6
Net cash used in investing activities	(516.8)	(301.9)	(691.1)	(39.7)	(85.0)
Net cash provided by (used in) financing activities	(214.6)	(109.9)	929.2	(88.1)	(80.7)

(in USD millions)	As of December 31, 2024 (audited)	As of March 31, 2025 (audited)	Pro Forma As of March 31, 2025 (unaudited)
Consolidated Balance Sheet(1):
Cash and cash equivalents	$1,211.9	$1,167.3	$1,047.2
Liquidity(2)	1,661.9	1,617.3	1,497.2
Total assets	5,041.4	5,003.7	8,176.2
Total liabilities	4,023.7	3,987.7	6,457.0
Retained deficit	(228.2)	(259.6)	(290.8)
Additional paid-in capital	1,063.0	1,067.4	904.1
Noncontrolling interests	211.1	210.8	377.3
Total stockholders’ equity	1,017.7	1,016.0	1,719.2

	Year Ended December 31,			Three Months Ended March 31,
(in USD)	2022	2023	2024	2024	2025
Other Financial Data (unaudited):
Volume (in billions)(3)	$72	$109	$165	$33	$45
Gross revenue less network fees (in millions)(4)	727.5	940.4	1,354.4	263.7	368.5
EBITDA (in millions)(4)	257.7	334.3	323.1	98.7	112.7
Adjusted EBITDA (in millions)(4)	289.7	459.9	677.4	121.7	168.5
Capital Expenditures (in millions)(5)	104.5	135.6	173.9	40.4	50.0
Free Cash Flow (in millions)(4)	170.9	210.4	326.4	74.6	46.6
Adjusted Free Cash Flow (in millions)(4)	147.2	273.5	399.2	78.2	70.5

(in USD millions, except ratios)	As of March 31, 2025, (unaudited)	Pro Forma As of March 31, 2025 (unaudited)
As Adjusted Financial Data(6):
Liquidity(2)	$1,617.3	$1,497.2
Total debt(7)	2,843.5	4,560.0
Total net debt(8)	1,676.2	3,512.8

(1)

Certain cash balances, amounts payable under the TRA, and the aggregate principal amount of $690.0 million of 2025 Convertible Notes and $632.5 million of 2027 Convertible Notes are held by Shift4 Payments, Inc. directly.

(2)

On an actual basis, Liquidity represents cash plus $450.0 million borrowing availability under the Revolving Credit Facility. On a pro forma basis, Liquidity represents cash plus $450.0 million borrowing availability under the Revolving Credit Facility.

(3)

Volume is defined as the total dollar amount of payments that we deliver for settlement on behalf of our merchants. Included in volume are dollars routed via our international payments platform and alternative payment methods, including cryptocurrency and stock donations, plus volume we route to one or more third party merchant acquirers on behalf of strategic enterprise merchant relationships. This volume does not include volume processed through our legacy gateway-only offering. For a description of volume, see

“Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Indicators and Non-GAAP Measures” in our Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this prospectus supplement, and “Basis of Presentation—Key Terms and Performance Indicators Used in this Prospectus Supplement; Non-GAAP Financial Measures.”
(4)

We use supplemental measures of our performance which are derived from our consolidated financial information but which are not presented in our consolidated financial statements prepared in accordance with GAAP. These non-GAAP financial measures include gross revenue less network fees, which includes interchange and assessment fees; earnings before interest expense, income taxes, depreciation, and amortization, or EBITDA; Adjusted EBITDA; Free Cash Flow; and Adjusted Free Cash Flow. Gross revenue less network fees represents a key performance metric that management uses to measure changes in the mix and value derived from our customer base as we continue to execute our strategy to expand our reach to serve larger, complex merchants. Adjusted EBITDA is the primary financial performance measure used by management to evaluate its business and monitor results of operations. Adjusted Free Cash Flow is useful for management to measure the funds generated in a given period that are available to invest in the business, to repurchase stock and to make strategic decisions.

(5)	Shift4 capital expenditures include acquired equipment to be leased, capitalized software development costs and acquired property, plant and equipment.
(6)	As adjusted financial data is adjusted to give effect to the Financing Transactions. See “Use of Proceeds” and “Capitalization.”
(7)	Total debt excludes issuance costs and unamortized capitalized loan fees.
(8)	Total net debt reflects total debt less cash and cash equivalents.

Adjusted EBITDA represents EBITDA further adjusted for certain non-cash and other nonrecurring items that management believes are not indicative of ongoing operations. These adjustments include acquisition, restructuring and integration costs, revaluation of contingent liabilities, unrealized gains or losses on investments in securities, changes in TRA liability, equity-based compensation expense, and foreign exchange and other nonrecurring items. The financial impact of certain elements of these activities is often significant to our overall financial performance and can adversely affect the comparability of our operating results and investors’ ability to analyze the business from period to period. We use non-GAAP financial measures to supplement financial information presented on a GAAP basis. We believe that excluding certain items from our GAAP results allows management to better understand our consolidated financial performance from period to period and better project our future consolidated financial performance as forecasts are developed at a level of detail different from that used to prepare GAAP-based financial measures. Moreover, we believe these non-GAAP financial measures provide our stakeholders with useful information to help them evaluate our operating results by facilitating an enhanced understanding of our operating performance and enabling them to make more meaningful period to period comparisons. There are limitations to the use of the non-GAAP financial measures presented in this prospectus supplement. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes.

Gross revenue less network fees represents gross revenue further adjusted to exclude network fees, other costs of sale (exclusive of certain depreciation of equipment under lease) and depreciation of equipment under lease, as further adjusted to include other cost of sales and depreciation of equipment under lease.

Free Cash Flow represents net cash provided by operating activities adjusted for certain capital expenditures. Adjusted Free Cash Flow represents Free Cash Flow further adjusted for certain transactions that are not indicative of future operating cash flows, including acquisition, restructuring and integration costs, the impact of timing of annual performance bonuses, other nonrecurring expenses, and nonrecurring strategic capital expenditures that are not indicative of ongoing activities. We believe Adjusted Free Cash Flow is useful to measure the funds generated in a given period that are available to invest in the business, to repurchase stock and to make strategic decisions.

The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for financial information prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of gross revenue less network fees, EBITDA and Adjusted EBITDA to their most directly comparable GAAP financial measures are presented below. We encourage you to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented. In future periods, we may exclude such items and may incur income and expenses similar to these excluded items.

The tables below provide reconciliations of gross profit to gross revenue less network fees, net income on a consolidated basis for the periods presented to EBITDA and Adjusted EBITDA and net cash provided by operating activities to Free Cash Flow and Adjusted Free Cash Flow.

Gross revenue less network fees:

(unaudited)	Year Ended December 31,			Three Months Ended March 31,
(in USD millions)	2022	2023	2024	2024	2025
Gross revenue	$1,993.6	$2,564.8	$3,330.6	$707.4	$848.3
Less: Network fees	(1,266.1)	(1,624.4)	(1,976.2)	(443.7)	(479.8)
Less: Other costs of sales (exclusive of certain depreciation of equipment under lease)	(257.3)	(252.6)	(381.3)	(75.9)	(111.5)

	470.2	687.8	973.1	187.8	257.0
Less: Depreciation of equipment under lease	(28.4)	(35.3)	(54.4)	(11.9)	(16.3)

Gross profit(a)	$441.8	$652.5	$918.7	$175.9	$240.7

Add back: Other costs of sales	257.3	252.6	381.3	75.9	111.5
Add back: Depreciation of equipment under lease	28.4	35.3	54.4	11.9	16.3

Gross revenue less network fees	727.5	940.4	1,354.4	263.7	368.5

(a)

The determination of gross profit is inclusive of depreciation of equipment under lease that is included in Depreciation and amortization expense in the Consolidated Statements of Operations. The table reflects the determination of gross profit for all periods presented. Although gross profit is not presented on the Consolidated Statements of Operations, it represents the most comparable metric calculated under U.S. GAAP to non-GAAP gross revenues less network fees.

EBITDA and Adjusted EBITDA:

	Year Ended December 31, (unaudited)			Three Months Ended March 31,
(unaudited)	2022	2023	2024	2024	2025
(in USD millions)
Net Income	$86.7	$122.9	$294.5	28.5	19.5
Interest expense	32.5	32.1	61.8	8.1	28.5
Interest income	(10.8)	(31.9)	(33.7)	(5.4)	(12.4)
Income tax (benefit) expense	0.2	(3.4)	(296.1)	1.4	(8.1)
Depreciation and amortization expense	149.1	214.6	296.6	66.1	85.2
EBITDA	257.7	334.3	323.1	98.7	112.7
Acquisition, restructuring and integration costs(a)	28.2	28.3	38.8	4.0	27.5
Revaluation of contingent liabilities(b)	(36.6)	23.1	4.0	2.1	(3.7)
Impairment of intangible assets(c)	—	18.6	—	—	—
Gains on investments in securities(d)	(15.1)	(12.2)	(66.7)	(11.0)	(0.3)
Change in TRA liability(e)	1.7	3.4	289.0	1.2	(3.0)
Equity-based compensation(f)	50.4	59.1	67.9	23.2	27.2
Foreign exchange and other nonrecurring items(g)	3.4	5.3	21.3	3.5	8.1
Adjusted EBITDA	$289.7	$459.9	$677.4	121.7	168.5

(a)

For the year ended December 31, 2024, primarily consisted of $19.7 million of acquisition-related costs and $18.6 million of restructuring costs. For the year ended December 31, 2023, primarily consisted of $23.2 million of acquisition-related costs and $4.6 million of restructuring costs. For the year ended December 31, 2022, primarily consisted of $23.7 million of acquisition-related costs. For the three months ended March 31, 2025, consisted of $13.8 million of acquisition-related costs and $13.7 million of restructuring costs. For the three months ended March 31, 2024, primarily consisted of $2.6 million of acquisition-related costs.

(b)	Consisted of fair value adjustments to contingent liabilities arising from acquisitions.
(c)

See Note 7 to the consolidated financial statements incorporated by reference to this prospectus supplement for more information on the impairment of intangible assets recognized during the year ended December 31, 2023.

(d)	See Note 12 to the consolidated financial statements incorporated by reference to this prospectus supplement for more information on the investments in non-marketable securities.
(e)	See Note 13 to the consolidated financial statements incorporated by reference to this prospectus supplement for more information on the TRA.
(f)

Consisted of equity-based compensation expense for RSUs, including employer taxes for vested RSUs. See Note 19 to the consolidated financial statements incorporated by reference to this prospectus supplement for more information on equity-based compensation. We exclude noncash equity-based compensation charges and additional Federal Insurance Contribution Act (“FICA”) and related payroll tax expense incurred when employees vest in restricted stock awards. Although noncash equity-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, we place our primary emphasis on stockholder dilution as compared to the accounting charges related to such equity-based compensation plans.

(g)

For the year ended December 31, 2024, primarily consisted of $9.7 million of other non-routine selling, general, and administrative expenses, $7.8 million of expenses related to the upgrade of our internal IT systems, and $5.2 million of legal and professional expenses for non-routine matters, partially offset by $1.4 million of unrealized foreign exchange gains. For the year ended December 31, 2023, primarily consisted of $4.0 million of unrealized foreign exchange losses and $1.9 million of legal and professional expenses for non-routine matters. For the year ended December 31, 2022, primarily consisted of $1.1 million of costs associated with an internal processing system disruption that required technical remediation, in addition to numerous other items. For the three months ended March 31, 2025, primarily consisted of $3.8 million of expenses related to the non-routine upgrade of our IT systems, $2.7 million of non-routine matters, and $1.6 million of unrealized foreign exchange losses.

Free Cash Flow:

	Year Ended December 31, (unaudited)		Three Months Ended March 31,
(in USD millions)	2023	2024	2024	2025
Net Cash Provided by Operating Activities(a)	$346.0	$500.3	$115.0	$96.6
Acquisition of equipment to be leased	(77.8)	(101.3)	(24.4)	(30.3)
Capitalized software development costs	(44.1)	(65.5)	(14.7)	(18.2)
Acquisition of property, plant and equipment	(13.7)	(7.1)	(1.3)	(1.5)
Free Cash Flow	$210.4	$326.4	$74.6	$46.6
Adjustments:
Payments on contingent liabilities in excess of initial fair value(b)	$17.8	$11.4	$0.3	$—
Acquisition, restructuring and integration costs	28.0	50.5	5.3	19.1
Bonus timing, nonrecurring strategic capital expenditures, and other(c)	17.3	10.9	(2.0)	4.8
Adjusted Free Cash Flow	$273.5	$399.2	$78.2	$70.5

(a)

During the fourth quarter of 2024, we reclassified “Settlement activity, net” from operating to financing activities. Accordingly, prior period balance has been updated to conform to the current period.

(b)

Payments on contingent liabilities in excess of the fair value estimated upon acquisition are classified as operating activities in the Statements of Cash Flows. Given these amounts are directly related to acquisitions, they have been excluded from the calculation of Adjusted Free Cash Flow.

(c)

Adjustments consistent primarily of cash paid towards the non-routine upgrade of the Company’s internal IT systems, adjustments to bonus timing, as well as payments related to other non-recurring items. Beginning in the first quarter of 2025, the Company is no longer adjusting for bonus timing.

SUMMARY CONDENSED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA OF GLOBAL BLUE

The following tables present the summary historical consolidated financial and other data for Global Blue Group Holding AG. The historical financial statements of Global Blue have been prepared in accordance with IFRS as issued by IASB and in its presentation and reporting currency of EUR.

The summary condensed consolidated statements of financial position data as of March 31, 2024 and the summary consolidated income statements data and the consolidated statements of cash flows data for the years ended March 31, 2022, 2023 and 2024 are derived from the audited consolidated financial statements of Global Blue Group Holding AG as of March 31, 2024, and for the years ended March 31, 2024 and 2023 included in Exhibit 99.1 of our Current Report on Form 8-K filed on April 30, 2025 incorporated by reference into this prospectus supplement. The summary condensed consolidated statements of financial position data as of December 31, 2024, the summary consolidated income statements data for the three and nine months ended December 31, 2024 and the consolidated statements of cash flows data for the nine months ended December 31, 2024 and 2023 have been derived from the unaudited condensed consolidated interim financial statements of Global Blue Group Holding AG as of December 31, 2024 and for the three and nine months ended December 31, 2024 and 2023 included in Exhibit 99.2 of our Current Report on Form 8-K filed on April 30, 2025 incorporated by reference into this prospectus supplement. The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for the three and nine months ended December 31, 2024 are not necessarily indicative of the results that may be expected for the year ending March 31, 2025 or any other future year or period.

The information set forth below should be read together with the section entitled “Presentation of Financial Information,” “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information” in this prospectus supplement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes of Global Blue Group Holding AG included in Exhibit 99.1 and 99.2 of our Current Report on Form 8-K filed on April 30, 2025 incorporated by reference into this prospectus supplement.

	Year Ended March 31,		Three Months Ended December 31,		Nine Months Ended December 31,
(in EUR thousand)	2023	2024	2023	2024	2023	2024
			(unaudited)		(unaudited)
Consolidated Income Statements:
Revenue	311,490	422,303	109,406	131,387	317,065	381,101
Operating expenses	(297,350)	(324,425)	(73,906)	(98,191)	(232,703)	(279,478)

Operating profit	14,140	97,878	35,500	33,196	84,362	101,623

Finance income	2,060	7,076	4,608	2,258	4,517	3,526
Gain from debt modifications	—	—	—	26,885	—	55,936
Finance costs	(38,649)	(57,421)	(16,606)	(16,199)	(41,091)	(47,049)
Net finance income/(costs)	(36,589)	(50,345)	(11,998)	12,942	(36,574)	12,412

Profit / (Loss) before tax	(22,449)	47,533	23,502	46,138	47,788	114,035

Current tax expense	(4,896)	(26,320)	(7,873)	(7,829)	(19,177)	(24,326)
Deferred tax expense	3,846	(287)	(775)	(4,427)	(2,312)	(10,876)
Income tax expense	(1,050)	(26,607)	(8,648)	(12,255)	(21,489)	(35,202)

Profit / (Loss) for the period	(23,499)	20,926	14,854	33,883	26,299	78,833

	Year Ended March 31,		Nine Months Ended December 31,
(in EUR thousand)	2023	2024	2023	2024
			(unaudited)
Consolidated statements of Cash Flows:
Net cash from operating activities	14,956	120,073	101,050	133,455
Net cash used in investing activities	(69,549)	(39,634)	(26,210)	(32,067)
Net cash from (used in) financing activities	241,054	(233,801)	(214,966)	(68,160)

	Year Ended March 31,		Three Months Ended December 31,		Nine Months Ended December 31,
(in EUR)	2023	2024	2023	2024	2023	2024
Other Financial Data (unaudited):
Tax Free Shopping volume (in billions)(1)	13.1	19.3	5.1	6.2	14.7	18.3
Adjusted EBITDA (in millions)(2)	78.0	148.7	39.8	52.2	114.7	153.9
Capital Expenditures (in millions)(3)	33.9	39.4	10.1	11.0	27.9	36.6

(1)	Tax Free Shopping volume represents the value (including VAT) of the goods purchased by eligible international shoppers in Global Blue enabled stores.
(2)

We use supplemental measures of our performance which are derived from our consolidated financial information but which are not presented in our consolidated financial statements prepared in accordance with IFRS. These non-IFRS financial measures include Adjusted EBITDA. Adjusted EBITDA is the primary financial performance measure used by management to evaluate its business and monitor results of operations.

(3)	Global Blue capital expenditures include the purchase of property, plant and equipment and payments for capitalized intangible assets.

	As of March 31,		As of December 31,
(in EUR thousand)	2023	2024	2024
			(unaudited)
Consolidated Statements of Financial Position:
Cash and cash equivalents	240,546	87,462	121,776
Total assets	1,157,296	1,090,646	1,160,144
Total liabilities	1,150,953	1,020,322	1,019,548
Non-controlling interests	5,970	8,407	12,982
Total equity	6,343	70,324	140,596

The metric that Global Blue’s management considers regarding its results of operations is adjusted EBITDA. Adjusted EBITDA is considered a non-IFRS measure because it is used by management to monitor the underlying performance of Global Blue’s business and operations. In addition, non-IFRS measures are commonly used in Global Blue’s industry and by analysts and investors as supplemental measures of performance. Additionally, adjusted EBITDA, when used in conjunction with its related IFRS financial measure, provides investors with an additional financial analytical framework which management uses, in addition to historical operating results, as a basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing Global Blue and its results. These non-IFRS measures may not be indicative of Global Blue’s historical operating results nor is such measure meant to be predictive of Global Blue’s future results. Not all companies calculate non-IFRS measures in the same manner or on a consistent basis. As a result, this measure may not be comparable to measures used by other companies under the same or similar names. Accordingly, undue reliance should not be placed on the non-IFRS measure presented.

The table below provides a reconciliation between profit/(loss) for the period to adjusted EBITDA for the periods presented:

Adjusted EBITDA

	Year Ended March 31,		Three Months Ended December 31,		Nine Months Ended December 31,
(in EUR millions)	2023	2024	2023	2024	2023	2024
(unaudited)
Profit/(Loss) for the period	(23.5)	20.9	14.9	33.9	26.3	78.8
Income tax expense	1.0	26.6	8.6	12.3	21.5	35.2
Net finance costs	36.6	50.3	12.0	13.9	36.6	43.5
Exceptional items(a)	12.8	7.0	(6.5)	(21.9)	(0.5)	(43.4)
Depreciation and amortization	51.0	43.8	10.8	14.0	30.9	39.7
Adjusted EBITDA	78.0	148.7	39.8	52.2	114.7	153.9

(a)

Exceptional items consist of items such as share-based payment transactions and related other expenses, the change in fair value of warrants and put options, business and corporate restructuring expenses and other exceptional items, which the board of directors considers as not directly related to ordinary business operations and which are not included in the assessment of management performance.

RISK FACTORS

Investment in our mandatory convertible preferred stock involves risks. You should carefully consider the risks described below and the risk factors incorporated into this prospectus supplement and the accompanying prospectus by reference to our Annual Report and Quarterly Report and all other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, as updated by our subsequent filings under the Exchange Act, as well as any free writing prospectus we may provide you in connection with this offering, before acquiring any of our mandatory convertible preferred stock. The occurrence of any of these risks could have a material adverse effect on our business, financial condition, cash flows and results from operations, and might cause you to lose all or part of your investment in the shares. See also “Cautionary Note Regarding Forward-Looking Statements.” Capitalized terms used but not defined in this section have the meanings set forth in “Description of Mandatory Convertible Preferred Stock.”

Risks Related to the Offering, Our Mandatory Convertible Preferred Stock and Our Class A Common Stock

The mandatory convertible preferred stock will be junior to our indebtedness and will be structurally junior to the liabilities of our subsidiaries.

If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then our assets will be available to distribute to our equity holders, including holders of the mandatory convertible preferred stock, only if all of our then-outstanding indebtedness is first paid in full. The remaining assets, if any, would then be allocated among the holders of our equity securities in accordance with their respective liquidation rights. There may be insufficient remaining assets available to pay the liquidation preference and unpaid accumulated dividends on the mandatory convertible preferred stock. As of March 31, 2025, excluding intercompany indebtedness, we had approximately $2,872.5 million total principal amount of consolidated debt outstanding.

In addition, our subsidiaries will have no obligation to pay any amounts on the mandatory convertible preferred stock. If any of our subsidiaries liquidates, dissolves or winds up, whether voluntarily or involuntarily, then we, as a direct or indirect common equity owner of that subsidiary, will be subject to the prior claims of that subsidiary’s creditors, including trade creditors and preferred equity holders. We may never receive any amounts from that subsidiary, and, accordingly, the assets of that subsidiary may never be available to make payments on the mandatory convertible preferred stock.

We are a holding company and will depend upon funds from our subsidiaries, including Shift4 Payments, LLC, to pay cash dividends on the mandatory convertible preferred stock.

We are a holding company and our principal asset is a controlling equity interest in Shift4 Payments, LLC. As a holding company, we are generally dependent upon intercompany transfers of funds from Shift4 Payments, LLC to pay cash dividends on the mandatory convertible preferred stock. The ability of Shift4 Payments, LLC to make payments to us may be restricted by, among other things, applicable laws as well as agreements to which those entities may be a party, including existing and future indebtedness. Therefore, our ability to make payments in respect of mandatory convertible preferred stock may be limited.

You will bear the risk of fluctuations in the trading price of our Class A common stock.

Unless previously converted or redeemed, each share of mandatory convertible preferred stock will automatically convert, for settlement on the mandatory conversion settlement date, which is scheduled to occur on May 1, 2028, subject to postponement in certain limited circumstances, into not less than the minimum conversion rate of   shares of our Class A common stock and not more than the maximum conversion rate of    shares of our Class A common stock, subject to adjustment. The actual number of shares issuable upon mandatory conversion will be determined based on the average of the “daily VWAPs” (as defined in this prospectus supplement) over the “mandatory conversion observation period,” which is the 20 consecutive “VWAP trading days” (as defined in this prospectus supplement) beginning on, and including, the 21st “scheduled trading day” (as defined in this prospectus supplement) immediately before May 1, 2028. We refer to this average as the “mandatory conversion stock price.” If the mandatory conversion stock price is less than the minimum conversion price (which initially is $    per share, the last reported sale price of our Class A common stock on    , 2025, and is subject to adjustment), then the value of the shares of our Class A common stock that you will receive upon mandatory conversion (excluding any shares issuable as payment for unpaid dividends) will be less than the liquidation preference of the mandatory convertible preferred stock, which is $100.00 per share of mandatory convertible preferred stock. Accordingly, if the trading price of our Class A common stock declines, or does not increase, during the time between the pricing of this offering and the mandatory conversion observation period, you may incur a loss in your investment in the mandatory convertible preferred stock. Furthermore, if the trading price of our Class A common stock declines during the period between the last day of the mandatory conversion observation period and the date that we deliver the shares due upon mandatory conversion, then the value of the shares you receive may be worth significantly less at the time you receive them than the value of those shares as of the last day of the mandatory conversion observation period. Accordingly, you will bear the entire risk of a decline in the market price of our Class A common stock, and any such decline could be substantial.

In addition, if we elect to pay any portion of a declared dividend on the mandatory convertible preferred stock in shares of our Class A common stock, then the number of shares that we will deliver as payment will depend on the average of the daily VWAPs per share of Class A common stock over the “dividend stock price observation period,” which is the five consecutive VWAP trading days beginning on, and including, the sixth scheduled trading day immediately before the relevant dividend payment date. If the trading price of our Class A common stock declines during the period between the last day of the dividend stock price observation period and the date that we deliver the shares, then the value of the shares you receive as payment for the dividend may be worth significantly less than the dollar amount of the declared dividend.

If the trading price of our Class A common stock increases, then a direct investment in our Class A common stock will earn higher returns from such increase than would an investment in the mandatory convertible preferred stock.

The value of the shares of our Class A common stock that you will receive upon mandatory conversion (excluding any shares issuable as payment for unpaid dividends) of your shares of mandatory convertible preferred stock, unless previously redeemed, will generally exceed the liquidation preference of the mandatory convertible preferred stock only if the mandatory conversion stock price exceeds the maximum conversion price, which initially is $    per share and is subject to adjustment. The maximum conversion price represents an increase of approximately % over the minimum conversion price, which initially is the last reported sale price of our Class A common stock on    , 2025. In addition, if the mandatory conversion stock price is greater than the minimum conversion price and less than the maximum conversion price, then the value the shares of our Class A common stock that you will receive upon mandatory conversion (excluding any shares issuable as payment for unpaid dividends) will generally be equal to the liquidation preference of the mandatory convertible preferred stock. Accordingly, if the trading price of our Class A common stock price increases to, but does not exceed, the maximum conversion price, then the conversion value of the mandatory convertible preferred stock will generally be unaffected by such increase. Conversely, the value of a direct investment in our Class A common stock will increase by the same percentage amount of such increase. For these reasons, a direct investment in our Class A common stock may earn higher returns from an increase in the trading price of our Class A common stock than an investment in the mandatory convertible preferred stock.

We may not have sufficient funds to pay, or may choose not to pay, dividends on the mandatory convertible preferred stock at current or planned rates or at all. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.

Our ability to declare and pay dividends on the mandatory convertible preferred stock will depend on many factors, including the following:

•	our financial condition, including the amount of cash we have on hand;

•	the amount of cash, if any, generated by our operations and financing activities;

•	our anticipated financing needs, including the amounts needed to service our indebtedness or other obligations;

•	the degree to which we decide to reinvest any cash generated by our operations or financing activities to fund our future operations;

•	the ability of Shift4 Payments, LLC to distribute funds to us;

•	legal and regulatory restrictions on our ability to pay dividends, including under the Delaware General Corporation Law (as described below); and

•

contractual restrictions on our ability to pay dividends, including restrictions under our existing indebtedness and potential restrictions under any other indebtedness that we may incur in the future.

In addition, our board of directors may choose not to pay accumulated dividends on the mandatory convertible preferred stock for any reason. Accordingly, you may receive less than the full amount of accumulated dividends on your mandatory convertible preferred stock. In addition, if we fail to declare and pay accumulated dividends on the mandatory convertible preferred stock in full, then the trading price of the mandatory convertible preferred stock will likely decline.

Provisions contained in certain of the instruments governing our existing indebtedness restrict or prohibit us from paying cash dividends on the mandatory convertible preferred stock and similar provisions contained in the instruments governing our future indebtedness may contain similar provisions. While we may seek to refinance that indebtedness or seek a waiver that would permit the payment of dividends in cash, we may be unable or may choose not to do so for any reason, which would increase the likelihood that we choose not to pay dividends in cash on the mandatory convertible preferred stock.

Under the Delaware General Corporation Law, we may declare dividends on the mandatory convertible preferred stock only out of our “surplus” (which generally means our total assets less total liabilities, each measured at their fair market values, less statutory capital), or, if there is no surplus, out of our net profits for the current or the immediately preceding fiscal year. We may not have sufficient surplus or net profits to declare and pay dividends on the mandatory convertible preferred stock.

If we are unable or decide not to pay accumulated dividends on the mandatory convertible preferred stock in cash, then we may, but are not obligated to, elect to pay dividends in shares of our Class A common stock. However, the payment of dividends in shares of our Class A common stock will expose you to dilution and the risk of fluctuations in the price of our Class A common stock, as described further in this “Risk Factors” section.

If we fail to declare and pay full dividends on the mandatory convertible preferred stock, then we will be prohibited from paying dividends on our Class A common stock, Class C common stock and any other junior stock, subject to limited exceptions. A reduction or elimination of dividends on our Class A common stock may cause the trading price of our Class A common stock to decline, which, in turn, will likely depress the trading price of the mandatory convertible preferred stock.

If an “unpaid accumulated dividend amount” (as defined below under the caption “Description of Mandatory Convertible Preferred Stock—Definitions”) exists at the time any mandatory convertible preferred stock is converted, then we will, in certain circumstances, increase the applicable conversion rate to compensate preferred stockholders for such unpaid accumulated dividend amount. In the case of certain conversions in connection with a make-whole fundamental change, we may, in certain circumstances, instead choose to pay the unpaid accumulated dividend amount in cash, to the extent we are legally able to do so, as described below under the caption “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period.” If the applicable conversion rate is increased on account of an unpaid accumulated dividend amount, then for purposes of calculating the increase, our Class A common stock will be valued at the greater of (i) the “dividend make-whole stock price” (as defined below under the caption “Description of Mandatory Convertible Preferred Stock—Definitions”) and (ii) the floor price in effect on the relevant conversion date, which is 35% of the minimum conversion price. If the floor price exceeds the dividend make-whole stock price, then we will, to the extent we are legally able to do so, declare and pay the related deficiency in cash to the converting preferred stockholders. However, in the case of an early conversion that is not in connection with a make-whole fundamental change, we will have no obligation to pay such deficiency in cash or any other consideration. Accordingly, you may not be fully compensated for unpaid accumulated dividends upon conversion.

Not all events that may adversely affect the trading price of the mandatory convertible preferred stock and our Class A common stock will result in an adjustment to the boundary conversion rates and the boundary conversion prices.

Each of the minimum conversion rate and the maximum conversion rate (which we collectively refer to as the “boundary conversion rates”), and the minimum conversion price and the maximum conversion price (which we collectively refer to as the “boundary conversion prices”), are subject to adjustment for certain events, including:

•	certain stock dividends, splits and combinations;

•	the issuance of certain rights, options or warrants to holders of our Class A common stock;

•	certain distributions of assets, debt securities, capital stock or other property to holders of our Class A common stock;

•	certain cash dividends on our Class A common stock; and

•	certain tender or exchange offers.

See “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments.” We are not required to adjust the boundary conversion rates or the boundary conversion prices for other events, such as third-party tender offers or an issuance of Class A common stock (or securities exercisable for, or convertible into, Class A common stock) for cash, that may adversely affect the trading price of the mandatory convertible preferred stock and our Class A common stock. We have no obligation to consider the specific interests of the holders of the mandatory convertible preferred stock in engaging in any such offering or transaction. An event may occur that adversely affects the preferred stockholders and the trading price of the mandatory convertible preferred stock and the underlying shares of our Class A common stock but that does not result in an adjustment to the boundary conversion rates and boundary conversion prices.

The make-whole fundamental change provisions may not adequately compensate you for any loss in the value of the mandatory convertible preferred stock that may result from a make-whole fundamental change.

If certain corporate events that constitute a “make-whole fundamental change” occur, then you will, in certain circumstances, be entitled to convert at the “make-whole fundamental change conversion rate” and receive an additional payment, in cash or shares of Class A common stock, for a “future dividend present value amount.” See “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period.” The make-whole fundamental change conversion rate and the future dividend present value amount are designed to compensate preferred stockholders for the lost option value and the remaining scheduled dividend payments, respectively, of their mandatory convertible preferred stock. However, these provisions are subject to various limitations. For example, the make-whole fundamental change conversion rate is only an approximation of the lost option value and will not exceed the maximum conversion rate, and the number of shares that we may be required to deliver as payment for the future dividend present value amount may be limited based on the floor price prevailing at the time of the make-whole fundamental change. Accordingly, you may not be adequately compensated for any loss in the value of your mandatory convertible preferred stock that may result from a make-whole fundamental change.

Furthermore, the definition of make-whole fundamental change is limited to certain specific transactions, and these provisions will not protect preferred stockholders from other transactions that could significantly reduce the value of the mandatory convertible preferred stock. For example, a spin-off or sale of a subsidiary or business division with volatile earnings, or a change in our line of business, could significantly affect the trading characteristics of our Class A common stock and reduce the value of the mandatory convertible preferred stock without constituting a make-whole fundamental change.

In addition, our obligation to pay the future dividend present value amount in connection with a make-whole fundamental change could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness and equitable remedies.

The mandatory convertible preferred stock has only limited voting rights.

The mandatory convertible preferred stock confers no voting rights except with respect to certain dividend arrearages, certain amendments to the terms of the mandatory convertible preferred stock and certain other limited circumstances, and except as required by the Delaware General Corporation Law. As a preferred stockholder, you will not be entitled to vote on an as-converted basis with holders of our Class A common stock on matters on which our Class A common stockholders are entitled to vote. For example, you will not have the right, as a preferred stockholder, to vote in the general election of our directors, although you will have a limited right, voting together with holders of any voting parity stock, to elect up to two directors if accumulated dividends on the mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the mandatory convertible preferred stock and ending on, but excluding August 1, 2025). See “Description of Mandatory Convertible Preferred Stock—Voting Rights—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event.” Accordingly, the voting provisions of the mandatory convertible preferred stock may not afford you with meaningful protections for your investment.

You will have no rights with respect to our Class A common stock until the mandatory convertible preferred stock is converted, but you may be adversely affected by certain changes made with respect to our Class A common stock.

You will have no rights with respect to our Class A common stock, including voting rights, rights to respond to Class A common stock tender offers, if any, and rights to receive dividends or other distributions on shares of our Class A common stock, if any (other than through an adjustment to the boundary conversion rates, as described in “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments”), prior to the conversion date with respect to a conversion of your mandatory convertible preferred stock, but your investment in the mandatory convertible preferred stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of shares of our Class A common stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment (subject to certain limited exceptions if it would adversely affect the special rights, preferences, privileges and voting powers of the mandatory convertible preferred stock), although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Class A common stock, even if your mandatory convertible preferred stock has been converted into shares of our Class A common stock prior to the effective date of such change.

We may issue preferred stock in the future that ranks equally with the mandatory convertible preferred stock with respect to dividends or liquidation rights, which may adversely affect the rights of preferred stockholders.

Without the consent of any preferred stockholder, we may authorize and issue preferred stock that ranks equally with the mandatory convertible preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up. If we issue any such preferred stock in the future, your rights as a holder of the mandatory convertible preferred stock will be diluted and the trading price of the mandatory convertible preferred stock may decline. The powers, preferences and rights of these additional series of preferred stock may be on parity with or (subject to certain consent rights of the holders of the mandatory convertible preferred stock, as described under the caption “Description of Mandatory Convertible Preferred Stock—Voting Rights—Voting and Consent Rights with Respect to Specified Matters”) senior to the mandatory convertible preferred stock, which may reduce its value. We have no obligation to consider the specific interests of the holders of the mandatory convertible preferred stock in engaging in any such offering or transaction.

There is currently no trading market for the mandatory convertible preferred stock. If an active trading market does not develop, then preferred stockholders may be unable to sell their mandatory convertible preferred stock at desired times or prices, or at all.

The mandatory convertible preferred stock is a new class of securities for which no market currently exists. We intend to apply to list the mandatory convertible preferred stock on the NYSE under the symbol “FOUR PRA.” If the listing is approved, we expect trading to commence within 30 days after the date the mandatory convertible preferred stock is first issued. However, our listing application may not be approved. Moreover, even if the listing is approved, a liquid trading market for the mandatory convertible preferred stock may not develop, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your mandatory convertible preferred stock at the times you wish to or at favorable prices, if at all.

The liquidity of the trading market, if any, and future trading prices of the mandatory convertible preferred stock will depend on many factors, including, among other things, the trading price and volatility of our Class A common stock, prevailing interest rates, our dividend yield, financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market. Many of these factors are beyond our control. Historically, the market for convertible securities has been volatile. Market volatility could significantly harm the market for the mandatory convertible preferred stock, regardless of our financial condition, results of operations, business, prospects or credit quality.

The trading price of our Class A common stock, the condition of the financial markets, prevailing interest rates and other factors could significantly affect the trading price of the mandatory convertible preferred stock.

We expect that the trading price of our Class A common stock will significantly affect the trading price of the mandatory convertible preferred stock, which could result in greater volatility in the trading price of the mandatory convertible preferred stock than would be expected for non-convertible securities. The trading price of our Class A common stock will likely continue to fluctuate in response to the factors described or referred to elsewhere in this section and under the caption “Cautionary Note Regarding Forward-Looking Statements,” among others, many of which are beyond our control.

In addition, the condition of the financial markets and changes in prevailing interest rates can have an adverse effect on the trading price of the mandatory convertible preferred stock. For example, prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, and we would expect an increase in prevailing interest rates to depress the trading price of the mandatory convertible preferred stock.

The issuance or sale of shares of our Class A common stock, or rights to acquire shares of our Class A common stock, could depress the trading price of our Class A common stock and the mandatory convertible preferred stock.

We may conduct future offerings of shares of our Class A common stock, preferred stock or other securities that are convertible into or exercisable for our Class A common stock to fund acquisitions, finance our operations or for other purposes. In addition, we may also issue shares of our Class A common stock under our equity incentive plans. The market price of shares of our Class A common stock and, accordingly, the mandatory convertible preferred stock could decrease significantly as a result of (i) future issuances or sales of a large number of shares of our Class A common stock, including pursuant to other issuances under the shelf registration statement on Form S-3ASR of which this prospectus supplement and the accompanying prospectus form a part, including as payment for dividends on the mandatory convertible preferred stock, (ii) future issuances or sales of rights to acquire shares of our Class A common stock, (iii) any of our existing stockholders selling a substantial amount of our Class A common stock, (iv) the conversion of a large number of instruments convertible into shares of our Class A common stock, including the conversion of mandatory convertible preferred stock or the Convertible Notes into shares of our Class A common stock, or (v) the perception that such issuances, sales or conversions could occur, among other factors. These sales or conversions, or the possibility that these sales or conversions may occur, may also make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. The terms of the mandatory convertible preferred stock will not restrict our ability to issue additional common stock or other junior stock in the future. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings.

Certain of our executive officers, or vehicles controlled by them, have entered into Rule 10b5-1 trading plans pursuant to which they intend to sell up to an aggregate of approximately 78,950 shares of our Class A common stock from time to time, including up to 26,050 shares during the Lock-up Period (as defined below in the section titled “Underwriting”). The lock-up agreements that our directors and executive officers have executed in connection with the offering do not prohibit or restrict sales under existing Rule 10b5-1 trading plans. Although sales under these Rule 10b5-1 plans are subject to pre-determined price and timing targets, and are designed to comply with applicable volume restrictions, such sales would put downward pressure on the trading price of our shares of Class A common stock, cause such price to decline, and create negative market perception of the trading under such plans and our Class A common stock.

You may be diluted by future issuances of our Class A common stock or instruments convertible into shares of Class A common stock.

If we raise additional capital through future offerings of our Class A common stock or other securities convertible into shares of our Class A common stock (including additional securities that may be issued pursuant to the shelf registration statement on Form S-3ASR of which this prospectus supplement and the accompanying prospectus form a part), our existing stockholders, including preferred stockholders who have received shares of our Class A common stock upon conversion of, or for the payment of dividends on, their mandatory convertible preferred stock, could experience significant dilution in their percentage ownership of the Company. Moreover, any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our Class A common stock.

The mandatory convertible preferred stock may not be rated and, if rated, its ratings could be lowered.

We expect that the mandatory convertible preferred stock will be rated by one or more nationally recognized rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigative studies and assumptions, as they deem appropriate. A rating is not a recommendation to buy, sell or hold the mandatory convertible preferred stock, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. A downgrade or potential downgrade in these ratings, the assignment of a new rating that is lower than existing ratings, or a downgrade or potential downgrade in ratings assigned to us, our subsidiaries, the mandatory convertible preferred stock or any of our other securities could adversely affect the trading price and liquidity of the mandatory convertible preferred stock. If we issue subordinated notes or other “hybrid” securities, we anticipate that the ratings on our preferred stock, including the mandatory convertible preferred stock, are likely to be lowered by one or more rating agencies as a result of “notching.” See “—Rating agencies may change rating methodologies.” We cannot be sure that rating agencies will rate the mandatory convertible preferred stock or maintain their ratings once issued. Neither we nor any underwriter undertakes any obligation to obtain a rating, maintain the ratings once issued or to advise holders of mandatory convertible preferred stock of any change in ratings. A failure to obtain a rating or a negative change in our ratings once issued could have an adverse effect on the market price or liquidity of the mandatory convertible preferred stock.

Rating agencies may change rating methodologies.

The rating agencies that currently or may in the future publish a rating for us or our preferred stock, including the mandatory convertible preferred stock, may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the mandatory convertible preferred stock. This may include, for example, changes to the relationship between ratings assigned to securities with features similar to the mandatory convertible preferred stock and ratings assigned to securities that are junior or senior in ranking, which is sometimes called “notching.” As a result of notching, rating agencies may lower the rating of a rated security in connection with the issuance of a new series of securities that creates a new ranking of such issuer’s securities and is senior in ranking relative to the rated security. If the rating agencies change their practices for rating lower-ranking securities in the future, and the ratings of our preferred stock, including the mandatory convertible preferred stock, are subsequently lowered or “notched” further, the trading price and liquidity of the mandatory convertible preferred stock could be adversely affected.

Regulatory actions, changes in market conditions and other events may adversely affect the trading price and liquidity of the mandatory convertible preferred stock and the ability of investors to implement a convertible arbitrage trading strategy.

We expect that many investors in the mandatory convertible preferred stock, including potential purchasers of the mandatory convertible preferred stock from investors in this offering, will seek to employ a convertible arbitrage strategy. Under this strategy, investors typically short sell a certain number of shares of our Class A common stock and adjust their short position over time while they continue to hold the mandatory convertible preferred stock. Investors may also implement this type of strategy by entering into swaps on our Class A common stock in lieu of, or in addition to, short selling shares of our Class A common stock. We cannot assure you that market conditions will permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all. If market conditions do not permit investors to implement this type of strategy, whether on favorable pricing and other terms or at all, at any time while the mandatory convertible preferred stock is outstanding, the trading price and liquidity of the mandatory convertible preferred stock may be adversely affected.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our Class A common stock). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory

Authority, Inc., and the national securities exchanges of a “limit up-limit down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. These circuit breakers have been tripped on several occasions during recent periods of increased market volatility and are likely to be tripped in the future. Any governmental or regulatory action that restricts investors’ ability to effect short sales of our Class A common stock or enter into equity swaps on our Class A common stock could depress the trading price of, and the liquidity of the market for, the mandatory convertible preferred stock.

In addition, the liquidity of the market for our Class A common stock and other market conditions could deteriorate, which could reduce, or eliminate entirely, the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into an equity swap on our Class A common stock with an investor of the mandatory convertible preferred stock. These and other market events could make implementing a convertible arbitrage strategy prohibitively expensive or infeasible. If investors in this offering or potential purchasers of the mandatory convertible preferred stock that seek to employ a convertible arbitrage strategy are unable to do so on commercially reasonable terms, or at all, then the trading price of, and the liquidity of the market for, the mandatory convertible preferred stock may significantly decline.

You may be subject to tax with respect to the mandatory convertible preferred stock, even though you will not receive a corresponding cash distribution.

We will adjust the boundary conversion rates of the mandatory convertible preferred stock for certain events, including the payment of cash dividends on Class A common stock. If we adjust the boundary conversion rates, then you may be deemed, for U.S. federal income tax purposes, to have received a taxable dividend to the extent of our earnings and profits, without the receipt of any cash. In addition, if we do not adjust (or adjust adequately) the boundary conversion rates after an event that increases your proportionate interest in us (including pursuant to the deferral exception described under the caption “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—The Deferral Exception”), then you could be treated as having received a deemed taxable dividend. Moreover, we may make distributions to holders of the mandatory convertible preferred stock that are paid in Class A common stock. Any such distribution may be taxable to the same extent as a cash distribution of the same amount.

If a holder receives a non-cash distribution or is treated as receiving a deemed distribution in respect of its mandatory convertible preferred stock, then such holder may be subject to tax even though it has received no cash with which to pay that tax, thus giving rise to an out-of-pocket expense. If a holder is a non-U.S. holder (as defined under “Material U.S. Federal Income Tax Considerations”), any deemed distribution generally will be subject to U.S. federal withholding tax (currently at a 30% rate, or such lower rate as may be specified by an applicable treaty). If we (or an applicable withholding agent) pay withholding (including backup withholding) on behalf of a holder, we (or an applicable withholding agent) may set off any such payment against, or withhold such taxes from, payments of cash or delivery of shares of Class A common stock to such holder (or, in some circumstances, any payments on our Class A common stock) or sales proceeds received by, or other funds or assets of, such holder. See “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments” and “Material U.S. Federal Income Tax Considerations.”

Holders of the mandatory convertible preferred stock may not be entitled to the dividends-received deduction or preferential tax rates applicable to qualified dividend income.

Distributions paid to corporate U.S. holders may be eligible for the dividends-received deduction and distributions paid to non-corporate U.S. holders may be subject to tax at the preferential tax rates applicable to “qualified dividend income” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes and certain holding period and other requirements are met. We may not have sufficient current or accumulated earnings and profits during any fiscal year for the distributions on the mandatory convertible preferred stock to qualify as dividends for U.S. federal income tax purposes. If any distributions on the mandatory convertible preferred stock with respect to any fiscal year are not eligible for the dividends-received deduction or for the preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the mandatory convertible preferred stock may decline.

Provisions of the mandatory convertible preferred stock could delay or prevent an otherwise beneficial takeover of us.

Certain provisions in the mandatory convertible preferred stock could make a third-party attempt to acquire us more difficult or expensive. For example, if a takeover constitutes a “make-whole fundamental change” under the certificate of designations establishing the terms of the mandatory convertible preferred stock, then preferred stockholders will have the right to convert their mandatory convertible preferred stock at a potentially increased conversion rate and receive an additional payment, in cash or shares of Class A common stock, to compensate them for future scheduled dividends on their mandatory convertible preferred stock. See “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period.” These make-whole fundamental change provisions could increase the cost of acquiring us or otherwise discourage a third party from acquiring us, including in a transaction that preferred stockholders or holders of our Class A common stock may view as favorable.

The accounting method for the mandatory convertible preferred stock may result in lower reported net earnings attributable to our Class A common stockholders and lower reported diluted earnings per share.

The accounting method for reflecting dividends on, and the conversion provisions of, the mandatory convertible preferred stock in our financial statements may adversely affect our reported earnings under GAAP. For example, because dividends on the mandatory convertible preferred stock are cumulative, we expect that dividends that accumulate on the mandatory convertible preferred stock during the applicable reporting period, regardless of whether they are declared or paid, will be deducted from reported net earnings (or added to reported net loss) for that reporting period to arrive at reported earnings (or loss) attributable to our Class A common stockholders. Accordingly, we expect this accounting treatment to reduce the amount of reported earnings (or increase the amount of reported loss) attributable to our Class A common stockholders. Similarly, we expect that accumulated dividends on the mandatory convertible preferred stock will also reduce our reported basic earnings per share (or increase our reported basic loss per share) of Class A common stock.

In addition, we expect that the “if-converted” method will apply to reflect the mandatory convertible preferred stock in the calculation of our diluted earnings per share. Under this method, we expect that diluted earnings per share will be calculated by adding back accumulated dividends on the mandatory convertible preferred stock to earnings attributable to Class A common stockholders and assuming that the mandatory convertible preferred stock is converted at the beginning of the reporting period (or, if later, the time the mandatory convertible preferred stock is issued). However, these calculations will not be made if reflecting the mandatory convertible preferred stock in diluted earnings per share in this manner is anti-dilutive. Accordingly, the application of the if-converted method to the mandatory convertible preferred stock may result in lower reported diluted earnings per share.

Following this offering, we plan to present our net income per share of Class A common stock on an “if-converted” basis assuming all shares of mandatory convertible preferred stock have been converted to Class A shares of common stock at the beginning of the reporting period. We believe that using the “if-converted” method provides additional insight to investors on the potential impact of the mandatory convertible preferred stock once it is converted into Class A common stock no later than May 1, 2028. However, we have not reached a final determination regarding the accounting treatment for the mandatory convertible preferred stock under GAAP, and the description above is preliminary. In addition, accounting standards under GAAP may change in the future. Accordingly, we may account for the mandatory convertible preferred stock under GAAP in a manner that is significantly different than described above.

Because the mandatory convertible preferred stock will initially be held in book-entry form, preferred stockholders must rely on DTC’s procedures to exercise their rights and remedies.

We will initially issue the mandatory convertible preferred stock in the form of one or more “global certificates” registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be effected only through, the records maintained by DTC. Except in limited circumstances, we will not issue physical certificates representing the mandatory convertible preferred stock. See “Description of Mandatory Convertible Preferred Stock—Book Entry, Settlement and Clearance.” Accordingly, if you own a beneficial interest in a global certificate, then you will not be considered an owner or holder of the mandatory convertible preferred stock. Instead, DTC or its nominee will be the sole holder of the mandatory convertible preferred stock. Payments of cash dividends and other cash amounts on global certificates will be made to the paying agent, who will remit the payments to DTC. We expect that DTC will then credit those payments to the DTC participant accounts that hold book-entry interests in the global certificates and that those participants will credit the payments to indirect DTC participants. Unlike persons who have physical certificates registered in their names, owners of beneficial interests in global certificates will not have the direct right to act on our solicitations for consents or requests for waivers or other actions from preferred stockholders. Instead, those beneficial owners will be permitted to act only to the extent that they have received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The applicable procedures for the granting of these proxies may not be sufficient to enable owners of beneficial interests in global certificates to vote on any requested actions on a timely basis.

We cannot assure you that the Global Blue Merger will be consummated on the terms or timetable currently anticipated or at all, and the closing of this offering of the Mandatory Convertible Preferred Stock is not conditioned on the consummation of the Global Blue Merger.

The Global Blue Merger is subject to a number of closing conditions, as described above, and the completion of the Global Blue Merger is subject to a number of risks and uncertainties. The unpredictability of the business and regulatory conditions affecting the industries in which we and the business operate, the uncertainty of regulatory approvals and any conditions that any such approvals may be subject to, and other risks and uncertainties may adversely affect our ability to complete the Global Blue Merger within the time frame we anticipate or at all. In addition, if the Global Blue Merger is consummated, the acquired business may underperform relative to our expectations; it may cause our financial results to differ from our expectations and we may not be able to achieve anticipated benefits.

The closing of this offering of the Mandatory Convertible Preferred Stock is not conditioned upon the consummation of the Global Blue Merger. Therefore, upon the closing of this offering, you will become a holder of the mandatory convertible preferred stock irrespective of whether the Global Blue Merger is terminated, delayed or consummated, or the ultimate terms thereof. Accordingly, if you decide to purchase mandatory convertible preferred stock in this offering, you should be willing to do so whether or not we complete the Global Blue Merger.

We will have broad discretion to use the net proceeds of this offering if the Global Blue Merger is not consummated. If the proposed Global Blue Merger has not closed as of 5:00 p.m., New York City time on September 30, 2025 (or February 16, 2026 if such date is extended pursuant to the Transaction Agreement) or if, before such time, the Transaction Agreement is terminated in accordance with its terms or our board of directors determines, in its reasonable judgment, that the closing of the Global Blue Merger will not occur, then we may exercise our option to redeem all, but not less than all, of the mandatory convertible preferred stock, or we may use the net proceeds of this offering for other purposes, which may include, repayment of debt, strategic acquisitions, growth initiatives and other general corporate purposes.

Following the consummation of the Global Blue Merger, we may be unable to integrate the Global Blue business successfully or realize the anticipated synergies and related benefits of the Global Blue Merger.

We and Global Blue entered into the Transaction Agreement with the expectation that the Global Blue Merger will result in various benefits and synergies. However, the Global Blue Merger involves the combination of two companies that currently operate as independent companies. We may be unable to successfully operate Global Blue’s business or integrate it into its own operations as a combined company.

After the consummating the Global Blue Merger, we will be required to devote significant management attention and resources to integrating the portfolio and operations of Global Blue. Potential difficulties that we may encounter in the integration process include without limitation:

•

the inability to combine our business with Global Blue in a manner that permits us to achieve any cost savings or other synergies anticipated as a result of the Global Blue Merger or to achieve such cost savings or other anticipated synergies in a timely manner, which could result in us not realizing some anticipated benefits of the Global Blue Merger in the time frame currently anticipated, or at all;

•	the inability to realize the anticipated value from various Global Blue assets;

•	the inability to integrate and manage personnel from the companies and minimizing the loss of key employees;

•

the inability to consolidate the companies’ administrative and information technology infrastructure and financial systems and identify and eliminate redundant and underperforming functions and assets;

•	the inability to harmonize the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	the inability to coordinate distribution and marketing efforts;

•

potential unknown liabilities and unforeseen increased expenses, delays or unfavorable conditions in connection with the anticipated consummation of the Global Blue Merger and the subsequent integration; and

•

performance shortfalls at one or both of the companies as a result of the diversion of management’s attention from ongoing business activities as a result of completing the Global Blue Merger and integrating the companies’ operations.

It is possible that the integration process could result in the distraction of our management, the loss of key employees, the disruption of our ongoing business or inconsistencies in our operations, services, standards, controls, procedures and policies, any of which could adversely affect our ability to maintain relationships with third parties and employees or to achieve the anticipated benefits of the Global Blue Merger, or could otherwise adversely affect our business and financial results.

The market price of our common stock may decline as a result of the completion of the Global Blue Merger.

The market price of our common stock may decline as a result of the completion of the Global Blue Merger for a number of reasons, including if we do not achieve the perceived benefits of the Global Blue Merger as rapidly or to the degree anticipated by financial and industry analysts, or if the effect of the Global Blue Merger on our financial results is not consistent with the expectations of financial and industry analysts. In addition, if the Global Blue Merger are consummated, our stockholders will own interests in a company operating an expanded business with a different mix of assets, risks and liabilities. Current stockholders may not wish to continue to invest in us, or for other reasons may wish to dispose of some or all of their shares of our common stock. If, following the consummation of the Global Blue Merger, there is selling pressure on our common stock that exceeds demand at the market price, the price of our common stock could decline.

The unaudited pro forma condensed combined financial included in this prospectus supplement is preliminary and our actual financial condition and results of operations after the Global Blue Merger may differ materially.

The unaudited pro forma condensed combined financial information included in this prospectus supplement is presented for illustrative purposes only and is not necessarily indicative of what our actual financial condition or results of operations would have been had the Global Blue Merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments that are based upon preliminary estimates. The fair value estimates included in this prospectus supplement are preliminary, and the final amounts will be based upon the actual consideration paid and the fair value of the assets and liabilities of Global Blue as of the closing date of the Global Blue Merger. Accordingly, (i) the actual value of the consideration paid and the fair value of such assets and liabilities may vary significantly from the value used in preparing the unaudited pro forma combined consolidated financial information incorporated by reference into this prospectus supplement and accompanying prospectus and (ii) the final acquisition accounting adjustments may differ materially from the pro forma adjustments included in this prospectus supplement.

USE OF PROCEEDS

The net proceeds from our issuance and sale of mandatory convertible preferred stock are expected to be approximately $   million (or approximately $   million if the underwriters exercise in full their option to purchase additional mandatory convertible preferred stock from us), after deducting the underwriting discount.

We intend to use the net proceeds from our issuance and sale of mandatory convertible preferred stock proposed additional permanent debt financing of up to $1,735.0 million, together with cash on our balance sheet for (i) the payment of a portion of the cash consideration due in respect of the Global Blue Merger and related fees, costs and expenses and/or (ii) general corporate purposes, including repayment of debt, other strategic acquisitions and growth initiatives.

We will have broad discretion to use the net proceeds of this offering if the Global Blue Merger is not consummated. If the proposed Global Blue Merger has not closed as of 5:00 p.m., New York City time, on September 30, 2025 (or February 16, 2026 if the “End Date” is extended pursuant to the Transaction Agreement), or if, before such time, the Transaction Agreement is terminated in accordance with its terms or our board of directors determines, in its reasonable judgment, that the closing of the Global Blue Merger will not occur, then we may exercise our option to redeem all, but not less than all, of the mandatory convertible preferred stock, or we may use the net proceeds of this offering for other purposes, which may include repayment of debt, strategic acquisitions, growth initiatives and other general corporate purposes. The completion of this offering is not contingent on the consummation of the Global Blue Merger, which, if consummated, will occur subsequent to the completion of this offering. See “Risk Factors—Risks Related to the Offering, Our Mandatory Convertible Preferred Stock and Our Class A Common Stock—We cannot assure you that the Global Blue Merger will be consummated on the terms or timetable currently anticipated or at all, and the closing of this offering of the Mandatory Convertible Preferred Stock is not conditioned on the consummation of the Global Blue Merger.”

We estimate that the offering expenses will be approximately $    .

We intend to use the net proceeds from the issuance and sale of mandatory convertible preferred stock and the proposed additional permanent debt financing of up to $1,735.0 million, together with cash on our balance sheet to fund the Global Blue Merger. The following table sets forth the estimated sources and uses of funds in connection with the Global Blue Merger.

There can be no assurances that the proposed additional permanent debt financing of up to $1,735.0 million will be completed as described herein or at all.

Sources	Amount (in millions)
Proposed Permanent Debt Financing	$1,735.0
Mandatory Convertible Preferred Stock Offered Hereby	750.0
Equity Issued for Management Retention Plan	10.0
Cash from Balance Sheet	279.0

Total	$2,774.0

Uses
Fully Diluted Equity Purchase Price for Global Blue Merger	$1,969.0
Repayment of Global Blue Net Debt	660.0
Management Retention Plan	30.0
Estimated Transaction Fees & Expenses	115.0

Total	$2,774.0

DIVIDEND POLICY

Since the IPO, we have not declared or paid any cash dividends on our common stock and we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Holders of our Class B common stock are not entitled to participate in any dividends declared by our board of directors.

Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock and our mandatory convertible preferred stock depends on our receipt of cash distributions from Shift4 Payments, LLC and, through Shift4 Payments, LLC, cash distributions and dividends from our other direct and indirect wholly owned subsidiaries.

Our ability to pay dividends on our common stock and our mandatory convertible preferred stock is restricted by the terms of certain of the instruments governing our existing indebtedness and may be further restricted by similar provisions contained in the instruments governing our future indebtedness. Any future determination as to the declaration and payment of dividends on our common stock and our mandatory convertible preferred stock, if any, will be at the discretion of our board of directors, subject to compliance with contractual restrictions and covenants in the agreements governing our current and future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our board of directors may deem relevant. For more information, see “Risk Factors—Risks Related to the Offering, Our Mandatory Convertible Preferred Stock and Our Class A Common Stock—We may not have sufficient funds to pay, or may choose not to pay, dividends on the mandatory convertible preferred stock at current or planned rates or at all. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On February 16, 2025, Shift4 Payments, Inc. (“Shift4”), entered into a Transaction Agreement (the “Transaction Agreement”) with Global Blue Group Holding AG (“Global Blue”). Pursuant to the Transaction Agreement, Shift4 has formed a new wholly-owned Swiss limited liability company, GT Holding 1 GmbH (the “Merger Sub”), to consummate the merger with Global Blue (the “Merger”). Following the issuance of a tender offer to acquire all of the ordinary and preferred shares of Global Blue and completion of buying these ordinary and preferred shares in Global Blue by the Merger Sub, Merger Sub and Global Blue will consummate a statutory squeeze-out merger pursuant to which Global Blue will be merged with and into Merger Sub and Merger Sub will continue as the surviving entity. The Current Report on Form 8-K filed by Shift4 with the SEC on February 18, 2025, sets forth certain additional information regarding the Merger.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” in May 2020, which is herein referred to as “Article 11.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“transaction accounting adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“management’s adjustments”). Shift4 has elected not to present management’s adjustments and has only presented transaction accounting adjustments in the following unaudited pro forma condensed combined financial information. Therefore, the unaudited pro forma condensed combined financial information does not reflect any cost savings or associated costs to achieve such savings from operating efficiencies, synergies or other restructuring that may result from the Merger.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 combines the unaudited condensed consolidated balance sheet of Shift4 as of March 31, 2025 with the unaudited consolidated statement of financial position of Global Blue as of December 31, 2024, giving effect to the Merger and the financing transactions as described in the section entitled “The Financing Transactions” as if they had been consummated on March 31, 2025.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 combines the unaudited condensed consolidated statement of operations of Shift4 for the three months ended March 31, 2025 with the unaudited consolidated income statement of Global Blue for the three months ended December 31, 2024, giving effect to the Merger and the financing transactions as if they had been consummated on January 1, 2024.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the audited consolidated statement of operations of Shift4 for the year ended December 31, 2024 with the unaudited consolidated income statement of Global Blue for the twelve months ended December 31, 2024, giving effect to the Merger and the financing transactions as if they had been consummated on January 1, 2024. The unaudited consolidated income statement of Global Blue for the twelve months ended December 31, 2024 was derived from (i) the historical unaudited consolidated income statement of Global Blue for the nine months ended December 31, 2024; plus (ii) the historical audited income statement of Global Blue for the year ended March 31, 2024; less (iii) the historical unaudited consolidated income statement of Global Blue for the nine months ended December 31, 2023.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•	The historical audited consolidated financial statements of Shift4 as of and for the year ended December 31, 2024; included in Shift4’s Annual Report on Form 10-K for the fiscal year ended

December 31, 2024, filed with the securities and exchange commission (the “SEC”) on February 19, 2025;

•

The historical unaudited condensed consolidated financial statements of Shift4 as of and for the three months ended March 31, 2025; included in Shift4’s Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on April 29, 2025;

•

The historical unaudited condensed consolidated interim financial statements of Global Blue as of and for the three and nine months ended December 31, 2023 and 2024, included as Exhibit 99.2 to Shift4’s Current Report on Form 8-K with the SEC on April 30, 2025; and

•

The historical audited consolidated financial statements of Global Blue as of and for the year ended March 31, 2024, included as Exhibit 99.1 to Shift4’s Current Report on Form 8-K filed with the SEC on April 30, 2025;

The historical consolidated financial statements of Global Blue have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and in their presentation and reporting currency of Euros (“EUR”). The historical consolidated financial statements of Shift4 have been prepared in accordance with U.S. GAAP and in their presentation and reporting currency of U.S. dollars (“USD”).

The Financing Transactions

Bridge Facilities

On February 16, 2025, in connection with the Transaction Agreement, Shift4 Payments, LLC, wholly owned subsidiary of Shift4 (“Shift4 LLC”), entered into a commitment letter with Goldman Sachs Bank USA (“GS Bank”), pursuant to which GS Bank has committed to (i) provide Shift4 LLC with 364-day bridge loan facilities in an aggregate principal amount of $1,795 million (the “Facilities”), consisting of (x) a senior secured 364-day bridge loan facility in an aggregate principal amount of $1.0 billion (the “Senior Secured Bridge Facility”) and (y) a senior unsecured 364-day bridge loan facility in an aggregate principal amount of $795.0 million (the “Senior Unsecured Bridge Facility”), and (ii) to backstop an amendment to, or replacement of, Shift4 LLC’s existing $450.0 million senior secured revolving credit facility (the “Backstop Revolving Facility” and, together with the Facilities, collectively, the “Bridge Facilities”). The Bridge Facilities are available together with cash on hand to finance the consideration payable by Shift4 to consummate the Merger with Global Blue, refinance certain indebtedness of Global Blue, and to pay costs, fees and expenses in connection with the Facilities and the Merger. The consummation of the Merger is not subject to any financing condition. The Company does not intend to leverage the Bridge Facilities to consummate the Merger and expects to instead utilize cash proceeds from the Proposed Permanent Debt Financing defined below. Therefore, other than nonrecurring fees associated with the Bridge Facilities, the Bridge Facilities are not reflected within the unaudited pro forma condensed combined financial information herein.

Mandatory Convertible Preferred Stock

Shift4 is proposing to issue $750.0 million Series A Mandatory Convertible Preferred Stock, par value $0.0001 per share (“Mandatory Convertible Preferred Stock”) of Shift4 via an underwritten public offering (the “Mandatory Offering”). In addition, Shift4 expects to grant to the underwriters a 30-day option to purchase up to an additional 15% of shares of Mandatory Convertible Preferred Stock at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments.

Proposed Permanent Debt Financing

Shift4 and/or Shift4 LLC intend to obtain certain permanent debt financing, both secured and unsecured, of up to $1,735.0 million (the “Proposed Permanent Debt Financing”) in order to finance a part of the cash consideration payable by Shift4 to consummate the Merger with Global Blue in lieu of leveraging the Bridge Facilities.

Accounting for the Merger

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with U.S. GAAP. Shift4 has been treated as the acquirer for accounting purposes and will account for the Merger as a business combination in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Global Blue’s tangible and identifiable intangible assets acquired and liabilities assumed will be recorded at fair value at the date of completion of the Merger with the excess of the purchase consideration over the fair value of Global Blue’s net assets being recorded as goodwill. The assets and liabilities of Global Blue have been measured based on various preliminary estimates using assumptions that Shift4’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information. There may be differences between these preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and the final purchase accounting which could have a material impact on the combined company’s future results of operations and financial position.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information appearing below does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon completion of the Merger.

The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical consolidated financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Merger and the financing transactions, which are discussed in further detail below. Amounts presented reflect the accounting for the acquisition of Global Blue by Shift4. These transaction accounting adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. Therefore, the unaudited pro forma condensed combined financial information is presented for illustrative purposes only and do not purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Merger been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period.

In addition, for purposes of the unaudited pro forma condensed combined financial information, certain amounts within the applicable historical consolidated financial statements of Global Blue have been reclassified to align to the financial statement presentation of Shift4, translated into U.S. dollars. The applicable historical consolidated financial statements of Global Blue are prepared in accordance with IFRS. Shift4 has performed a preliminary analysis and has not identified any material differences between IFRS and U.S. GAAP for the purposes of presenting the unaudited pro forma condensed combined financial information. A more comprehensive comparison and assessment including review of the accounting policies of Global Blue will occur, which may result in additional differences identified. Additionally, Shift4 has included certain reclassifications for consistency in the financial statement presentation.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any management adjustments, including integration activities or cost savings or synergies that may be achieved because of the Merger.

Global Blue and Shift4 have not had any material relationships prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

Other Developments

On March 12, 2025, Jared Isaacman, the Founder, Chief Executive Officer and Chairman of the Board of Directors (the “Board”) of Shift4 submitted an Ethics Agreement to the Designated Agency Ethics Official at the National Aeronautics and Space Administration (“NASA”) in connection with Mr. Isaacman’s nomination as administrator of NASA by President Trump (the “NASA Appointment”). In connection with the NASA Appointment, Shift4 entered into an agreement (the “Restructuring Transaction Agreement”) on April 29, 2025 with Mr. Isaacman and his holding companies (“Rook”) to simplify its organizational and capital structure, including, among other things, collapsing Shift4’s current “Up-C” structure (the “Up-C Collapse”) via a taxable exchange, for which Mr. Isaacman is responsible for his own tax liabilities that will be substantial, and the assignment and waiver of the TRA (collectively, the “Restructuring Transactions”). The Restructuring Transactions will provide significant benefits to Shift4, including being relieved of an estimated $542,000,000 of future Tax Receivable Agreement (the “TRA”) payments this and the other benefits to the Company arising from the Restructuring Transactions (the “Company Benefits”). The board of directors of Shift4 delegated authority to a special committee, who engaged an independent financial advisor and independent Delaware counsel, to negotiate and approve the consideration that both parties are receiving in connection with the Restructuring Transactions. Pursuant to the Restructuring Transaction Agreement, it is expected that, among other things, the following transactions will occur concurrently with Mr. Isaacman’s confirmation and appointment as administrator of NASA: (i) Rook will effect a redemption and exchange of all its of LLC Interests on a one-for-one basis for Class A common stock and cancel the corresponding shares of Class B common stock, (ii) Rook will convert all of its shares of Class C common stock on a one-for-one basis for shares of Class A common stock, and (iii) Rook will assign all of its rights and benefits under the TRA to Shift4, and each of Rook and Shift4 will waive any rights they may have to any tax benefit payments. The Restructuring Transactions are subject to several conditions, including the ratification and confirmation by the U.S. Senate of Mr. Isaacman’s appointment as administrator of NASA. Pursuant to the Restructuring Transaction Agreement, in consideration for the Company Benefits, including those described above, Mr. Isaacman, via Rook, is expected to receive approximately $198,000,000 in value, which consists of (i) a cash payment of previously accrued but not paid tax distributions in the amount of $80,000,000 and (ii) $118,000,000 of shares of our Mandatory Convertible Preferred Stock in a concurrent private placement, at the public offering price of the Mandatory Offering.

The unaudited pro forma condensed combined financial information does not present any adjustments related to the aforementioned Restructuring Transactions as the Restructuring Transactions are conditioned upon confirmation by the U.S. Senate which the timing and resolution thereof is uncertain as of the date of this prospectus supplement.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2025

	As of March 31, 2025	As of December 31, 2024	As of March 31, 2025
(in millions)	Shift4 Payments Historical	Global Blue Historical Adjusted for Reclassifications	Transaction Financing Adjustments			Transaction Accounting Adjustments			Pro Forma Combined
		Note 2	Note 4			Note 4
Assets
Current assets
Cash and cash equivalents	$1,167.3	$126.1	$1,716.5	(C	)	$(2,650.7)	(A	)	$1,047.2
			731.2	(D	)	(31.0)	(B	)
			(12.2)	(E	)
Settlement assets	289.0	31.7							320.7
Accounts receivable, net	330.6	267.0							597.6
Collateral held by the card networks	—	3.7							3.7
Prepaid expenses and other current assets	57.2	44.0							101.2

Total current assets	1,844.1	472.5	2,435.5			(2,681.7)			2,070.4

Noncurrent assets
Equipment for lease, net	176.9	—							176.9
Property, plant and equipment, net	24.0	9.9							33.9
Right-of-use assets	35.2	30.9							66.1
Collateral held by the card networks	38.8	—							38.8
Goodwill	1,472.2	532.5				(532.5)	(A	)	2,963.4
						1,491.2	(A	)
Residual commission buyouts, net	135.9	—							135.9
Capitalized customer acquisition costs, net	66.9	4.9				(4.9)	(A	)	66.9
Other intangible assets, net	767.3	103.9				(103.9)	(A	)	2,133.5
						1,366.2	(A	)
Deferred tax assets	396.3	30.6	2.4	(G	)				428.6
			(0.7)	(H	)
Other noncurrent assets	46.1	15.7							61.8

Total assets	$5,003.7	$1,200.9	$2,437.2			$(465.6)			$8,176.2

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of debt	$687.8	$0.9				$(0.9)	(A	)	$687.8
Settlement liabilities	281.9	20.5							302.4
Accounts payable	263.0	330.5							593.5
Accrued expenses and other current liabilities	100.6	93.7				(3.4)	(A	)	190.9
Current portion of TRA liability	1.1	—							1.1
Deferred revenue	11.0	—							11.0
Current lease liabilities	10.9	10.7							21.6

Total current liabilities	1,356.3	456.3	—			(4.3)			1,808.3

Noncurrent liabilities
Long-term debt	2,155.7	549.7	1,716.5	(C	)	(549.7)	(A	)	3,872.2
Noncurrent portion of TRA liability	361.4	—							361.4
Deferred tax liabilities	44.4	12.1				251.5	(A	)	308.0
Noncurrent lease liabilities	27.6	19.6							47.2
Other noncurrent liabilities	42.3	17.6							59.9

Total liabilities	3,987.7	1,055.3	1,716.5			(302.5)			6,457.0

Commitments and contingencies
Stockholders’ equity
Global Blue preferred stock	—	0.3				(0.3)	(A	)	—
Shift4 series A preferred stock	—	—	731.2	(D	)				731.2
Global Blue common stock	—	2.1				(2.1)	(A	)	—
Shift 4 class A common stock	—	—							—
Shift 4 class A common stock	—	—							—
Shift4 class C common stock	—	—							—
Additional paid-in capital	1,067.4	971.2	(162.8)	(F	)	(971.2)	(A	)	904.1
			(0.5)	(H	)
Accumulated other comprehensive loss	(2.6)	(16.3)				16.3	(A	)	(2.6)
Retained deficit	(259.6)	(825.2)	(12.2)	(E	)	825.2	(A	)	(290.8)
			2.7	(F	)	(31.0)	(B	)
			2.4	(G	)	6.9	(F	)

Total stockholders’ equity attributable to Shift4 Payments, Inc.	805.2	132.1	560.8			(156.2)			1,341.9
Noncontrolling interests	210.8	13.5	160.1	(F	)	(6.9)	(F	)	377.3
			(0.2)	(H	)

Total stockholders’ equity	1,016.0	145.6	720.7			(163.1)			1,719.2

Total liabilities and stockholders’ equity	$5,003.7	$1,200.9	$2,437.2			$(465.6)			$8,176.2

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2025

	Three Months Ended March 31, 2025	Three Months Ended December 31, 2024	Three Months Ended March 31, 2025
(in millions except share and per share amounts)	Shift4 Payments Historical	Global Blue Historical Adjusted for Reclassifications	Transaction Financing Adjustments			Transaction Accounting Adjustments			Pro Forma Combined
		Note 2	Note 5			Note 5
Gross revenue	$848.3	$140.2							$988.5
Cost of sales (exclusive of certain depreciation and amortization expense shown separately below)	(591.3)	(31.6)				8.8	(AA	)	(625.0)
						(10.9)	(AA	)
General and administrative expenses	(154.0)	(66.2)				(0.7)	(EE	)	(220.9)
Revaluation of contingent liabilities	3.7	—							3.7
Depreciation and amortization expense	(56.0)	(2.4)				1.1	(AA	)	(81.1)
						(23.8)	(AA	)
Professional expenses	(18.6)	(3.6)							(22.2)
Advertising and marketing expenses	(6.7)	(1.0)							(7.7)

Income from operations	25.4	35.4	—			(25.5)			35.3

Interest income	12.4	2.5							14.9
Other income (expense), net	(1.2)	—							(1.2)
Gain on investments in securities	0.3	—							0.3
Change in TRA liability	3.0	—							3.0
Gain from debt modifications	—	28.7				(28.7)	(DD	)	—
Interest expense	(28.5)	(17.3)	(29.4)	CC	)	17.3	(DD	)	(57.9)

Income (loss) before income taxes	11.4	49.3	(29.4)			(36.9)			(5.6)
Income tax benefit (expense)	8.1	(13.1)	5.8	(II	)	7.3	(II	)	8.1

Net income (loss)	19.5	36.2	(23.6)			(29.6)			2.5
Less: Net (income) loss attributable to noncontrolling interests	(2.8)	(2.3)	6.5	(GG	)	(1.0)	(GG	)	0.4

Net income (loss) attributable to Shift4 and Global Blue	16.7	33.9	(17.1)			(30.6)			2.9

Less: Preferred stock dividend	—	—	(11.3)	(JJ	)				(11.3)

Net income (loss) attributable to common stockholders	$16.7	$33.9	$(28.4)			$(30.6)			$(8.4)

Basic net income per share
Class A net income per share – basic	$0.24								$(0.12)

Class A weighted average common stock outstanding – basic	67,700,208								67,700,208

Class C net income per share – basic	$0.24								$(0.12)

Class C weighted average common stock outstanding – basic	1,452,252								1,452,252

Diluted net income per share
Class A net income per share – diluted	$0.20								$(0.12)

Class A weighted average common stock outstanding – diluted	90,703,736								87,501,236

Class C net income per share – diluted	$0.20								$(0.12)

Class C weighted average common stock outstanding – diluted	1,452,252								1,452,252

Basic earnings per ordinary share		$0.0001

Diluted earnings per ordinary share		$0.0001

Please refer to the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(in millions except share and per share amounts)	Shift4 Payments Historical	Global Blue Historical Adjusted for Reclassifications	Transaction Financing Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
		Note 2	Note 5		Note 5
Gross revenue	$3,330.6	$526.2					$3,856.8
Cost of sales (exclusive of certain depreciation and amortization expense shown separately below)	(2,357.5)	(109.9)			33.2	(AA)	(2,477.7)
					(43.5)	(AA)
General and administrative expenses	(459.5)	(264.0)			(31.0)	(BB)	(767.4)
					(2.9)	(EE)
					(10.0)	(HH)
Revaluation of contingent liabilities	(4.0)	—					(4.0)
Depreciation and amortization expense (a)	(199.5)	(8.4)			3.5	(AA)	(299.6)
					(95.2)	(AA)
Professional expenses	(41.4)	(14.5)					(55.9)
Advertising and marketing expenses	(21.7)	(4.8)					(26.5)

Income from operations	247.0	124.6	—		(145.9)		225.7

Interest income	33.7	6.6					40.3
Other income (expense), net	1.8	—					1.8
Gain on investments in securities	66.7	—					66.7
Change in TRA liability	(289.0)	—					(289.0)
Gain from debt modifications	—	60.5			(60.5)	(DD)	—
Interest expense	(61.8)	(68.6)	(117.5)	(CC)	68.6	(DD)	(191.5)
			(12.2)	(FF)

Income (loss) before income taxes	(1.6)	123.1	(129.7)		(137.8)		(146.0)
Income tax benefit (expense)	296.1	(43.6)	25.7	(II)	22.1	(II)	300.3

Net income (loss)	294.5	79.5	(104.0)		(115.7)		154.3
Less: Net (income) loss attributable to noncontrolling interests	(64.9)	(9.4)	32.0	(GG)	11.4	(GG)	(30.9)

Net income (loss) attributable to Shift4 and Global Blue	229.6	70.1	(72.0)		(104.3)		123.4

Less: Preferred stock dividend	—	—	(45.0)	(JJ)			(45.0)

Net income (loss) attributable to common stockholders	$229.6	$70.1	$(117.0)		$(104.3)		$78.4

Basic net income per share
Class A net income per share – basic	$3.36						$1.12

Class A weighted average common stock outstanding – basic	66,009,448						66,051,722

Class C net income per share – basic	$3.36						$1.12

Class C weighted average common stock outstanding – basic	1,668,826						1,668,826

Diluted net income per share
Class A net income per share – diluted	$3.03						$1.03

Class A weighted average common stock outstanding – diluted	89,854,352						89,896,626

Class C net income per share – diluted	$3.03						$1.03

Class C weighted average common stock outstanding – diluted	1,668,826						1,668,826

Basic earnings per ordinary share		$0.0003

Diluted earnings per ordinary share		$0.0003

Please refer to the notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The pro forma adjustments have been prepared as if the Merger and the financing transactions had been consummated on March 31, 2025, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Merger and the financing transactions had been consummated on January 1, 2024, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The historical consolidated financial statements of Global Blue have been prepared in accordance with IFRS as issued by IASB and in their presentation and reporting currency of EUR. The historical consolidated financial statements of Shift4 has been prepared in accordance with U.S. GAAP and in their presentation and reporting currency of USD. For purposes of the unaudited pro forma condensed combined financial information, Global Blue’s unaudited consolidated statement of financial position as of December 31, 2024 was translated using the spot rate on December 31, 2024 (1.035038 $/€). Global Blue’s unaudited consolidated income statement for the three months ended December 31, 2024 was translated using the average exchange rate for the three months ended December 31, 2024 (1.066758 $/€). Global Blue’s unaudited consolidated income statement for the twelve months ended December 31, 2024 was translated using the average exchange rate for the twelve months ended December 31, 2024 (1.081888 $/€).

For purposes of the unaudited pro forma condensed combined financial information, certain amounts within the historical consolidated financial statements of Global Blue has been reclassified to conform to Shift4’s financial statement presentation. Shift4 has performed a preliminary analysis and has not identified any material differences between IFRS and U.S. GAAP and accounting policies of Global Blue for the purposes of presenting the unaudited pro forma condensed combined financial information.

The preparation of the unaudited pro forma condensed combined financial information is based on reasonable estimates, assumptions and adjustments that affect the amounts reported in such financial statements and the notes thereto. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Merger and the financing transactions had been consummated on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Differences between these preliminary estimates and the final transaction accounting, expected to be completed after the closing of the Merger, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

One-time direct and incremental transaction costs will be expensed as incurred under ASC 805 and are assumed to be cash settled.

2. Reclassifications

Global Blue’s historical balances were derived from Global Blue’s historical consolidated financial statements described above and are presented under IFRS and converted from Euro to U.S. dollars based on the historical exchange rates presented above in Note 1.

During the preparation of the unaudited pro forma condensed combined financial information, Shift4 performed a preliminary review of Global Blue’s financial statements to identify differences in financial statement presentation as compared to the presentation of Shift4. Based on the information currently available, certain reclassifications have been made to Global Blue’s historical consolidated financial statements to conform to

Shift4’s presentation. Upon consummation of the Merger, further review of Global Blue’s financial statements may result in additional reclassifications, which could be materially different from the amounts set forth in the unaudited pro forma condensed combined financial information presented herein.

Refer to the table below for a preliminary reconciliation of the historical consolidated financial statements of Global Blue to Shift4’s presentation:

Unaudited Consolidated Statement of Financial Position as of December 31, 2024
Global Blue Financial Statement Line	Global Blue Historical Amount	Global Blue Historical Amount	Reclassification		Global Blue Historical Reclassified Amount	Shift4 Financial Statement Line
(in millions)	EUR	USD
ASSETS
Non-current assets
Property, plant and equipment	€39.4	$40.8	$(30.9)	(a)	$9.9	Property, plant and equipment, net
			30.9	(a)	30.9	Right-of-use assets
Intangible assets	619.6	641.3	(537.4)	(b), (c)	103.9	Other intangible assets, net
			532.5	(b)	532.5	Goodwill
			4.9	(c)	4.9	Capitalized customer acquisition costs, net
Deferred tax assets	29.6	30.6			30.6	Deferred tax assets
Investments in joint ventures and associates	0.1	0.1			0.1	Other noncurrent assets
Other non-current financial assets	15.1	15.6			15.6	Other noncurrent assets

	703.8	728.4	—		728.4

Current assets
Trade receivables	258.0	267.0			267.0	Accounts receivable, net
Other current receivables	61.4	63.6	(35.4)	(d), (e)	28.2	Prepaid expenses and other current assets
			3.7	(d)	3.7	Collateral held by the card networks
			31.7	(e)	31.7	Settlement assets
Income tax receivables	4.4	4.6			4.6	Prepaid expenses and other current assets
Prepaid expenses	10.8	11.2			11.2	Prepaid expenses and other current assets
Cash and cash equivalents	121.8	126.1			126.1	Cash and cash equivalents

	456.4	472.5	—		472.5	Total current assets

Total assets	€1,160.2	$1,200.9	$—		$1,200.9	Total assets

EQUITY AND LIABILITIES
Equity attributable to owners of the parent
Share capital	€2.3	$2.4	$(0.3)	(f)	$2.1	Common Stock
			0.3	(f)	0.3	Preferred stock
Share premium	1,900.7	1,967.3			1,967.3	Additional paid-in capital
Other equity	(0.1)	(0.1)			(0.1)	Additional paid-in capital
Other reserves	(978.0)	(1,012.3)	16.3	(g)	(996.0)	Additional paid-in capital
			(16.3)	(g)	(16.3)	Accumulated other comprehensive income (loss)
Accumulated losses	(797.3)	(825.2)			(825.2)	Retained deficit

	127.6	132.1	—		132.1	Total stockholders’ equity attributable to Global Blue

Noncontrolling interests	13.0	13.5			13.5	Noncontrolling interests

Total equity	140.6	145.6	—		145.6	Total stockholders’ equity

Unaudited Consolidated Statement of Financial Position as of December 31, 2024
Global Blue Financial Statement Line	Global Blue Historical Amount	Global Blue Historical Amount	Reclassification		Global Blue Historical Reclassified Amount	Shift4 Financial Statement Line
(in millions)	EUR	USD
Liabilities
Non-current liabilities
Loans and borrowings	531.1	549.7			549.7	Long-term debt
Other non-current financial liabilities	27.2	28.2	(19.6)	(h)	8.6	Other noncurrent liabilities
			19.6	(h)	19.6	Noncurrent lease liabilities
Deferred tax liabilities	11.7	12.1			12.1	Deferred tax liabilities
Employee benefit obligations	7.6	7.9			7.9	Other noncurrent liabilities
Provisions	1.1	1.1			1.1	Other noncurrent liabilities

	578.7	599.0	—		599.0

Current liabilities
Loans and borrowings	0.9	0.9			0.9	Current portion of debt
Other current financial liabilities	15.0	15.5	(10.7)	(i)	4.8	Accrued expenses and other current liabilities
			10.7	(i)	10.7	Current lease liabilities
Trade payables	319.3	330.5			330.5	Accounts payable
Other current liabilities	45.5	47.1	(20.5)	(j)	26.6	Accrued expenses and other current liabilities
			20.5	(j)	20.5	Settlement liabilities
Accrued liabilities	42.3	43.8			43.8	Accrued expenses and other current liabilities
Income tax liabilities	14.9	15.4			15.4	Accrued expenses and other current liabilities
Provisions	3.0	3.1			3.1	Accrued expenses and other current liabilities

	440.9	456.3	—		456.3	Total current liabilities

Total liabilities	1,019.6	1,055.3	—		1,055.3	Total liabilities

Total liabilities and equity	€1,160.2	$1,200.9	$—		$1,200.9	Total liabilities and stockholders’ equity

(a)	Reclassification of historical Global Blue right-of-use assets that are presented as a separate line item by Shift4.
(b)	Reclassification of historical Global Blue goodwill that is presented as a separate line item by Shift4.
(c)	Reclassification of historical Global Blue cost to fulfill customer contract that is presented as a separate line item by Shift4.
(d)	Reclassification of historical Global Blue collateral held by the card networks that are presented as a separate line item by Shift4.
(e)	Reclassification of historical Global Blue settlement assets that are presented as a separate line item by Shift4.
(f)	Reclassification of historical Global Blue share capital pertaining to preferred stock that are presented as a separate line item by Shift4.
(g)	Reclassification of historical Global Blue accumulated other comprehensive income (loss) that are presented as a separate line item by Shift4.
(h)	Reclassification of historical Global Blue noncurrent lease liabilities that are presented as a separate line item by Shift4.
(i)	Reclassification of historical Global Blue current lease liabilities that are presented as a separate line item by Shift4.
(j)	Reclassification of historical Global Blue settlement liabilities that are presented as a separate line item by Shift4.

Unaudited Consolidated Income Statement for the Three Months Ended December 31, 2024
Global Blue Financial Statement Line	Global Blue Historical Amount	Global Blue Historical Amount	Reclassification		Global Blue Historical Reclassified Amount	Shift4 Financial Statement Line
(in millions)	EUR	USD
Revenue	€131.4	$140.2			$140.2	Gross revenue
Operating expense	98.2	104.8	(104.8)	(a)	—
			31.6	(a)	31.6	Cost of sales (exclusive of certain depreciation and amortization expense shown separately below)
			1.0	(a)	1.0	Advertising and marketing expenses
			66.2	(a)	66.2	General and administrative expenses
			3.6	(a)	3.6	Professional expenses
			2.4	(a)	2.4	Depreciation and amortization expense

Operating profit	33.2	35.4	—		35.4	Income from operations

Finance income	2.3	2.5			2.5	Interest income
Gain from debt modifications	26.9	28.7			28.7	Gain from debt modifications
Finance costs	(16.2)	(17.3)			(17.3)	Interest expense

Net finance costs	13.0	13.9	—		13.9

Profit before tax	46.2	49.3	—		49.3	Income (loss) before income taxes

Income tax expense	12.3	13.1			(13.1)	Income tax benefit (expense)

Profit for the period	33.9	36.2	—		36.2	Net income

Profit attributable to:
Owners of the parent	31.8	33.9	(33.9)		—
Non-controlling interests	2.1	2.3			2.3	Less: Net income attributable to noncontrolling interests

Profit for the period	€33.9	$36.2	$(33.9)		$33.9	Net income attributable to Global Blue

(a)

Reclassification of historical Global Blue operating expenses to cost of sales, advertising and marketing expenses, general and administrative expenses, professional expenses and depreciation and amortization expense as presented by Shift4.

Unaudited Consolidated Income Statement for the Twelve Months Ended December 31, 2024
Global Blue Financial Statement Line	Global Blue Historical Amount	Global Blue Historical Amount	Reclassification		Global Blue Historical Reclassified Amount	Shift4 Financial Statement Line
(in millions)	EUR	USD
Revenue	€486.3	$526.2			$526.2	Gross revenue
Operating expense	371.2	401.6	(401.6)	(a)	—
			109.9	(a)	109.9	Cost of sales (exclusive of certain depreciation and amortization expense shown separately below)
			4.8	(a)	4.8	Advertising and marketing expenses
			264.0	(a)	264.0	General and administrative expenses
			14.5	(a)	14.5	Professional expenses
			8.4	(a)	8.4	Depreciation and amortization expense

Operating profit	115.1	124.6	—		124.6	Income from operations

Finance income	6.1	6.6			6.6	Interest income
Gain from debt modifications	55.9	60.5			60.5	Gain from debt modifications
Finance costs	(63.4)	(68.6)			(68.6)	Interest expense

Net finance costs	(1.4)	(1.5)	—		(1.5)

Profit before tax	113.7	123.1	—		123.1	Income (loss) before income taxes

Income tax expense	40.3	43.6			(43.6)	Income tax benefit (expense)

Profit for the period	73.4	79.5	—		79.5	Net income

Unaudited Consolidated Income Statement for the Twelve Months Ended December 31, 2024
Global Blue Financial Statement Line	Global Blue Historical Amount	Global Blue Historical Amount	Reclassification	Global Blue Historical Reclassified Amount	Shift4 Financial Statement Line
(in millions)	EUR	USD
Profit attributable to:
Owners of the parent	64.8	70.1	(70.1)	—
Non-controlling interests	8.6	9.4		9.4	Less: Net income attributable to noncontrolling interests

Profit for the period	€73.4	$79.5	$(70.1)	$70.1	Net income attributable to Global Blue

(a)

Reclassification of historical Global Blue operating expenses to cost of sales, advertising and marketing expenses, general and administrative expenses, professional expenses and depreciation and amortization expense as presented by Shift4.

3. Preliminary Purchase Price Consideration and Related Allocation

Pursuant to the Transaction Agreement, Shift4 will cause Merger Sub to commence a tender offer to acquire all of the outstanding (i) registered ordinary shares of Global Blue at a price per share equal to $7.50, (ii) registered series A convertible preferred shares of Global Blue at a price per share equal to $10.00, and (iii) registered series B convertible preferred shares of Global Blue at a price per share equal to $11.81. The purchase consideration consists of $1,945.2 million in cash to be paid at closing, $1.2 million in cash to acquire the warrants, $13.6 million in cash to be paid for Global Blue Stock Options and Vested Restricted Share Awards, $53.8 million to be paid on behalf of Global Blue to settle its transaction costs and bonuses and $636.9 million of Global Blue’s debt and accrued interest to be paid by Shift4. The total purchase consideration amounts to $2,650.7 million.

At the acceptance time, each option to purchase the Global Blue ordinary shares (each, a “Global Blue Stock Option”), whether vested or unvested and has an exercise price per Global Blue Stock Option that is less than $7.50 shall receive cash in (i) excess of $7.50 over the exercise price and (ii) the total number of the Global Blue ordinary shares. If the exercise price per Global Blue Stock Option is equal to or greater than $7.50, such Global Blue Stock Option shall be automatically cancelled for no consideration and shall have no further force or effect.

Additionally, at the acceptance time, each award of restricted Global Blue ordinary shares (or a portion thereof) (each, a “Restricted Share Award”) that vests as of immediately prior to the acceptance time (a “Vested Restricted Share Award”) shall receive cash equal to the product, of (i) $7.50 and (ii) the total number of Global Blue ordinary shares subject to such Vested Restricted Share Award. For each Restricted Share Award that is not a Vested Restricted Share Award (an “Unvested Restricted Share Award”), such Unvested Restricted Share Award shall be converted into the right to receive cash, payable by Shift4, equal to Vested Restricted Share Award subject to vesting conditions that were applicable to the corresponding Unvested Restricted Share Award immediately prior to the acceptance time, except that no performance-based vesting metrics shall apply from and after the acceptance time.

At the acceptance time, each warrant of Global Blue that is outstanding shall receive consideration in cash upon exercise.

The following is a preliminary estimate of the assets acquired and the liabilities assumed by Shift4 in the Merger, reconciled to the estimated purchase consideration (amounts in millions):

Net Assets Identified	Preliminary Estimate of Fair Value
Cash and cash equivalents	$126.1
Settlement assets	31.7
Accounts receivables	267.0
Collateral held by the card networks	3.7
Prepaid expenses and other current assets	44.0
Property, plant and equipment	9.9
Right-of-use assets	30.9
Goodwill	1,491.2
Other intangible assets	1,366.2
Deferred tax assets	30.6
Other non-current assets	15.7
Settlement liabilities	(20.5)
Accounts payables	(330.5)
Accrued expenses and other current liabilities	(90.3)
Current lease liabilities	(10.7)
Noncurrent lease liabilities	(19.6)
Deferred tax liabilities	(263.6)
Other noncurrent liabilities	(17.6)
Noncontrolling interest	(13.5)

Total fair value	$2,650.7

Value Conveyed
Purchase consideration	2,650.7

Total purchase consideration	$2,650.7

The estimated fair value and useful life of identifiable intangible assets are as follows:

	Amount	Estimated Useful Life
	(in millions)	(in years)
Trademark	$31.1	6
Customer Relationships	900.5	10
Developed Technology	434.7	10

	$1,366.2

The excess of the purchase price over the tangible assets acquired, identifiable intangible assets acquired and assumed liabilities would be recorded as a goodwill. The acquired goodwill and intangible assets are not deductible for tax purposes.

The fair values of identifiable intangible assets were estimated under the income approach using the relief-from-royalty method for acquired trademark and developed technology and the multi-period excess earnings method for customer relationships.

4. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2025

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2025 are as follows:

(A)

Reflects the purchase price allocation adjustments to record Global Blue’s assets and liabilities at estimated fair value based on the consideration conveyed. The related income statement adjustments are reflected at (AA).

(1)

Purchase consideration – Reflects purchase consideration amounting to $2,650.7 million relating to the acquisition of Global Blue including $1,945.2 million in cash to be paid at closing, $1.2 million in cash to acquire the warrants, $13.6 million in cash to be paid for Global Blue Stock Options and Vested Restricted Share Awards, $53.8 million to be paid on behalf of Global Blue to settle its transaction costs and bonuses and $636.9 million of Global Blue’s debt to be repaid upon the consummation of the Merger.

(2)	Goodwill – Reflects the elimination of historical goodwill of Global Blue and recording of preliminary estimate of goodwill.

(3)

Intangible assets – Reflects the elimination of historical balance of intangible assets of Global Blue and recording of preliminary fair value of intangible assets acquired in connection with the Merger.

	Amount	Estimated Useful Life
	(in millions)	(in years)
Trademark	$31.1	6
Customer Relationships	900.5	10
Developed Technology	434.7	10

	$1,366.2

(4)

Historical equity balances of Global Blue – Reflects the elimination of historical additional paid-in capital, ordinary shares, series A convertible preferred shares, series B convertible preferred shares, retained earnings and accumulated other comprehensive income.

(5)

Historical loans and borrowings of Global Blue – Reflects the elimination of historical balance of outstanding loans and borrowings and accrued interest of Global Blue to be repaid upon consummation of the Merger.

(6)

Deferred tax liabilities – Reflects the anticipated income tax treatment of the Merger resulting from pro forma fair value adjustments of the acquired assets and assumed liabilities based on an estimate of the Swiss blended cantonal tax rate of 20%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Merger activities, including cash needs, the geographical mix of income and changes in tax law and finalization of the purchase price allocation. Because the tax rates used for the unaudited pro forma condensed combined financial information are estimated, the blended rate will likely vary from the actual effective rate in periods subsequent to consummation of the Merger. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

(B)

Reflects the impact of nonrecurring expenses related to estimated transaction costs in the amount of $31.0 million, primarily comprised of investment banking fees, legal fees, and other related advisory costs. The related income statement adjustment is reflected at adjustment (BB).

(C)

Reflects the issuance of Proposed Permanent Debt Financing in an aggregate principal amount of USD equivalent of $1,735.0 million, as described in the sub-section entitled “Proposed Permanent Debt Financing” under the section entitled “Financing Transactions”. The debt issuance costs of $18.5 million will be deferred and amortized over the term of the Proposed Permanent Debt Financing.

(D)

Reflects the issuance of Mandatory Convertible Preferred Stock in an amount of $750.0 million, as described in the sub-section entitled “Mandatory Convertible Preferred Stock” under the section entitled “Financing Transactions”. The issuance of Mandatory Convertible Preferred Stock is shown net of estimated issuance costs of $18.8 million. Based on the information currently available and the Company’s preliminary analysis, pursuant to ASC 480-10-25-14, management believes that the mandatory conversion is not based either solely or predominantly on a fixed monetary amount based on the mandatory conversion settlement rate as a result of expected growth rate of, and expected variability in, the price of its common stock as of the date of this filing. As a result, the Mandatory Convertible Preferred Stock meets the criteria to be classified within equity. The evaluation and finalization of accounting conclusions including, but not limited to, classification of the instrument, impact to earnings per share and analysis of any potential embedded derivatives are ongoing and subject to change.

(E)

Reflects the nonrecurring fees associated with the Bridge Facilities in an amount equal to $12.2 million as an adjustment to cash and cash equivalents and retained deficit. The related income statement adjustment is reflected at adjustment (FF).

(F)	Reflects the adjustment to noncontrolling interests. The pro forma economic interests held by the noncontrolling interests as of March 31, 2025, is approximately 22.26%.

(G)	Reflects the deferred tax asset recognized associated with the fees paid on the Bridge Facilities, using the effective tax rate, in an amount equal to $2.4 million.

(H)	Reflects the incremental deferred tax liability recognized as a result of the increase in the Partnership investment, using the effective tax rate, in an amount equal to $0.7 million.

5. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2024 and for the Three Months Ended March 31, 2025

(AA)	Reflects the pro forma impacts related to the purchase price allocation discussed at adjustment (A). This includes the following impacts:

(1)

Amortization expense – Reflects elimination of historical amortization related to intangible assets of Global Blue and recording of amortization expense on intangible assets acquired in connection with the Merger, calculated based on the estimated useful lives of the identified assets, which are noted at adjustment (A). A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill by $136.6 million and three months amortization expense of approximately $3.2 million and annual amortization expense of approximately $13.0 million, assuming the estimated useful lives noted at adjustment (A).

Adjustments to amortization expense for the three months ended March 31, 2025 and the year ended December 31, 2024 are as follows:

	Three Months Ended March 31, 2025	Year Ended December 31, 2024
	(in millions)
Pro forma intangible assets amortization – cost of sales	$(10.9)	$(43.5)
Removal of historical amortization – cost of sales	8.8	33.2
Pro forma intangible assets amortization – depreciation and amortization	(23.8)	(95.2)
Removal of historical amortization – depreciation and amortization	1.1	3.5

(BB)

Reflects nonrecurring expense related to estimated transaction costs in the amount of $31.0 million, which are primarily comprised of investment banking fees, legal fees, and other related advisory costs. The related balance sheet adjustment is reflected at adjustment (B).

(CC)

Reflects estimated interest expense related to the issuance of Proposed Permanent Debt Financing, as presented at adjustment (C), calculated based on an estimated blended interest rate of 6.5%. An increase or decrease in the interest rate of 50 basis points would result in an increase or decrease in estimated interest expense of $2.2 million for the three months ended March 31, 2025 and $8.7 million for the year ended December 31, 2024. This adjustment also includes the amortization of estimated debt issuance costs of $18.6 million.

Adjustments to interest expense for the three months ended March 31, 2025 and the year ended December 31, 2024 are as follows:

	Three Months Ended March 31, 2025	Year Ended December 31, 2024
	(in millions)
Increase in interest expense	$(29.4)	$(117.5)

(DD)	Reflects the elimination of historical interest expense and gain from debt modifications associated with the repayment of $636.9 million of Global Blue’s outstanding loans and borrowings.

Adjustments to interest expense and gain from debt modification for the three months ended March 31, 2025 and the year ended December 31, 2024 are as follows:

	Three Months Ended March 31, 2025	Year Ended December 31, 2024
	(in millions)
Removal of historical interest expense	$17.3	$68.6
Removal of historical gain from debt modification	(28.7)	(60.5)

(EE)

Reflects the stock-based compensation expense of Unvested Restricted Share Awards that will vest based on the vesting schedule prior to the Merger except that no performance-based vesting condition would apply from and after the acceptance time.

Adjustments to general and administrative expenses for the three months ended March 31, 2025 and the year ended December 31, 2024 are as follows:

	Three Months Ended March 31, 2025	Year Ended December 31, 2024
	(in millions)
Increase in general and administrative expense	$(0.7)	$(2.9)

(FF)

Reflects the increase in interest expense amounting to $12.2 million due to termination of Bridge Facilities with the issuance of Mandatory Convertible Preferred Stock. The related balance sheet adjustment is reflected at adjustment (E).

(GG)

Reflects the adjustment to net income (loss) attributable to noncontrolling interests based on the pro forma economic noncontrolling interests for the three months March 31, 2025 and for year ended December 31, 2024.

(HH)	Reflects the impact of the expense related to retention bonus agreements with certain members of Global Blue management amounting to $10.0 million.

(II)	Reflects the tax impact of all pro forma adjustments for the three months ended March 31, 2025 and the year ended December 31, 2024, calculated based on the statutory tax rates of the jurisdictions

(24.9% in the United States and 20.0% in Switzerland) in which the related pro forma adjustments is recorded.

(JJ)	Reflects the dividends paid on the preferred stock, at a rate of 6%, amounting to $11.3 million for the three months ended March 31, 2025 and $45.0 million for the year ended December 31, 2024.

6. Unaudited Pro Forma Net Income (Loss) Per Share

Unaudited pro forma net income (loss) per share for the three months ended March 31, 2025 and the year ended December 31, 2024 is computed by dividing pro forma net income (loss) attributable to common shareholders by the pro forma weighted average number of shares of common stock outstanding for the same period, assuming the Merger occurred on January 1, 2024.

The impact of the conversion of the Mandatory Convertible Preferred Stock, RSUs and Convertible Senior Notes due 2025 is anti-dilutive for the three months ended March 31, 2025 due to pro forma net loss position. The impact of the conversion of the Mandatory Convertible Preferred Stock is anti-dilutive for the year ended December 31, 2024.

	Three Months Ended March 31, 2025, Pro Forma	Year Ended December 31, 2024, Pro Forma
Pro forma net income (loss)	$2.5	$154.3
Less: Pro forma net income (loss) attributable to noncontrolling interests	0.4	(30.9)
Dividend on preferred stock	(11.3)	(45.0)
Adjustment to pro forma net income (loss) attributable to common stockholders	—	(2.4)

Pro forma net income (loss) attributable to common stockholders – basic	(8.4)	76.0

Reallocation of pro forma net income (loss) from noncontrolling interests to common stockholders due to effect of dilutive securities	(2.5)	18.3

Pro forma net income (loss) attributable to common stockholders – diluted	$(10.9)	$94.3

Numerator – allocation of pro forma net income (loss) attributable to common stockholders:
Pro forma net income (loss) allocated to Class A common stock – basic	$(8.2)	74.1
Reallocation of pro forma net income (loss) from noncontrolling interests to common stockholders due to effect of dilutive securities	(2.5)	18.5

Pro forma net income (loss) allocated to Class A common stock – diluted	$(10.7)	$92.6

	Three Months Ended March 31, 2025, Pro Forma	Year Ended December 31, 2024, Pro Forma
Pro forma net income (loss) allocated to Class C common stock – basic	$(0.2)	$1.9
Reallocation of pro forma net income (loss) from noncontrolling interests to common stockholders due to effect of dilutive securities	—	(0.2)

Pro forma net income (loss) allocated to Class C common stock – diluted	$(0.2)	$1.7

Denominator:
Weighted average shares of Class A common stock outstanding – basic	67,700,208	66,051,722
Effect of dilutive securities:
LLC Interests	19,801,028	22,160,725
RSUs	—	1,684,179

Weighted average shares of Class A common stock outstanding – diluted	87,501,236	89,896,626

Weighted average shares of Class C common stock outstanding – basic and diluted	1,452,252	1,668,826

Pro forma net income (loss) per share – Basic:
Class A common stock	$(0.12)	$1.12
Class C common stock	$(0.12)	$1.12
Pro forma net income (loss) per share – Diluted:
Class A common stock	$(0.12)	$1.03
Class C common stock	$(0.12)	$1.03

CAPITALIZATION

The following table sets forth the cash and cash equivalents and total capitalization of Shift4 Payments, Inc. as of March 31, 2025:

•	on an actual basis; and

•

pro forma to give effect to the (i) consummation of the Global Blue Merger; (ii) issuance and sale of our mandatory convertible preferred stock in this offering (assuming no exercise of the underwriters’ option to cover over-allotments, if any) and (iii) proposed additional permanent debt financing of up to $1,735.0 million and the use of proceeds therefrom, for the payment of a portion of the cash consideration due in respect of the Global Blue Merger and related fees, costs and expenses.

The following table does not give effect to the Restructuring Transactions.

You should read this table in conjunction with “Use of Proceeds” and our consolidated financial statements incorporated by reference in this prospectus supplement, the notes thereto and the other financial data incorporated by reference in this prospectus supplement. The as adjusted information may not reflect our cash, short-term debt and capitalization in the future, including in connection with further financing activities related to the Global Blue Merger.

	As of March 31, 2025
	Actual	Pro Forma
(in millions, except per share and share amounts)
Cash and cash equivalents	$1,167.3	$1,047.2

Long-term debt of Shift4 Payments, Inc.:
0.00% Convertible Senior Notes due 2025(1)	690.0	690.0
0.50% Convertible Senior Notes due 2027(1)	632.5	632.5
Long-term debt of Shift4 Payments, LLC:
Senior Secured Revolving Credit Facility (“Revolving Credit Facility”)(2)	—	—
Proposed Permanent Debt Financing	—	1,735.0
4.625% Senior Notes due 2026(1)	450.0	450.0
6.750% Senior Notes due 2032(1)	1,100.0	1,100.0
Total debt(3)	2,872.5	4,607.5
Stockholders’ equity:
Preferred stock, $0.0001 par value, 20,000,000 shares authorized at March 31, 2025, none issued and outstanding, actual and pro forma; 7,500,000 shares of % Series A Mandatory Convertible Preferred Stock, issued and outstanding, pro forma	—	731.2
Class A common stock, par value $0.0001 per share; 300,000,000 shares authorized, 67,470,986 shares issued and outstanding, actual, pro forma and pro forma	—	—
Class B common stock, par value $0.0001 per share; 100,000,000 shares authorized, 19,801,028 shares issued and outstanding, actual, pro forma and pro forma	—	—
Class C common stock, par value $0.0001 per share; 100,000,000 shares authorized, 1,347,373 shares issued and outstanding, actual, pro forma and pro forma	—	—
Additional paid-in capital	1,067.4	904.1
Accumulated other comprehensive income (loss)	(2.6)	(2.6)
Retained deficit	(259.6)	(290.8)
Noncontrolling interests	210.8	377.3

Total stockholders’ equity	1,016.0	1,719.2

Total capitalization	$3,888.5	$6,326.7

(1)	Excludes an aggregate of approximately $29.0 million of unamortized capitalized financing costs.
(2)	There were no borrowings and borrowing capacity on the Revolving Credit Facility was $450.0 million ($112.5 million of which is available for the issuance of letters of credit) as of March 31, 2025.
(3)	Total debt excludes issuance costs and unamortized capitalized loan fees.

DESCRIPTION OF MANDATORY CONVERTIBLE PREFERRED STOCK

The following is a summary of certain provisions of our  % Series A Mandatory Convertible Preferred Stock, par value $0.0001 per share (the “mandatory convertible preferred stock”). It is only a summary and is not complete. The terms of the mandatory convertible preferred stock will be set forth in a certificate of designations (the “certificate of designations”) and our amended and restated certificate of incorporation (the “certificate of incorporation”). We qualify this summary by referring you to the certificate of designations and our certificate of incorporation, because they, and not this summary, define your rights as a holder of the mandatory convertible preferred stock. We will provide you with a copy of the certificate of designations, which includes the form of the global certificates that will represent the shares of mandatory convertible preferred stock, and our certificate of incorporation, as provided under the caption “Where You Can Find Additional Information.”

Certain terms used in this summary are defined below under the caption “—Definitions.” Certain other terms used in this summary are defined in the certificate of designations.

References to “we,” “us” and “our” in this section refer to Shift4 Payments, Inc. only and not to any of its subsidiaries. As used in this section, the term “including” means “including without limitation.”

This “Description of Mandatory Convertible Preferred Stock” section supplements and, to the extent inconsistent therewith, supersedes the information in the accompanying prospectus under the caption “Description of Capital Stock—Preferred Stock.”

Generally

Our certificate of incorporation authorizes us to issue up to 20,000,000 shares of preferred stock, $0.0001 par value per share, in one or more series, and authorizes our board of directors to designate the preferences, rights and other terms of each series. As of the date of this prospectus supplement, no shares of preferred stock were outstanding. We will issue 7,500,000 shares (or, if the underwriters fully exercise their over-allotment option, 8,625,000 shares) of mandatory convertible preferred stock in this offering.

Subject to applicable law, we or our subsidiaries may directly or indirectly repurchase or otherwise acquire mandatory convertible preferred stock in the open market or otherwise, whether through private or public tender or exchange offers, cash-settled swaps or other cash-settled derivatives, without the consent of, or notice to, the holders. The certificate of designations requires us to promptly deliver to the transfer agent for cancellation all mandatory convertible preferred stock that we or our subsidiaries have purchased or otherwise acquired.

Transfer Agent, Registrar, Conversion Agent and Paying Agent

Equiniti Trust Company, LLC is the transfer agent and registrar for our Class A common stock and will act as the initial transfer agent, registrar, conversion agent and paying agent for the mandatory convertible preferred stock. However, we may at any time designate any additional or rescind the designation of any transfer agent, registrar, paying agent or conversion agent, and we or any of our subsidiaries may choose to act as registrar, paying agent or conversion agent as well, without prior notice to the preferred stockholders.

Registered Holders

Absent manifest error, a person in whose name any share of mandatory convertible preferred stock is registered on the registrar’s books will be considered to be the holder of that share for all purposes, and only registered holders will have rights under our certificate of incorporation and certificate of designations as holders of the mandatory convertible preferred stock. Unless any global certificates are exchanged for physical certificates pursuant to the procedures set forth under the caption “—Book Entry, Settlement and Clearance,” Cede & Co., as nominee of DTC, will be the sole registered holder of the mandatory convertible preferred stock.

The mandatory convertible preferred stock will initially be issued in global form, represented by one or more global certificates registered in the name of Cede & Co., as nominee of DTC, and DTC will act as the initial depositary for the mandatory convertible preferred stock. In limited circumstances, global certificates may be exchanged for physical certificates registered in the name of the applicable preferred stockholder. See “—Book Entry, Settlement and Clearance” for a definition of these terms and a description of certain DTC procedures that will be applicable to mandatory convertible preferred stock represented by global certificates.

Transfers and Exchanges

A preferred stockholder may transfer or exchange its mandatory convertible preferred stock at the office of the registrar in accordance with the certificate of designations. We, the transfer agent and the registrar may require the preferred stockholder to, among other things, deliver appropriate endorsements or transfer instruments as we or they may reasonably require. In addition, subject to the terms of the certificate of designations, we, the transfer agent and the registrar may refuse to register the transfer or exchange of any share of mandatory convertible preferred stock that is subject to conversion or redemption.

Listing

We intend to apply to have the mandatory convertible preferred stock listed on the NYSE under the symbol “FOUR PRA.” If the listing is approved, we expect trading to commence within 30 days after the “initial issue date” (as defined below under the caption “—Definitions”). However, our listing application may not be approved. Moreover, even if the listing is approved, a liquid trading market for the mandatory convertible preferred stock may not develop, and the listing may be subsequently withdrawn. Accordingly, you may not be able to sell your mandatory convertible preferred stock at the times you wish to or at favorable prices, if at all.

Payments on the Mandatory Convertible Preferred Stock

We will pay (or cause the paying agent to pay) all declared cash dividends or other cash amounts due on any mandatory convertible preferred stock represented by a global certificate by wire transfer of immediately available funds or otherwise in accordance with the applicable procedures of the depositary. We will pay (or cause the paying agent to pay) all declared cash dividends or other cash amounts due on any mandatory convertible preferred stock represented by a physical certificate as follows:

•

if the aggregate “liquidation preference” (as defined below under the caption “—Definitions”) of the mandatory convertible preferred stock represented by such physical certificate is at least $5.0 million (or such lower amount as we may choose in our sole and absolute discretion) and the holder of such mandatory convertible preferred stock entitled to such cash dividend or amount has delivered to the paying agent, no later than the time set forth below, a written request to receive payment by wire transfer to an account of such holder within the United States, by wire transfer of immediately available funds to such account; and

•	in all other cases, by check mailed to the address of such holder set forth in the register for the mandatory convertible preferred stock.

To be timely, a written request referred to in the first bullet point above must be delivered no later than the “close of business” (as defined below under the caption “—Definitions”) on the following date: (i) with respect to the payment of any declared cash dividend due on a dividend payment date for the mandatory convertible preferred stock, the immediately preceding regular record date; and (ii) with respect to any other payment, the date that is 15 calendar days immediately before the date such payment is due.

If the due date for a payment on any mandatory convertible preferred stock is not a “business day” (as defined below under the caption “—Definitions”), then such payment may be made on the immediately following business day with the same force and effect as if such payment were made on that due date, and no interest, dividend or other amount will accrue or accumulate on such payment as a result of the related delay. Solely for purposes of the immediately preceding sentence, a day on which the applicable place of payment is authorized or required by law or executive order to close or be closed will be deemed not to be a “business day.”

Ranking

The mandatory convertible preferred stock will rank as follows:

•

senior to (i) “dividend junior stock” (as defined below under the caption “—Definitions”) with respect to the payment of dividends; and (ii) “liquidation junior stock” (as defined below under the caption “—Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•

equally with (i) “dividend parity stock” (as defined below under the caption “—Definitions”) with respect to the payment of dividends; and (ii) “liquidation parity stock” (as defined below under the caption “—Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•

junior to (i) “dividend senior stock” (as defined below under the caption “—Definitions”) with respect to the payment of dividends; and (ii) “liquidation senior stock” (as defined below under the caption “—Definitions”) with respect to the distribution of assets upon our liquidation, dissolution or winding up;

•	junior to our existing and future indebtedness and other liabilities, including our Convertible Notes; and

•

structurally junior to all of our subsidiaries’ existing and future indebtedness and other liabilities, including trade payables, and (to the extent we are not a holder thereof) capital stock, including the 4.625% Senior Notes due 2026 and 6.750% Senior Notes due 2032 issued by Shift4 Payments, LLC and Shift4 Payments Finance Sub, Inc.

As of March 31, 2025, excluding intercompany indebtedness, Shift4 Payments, Inc. and its consolidated subsidiaries had approximately $2,872.5 million total principal amount of consolidated debt outstanding and no outstanding class of equity securities that would rank equally with or senior to the mandatory convertible preferred stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up.

Dividends

Generally

The mandatory convertible preferred stock will accumulate cumulative dividends at a rate per annum equal to  % on the liquidation preference thereof, whether or not declared or funds are legally available for their payment. Subject to the rights of holders of any dividend senior stock and the other provisions described below, such dividends will be payable when, as and if declared by our “board of directors” (as defined below under the caption “—Definitions”), out of funds legally available for their payment to the extent paid in cash, quarterly in arrears on each “dividend payment date” (as defined below under the caption “—Definitions”) to the preferred stockholders of record as of the close of business on the “regular record date” (as defined below under the caption “—Definitions”) immediately preceding the applicable dividend payment date. Dividends on the mandatory convertible preferred stock will accumulate from, and including, the last date to which dividends have been paid (or, if no dividends have been paid, from, and including, the initial issue date) to, but excluding, the next dividend payment date, and dividends will cease to accumulate from and after May 1, 2028. No interest, dividend or other amount will accrue or accumulate on any dividend on the mandatory convertible preferred stock that is not declared or paid on the applicable dividend payment date.

Accumulated dividends will be computed on the basis of a 360-day year consisting of twelve 30-day months. If declared in full for payment in cash, the first scheduled dividend on the mandatory convertible preferred stock payable on August 1, 2025 will be approximately $     per share, assuming the initial issue date is     , 2025. Each subsequent scheduled quarterly dividend, if declared in full for payment in cash, will be $     per share.

Declared dividends on the mandatory convertible preferred stock will be payable, at our election, in cash, shares of our Class A common stock or a combination of cash and shares of our Class A common stock, in the manner, and subject to the provisions, described below under the caption “—Method of Payment.” References in this “Description of Mandatory Convertible Preferred Stock” section to dividends “paid” on the mandatory convertible preferred stock, and any other similar language, will be deemed to include dividends paid thereon in shares of Class A common stock in accordance with the provisions described in this “—Dividends” section.

Each payment of declared dividends on the mandatory convertible preferred stock will be applied to the earliest “dividend period” (as defined below under the caption “—Definitions”) for which dividends have not yet been paid.

Method of Payment

Generally

Each declared dividend on the mandatory convertible preferred stock will be paid in cash unless we elect, by sending written notice to each preferred stockholder no later than the 10th “scheduled trading day” (as defined below under the caption “—Definitions”) before the applicable dividend payment date, to pay all or any portion of such dividend in shares of our Class A common stock. Such written notice must state the total dollar amount of the declared dividend per share of mandatory convertible preferred stock and the respective dollar portions thereof that will be paid in cash and in shares of our Class A common stock. Any such election made in such written notice, once sent, will be irrevocable (as to the applicable declared dividend) and will apply to all shares of mandatory convertible preferred stock then outstanding. We will not be permitted to send such a written notice if it conflicts with any irrevocable election that we have made pursuant to the provisions described in the following paragraph.

In addition, we will have the right, exercisable by sending notice to each preferred stockholder, to elect to irrevocably fix the respective percentage portions of the dollar amounts of all future declared dividends on the mandatory convertible preferred stock that will be paid in cash and in shares of our Class A common stock. If we make such an irrevocable election, then such election will apply to all declared dividends on the mandatory convertible preferred stock whose regular record date occurs on or after the fifth scheduled trading day after the date on which we have sent notice of such irrevocable election to the preferred stockholders. If we make an irrevocable election pursuant to the provisions described in this paragraph, then we will, substantially concurrently, either post the substance of such irrevocable election on our website or disclose the same in a current report on Form 8-K (or any successor form) that is filed with, or furnished to, the SEC.

Dividends Paid Partially or Entirely in Shares of Class A Common Stock

The number of shares of Class A common stock payable in respect of any dollar amount of a declared dividend that we have elected to pay in shares of Class A common stock will be (x) such dollar amount, divided by (y) the “dividend stock price” (as defined below under the caption “—Definitions”) for such dividend. However, notwithstanding anything to the contrary, in no event will the total number of shares of Class A common stock issuable per share of mandatory convertible preferred stock as payment for a declared dividend exceed an amount equal to (x) the total dollar amount of such declared dividend per share of mandatory convertible preferred stock (including, for the avoidance of doubt, the portion thereof that we have not elected to pay in shares of Class A common stock), divided by (y) the “floor price” (as defined below under the caption

“—Definitions”) in effect on the last “VWAP trading day” (as defined below under the caption “—Definitions”) of the related “dividend stock price observation period” (as defined below under the caption “—Definitions”). If the dollar amount of such declared dividend per share of mandatory convertible preferred stock that we have elected to pay in shares of Class A common stock exceeds the product of such dividend stock price and the number of shares of Class A common stock delivered or deliverable (without regard to our obligation to pay cash in lieu of any fractional share of Class A common stock) per share of mandatory convertible preferred stock in respect of such dividend, then we will, to the extent we are legally able to do so, declare and pay, on the relevant dividend payment date, such excess amount in cash ratably in respect of all shares of mandatory convertible preferred stock then outstanding.

The initial floor price for the mandatory convertible preferred stock is $     per share of Class A common stock. The floor price will be subject to adjustment, as provided in the definition of “floor price” under the caption “—Definitions,” whenever the “boundary conversion rates” (as defined below under the caption “—Definitions”) are adjusted pursuant to the provisions described below under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments.”

Payment of Cash in Lieu of any Fractional Share of Class A Common Stock

Notwithstanding anything to the contrary in the provisions described above, in lieu of delivering any fractional share of Class A common stock otherwise issuable as payment for all or any portion of a declared dividend that we have elected to pay in shares of Class A common stock, we will, to the extent we are legally able to do so, pay cash based on the “daily VWAP” (as defined below under the caption “—Definitions”) per share of our Class A common stock on the last VWAP trading day of the relevant dividend stock price observation period.

When Preferred Stockholders Become Stockholders of Record of Shares of Class A Common Stock Issued as Payment for a Declared Dividend

If we have elected to pay all or any portion of a declared dividend on any share of mandatory convertible preferred stock in shares of Class A common stock, then such shares of Class A common stock, when issued, will be registered in the name of the holder of such share of mandatory convertible preferred stock as of the close of business on the related regular record date, and such holder will be deemed to become the holder of record of such shares of Class A common stock as of the close of business on the last VWAP trading day of the related dividend stock price observation period.

Settlement Delayed if Necessary to Calculate the Dividend Stock Price

If we have elected to pay all or any portion of a declared dividend in shares of Class A common stock and the last VWAP trading day of the related dividend stock price observation period occurs on or after the related dividend payment date, then the payment of such declared dividend will be made on the business day immediately after such last VWAP trading day and no interest, dividend or other amount will accrue or accumulate during the related period as a result of the related delay.

Securities Laws Matters

If, in our reasonable judgment, the issuance of shares of Class A common stock as payment for any declared dividend on the mandatory convertible preferred stock, or the resale of those shares by preferred stockholders or beneficial owners that are not, and have not at any time during the preceding three months been, an “affiliate” (as defined below under the caption “—Definitions”) of ours, requires registration under the Securities Act, then we will use our commercially reasonable efforts to:

•

file and cause there to become effective under the Securities Act a registration statement covering such issuance or covering such resales from time to time, pursuant to Rule 415 under the Securities Act, by such preferred stockholders or beneficial owners, as applicable; and

•

keep such registration statement effective under the Securities Act until all such shares are resold pursuant to such registration statement or are, or would be, eligible for resale without restriction, pursuant to Rule 144 under the Securities Act (or any successor rule), by preferred stockholders or beneficial owners that are not, and have not at any time during the preceding three months been, an affiliate of ours.

In addition, we will use our commercially reasonable efforts to qualify or register such shares under applicable U.S. state securities laws, to the extent required in our reasonable judgment.

Treatment of Dividends Upon Redemption or Conversion

If the “acquisition non-occurrence redemption date” (as defined below under the caption “—Optional Redemption Upon an Acquisition Non-Occurrence Event—Redemption Date”) or the “conversion date” (as defined below under the caption “—Definitions”), as the case may be, of any share of mandatory convertible preferred stock is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption or conversion, as applicable, to receive, on or, at our election, before such dividend payment date, such declared dividend on such share.

Except as described in the preceding paragraph or below under the captions “—Optional Redemption Upon an Acquisition Non-Occurrence Event,” “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Mandatory Conversion—Unpaid Accumulated Dividend Amount,” “—Early Conversion at the Option of the Preferred Stockholders—Unpaid Accumulated Dividend Amount” and “—Conversion During a Make-Whole Fundamental Change Conversion Period—Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount,” dividends on any share of mandatory convertible preferred stock will cease to accumulate from and after the acquisition non-occurrence redemption date or conversion date, as applicable, for such share.

Limitations on Our Ability to Pay Dividends

We may not have sufficient cash to pay dividends on the mandatory convertible preferred stock. In addition, applicable law (including the Delaware General Corporation Law), regulatory authorities and the agreements governing our current and future indebtedness may restrict our ability to pay dividends on the mandatory convertible preferred stock. Similarly, statutory, contractual or other restrictions may limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us to enable us to pay cash dividends on the mandatory convertible preferred stock. See “Risk Factors—Risks Related to the Offering, Our Mandatory Convertible Preferred Stock and Our Class A Common Stock—We are a holding company and will depend upon funds from our subsidiaries, including Shift4 Payments, LLC, to pay cash dividends on the mandatory convertible preferred stock.” and “—We may not have sufficient funds to pay, or may choose not to pay, dividends on the mandatory convertible preferred stock. In addition, regulatory and contractual restrictions may prevent us from declaring or paying dividends.”

Priority of Dividends; Limitation on Junior Payments; No Participation Rights

Except as described below under “—Limitation on Dividends on Parity Stock” and “—Limitation on Junior Payments,” the certificate of designations will not prohibit or restrict us or our board of directors from declaring or paying any dividend or distribution (whether in cash, securities or other property, or any combination of the foregoing) on any class or series of our stock and, unless such dividend or distribution is declared on the mandatory convertible preferred stock, the mandatory convertible preferred stock will not be entitled to participate in such dividend or distribution.

For purposes of the following two paragraphs, a dividend on the mandatory convertible preferred stock will be deemed to have been paid if such dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto.

Limitation on Dividends on Parity Stock

If:

•

less than all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been declared and paid as of any dividend payment date (or, in case of dividend parity stock having dividend payment dates different from those for the mandatory convertible preferred stock, on a dividend payment date falling within a regular dividend period related to such other dividend payment date); or

•

our board of directors declares a dividend on the mandatory convertible preferred stock that is less than the total amount of unpaid dividends on the outstanding mandatory convertible preferred stock that would accumulate to, but excluding, the dividend payment date following such declaration, then, until and unless all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been paid, no dividends may be declared or paid on any class or series of dividend parity stock unless dividends are simultaneously declared on the mandatory convertible preferred stock on a pro rata basis, such that (i) the ratio of (x) the dollar amount of dividends so declared per share of mandatory convertible preferred stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of mandatory convertible preferred stock immediately before the payment of such dividend is no less than (ii) the ratio of (x) the dollar amount of dividends so declared or paid per share of such class or series of dividend parity stock to (y) the dollar amount of the total accumulated and unpaid dividends per share of such class or series of dividend parity stock immediately before the payment of such dividend (which dollar amount in this clause (y) will, if dividends on such class or series of dividend parity stock are not cumulative, be the full amount of dividends per share thereof in respect of the most recent dividend period thereof). For the avoidance of doubt, any unpaid dividends on the Mandatory Convertible Preferred Stock will continue to accumulate except as described herein.

Limitation on Junior Payments

If any mandatory convertible preferred stock is outstanding, then no dividends or distributions (whether in cash, securities or other property, or any combination of the foregoing) will be declared or paid on any of our “junior stock” (as defined below under the caption “—Definitions”), and neither we nor any of our “subsidiaries” (as defined below under the caption “—Definitions”) will purchase, redeem or otherwise acquire for value (whether in cash, securities or other property, or any combination of the foregoing) any of our junior stock, in each case unless all accumulated dividends on the mandatory convertible preferred stock then outstanding for all prior completed dividend periods, if any, have been paid in full. However, the restrictions described in the preceding sentence will not apply to the following:

•	dividends and distributions on junior stock that are payable solely in shares of junior stock, together with cash in lieu of any fractional share;

•	purchases, redemptions or other acquisitions of junior stock with the proceeds of a substantially concurrent sale of other junior stock;

•

purchases, redemptions or other acquisitions of junior stock in connection with the administration of any equity award or benefit or other incentive plan of ours (including any employment contract) in the ordinary course of business, including (x) the forfeiture of unvested shares of restricted stock, or any withholdings (including withholdings effected by a repurchase or similar transaction), or other surrender, of shares that would otherwise be deliverable upon exercise, delivery or vesting of equity awards under any such plan or contract, in each case whether for payment of applicable taxes or the exercise price, or otherwise; (y) cash paid in connection therewith in lieu of issuing any fractional share; and (z) purchases of junior stock pursuant to a publicly announced repurchase plan to offset the dilution resulting from issuances pursuant to any such plan or contract; provided, however, that repurchases pursuant to this clause (z) will be permitted pursuant to the exception described in this bullet point only to the extent that the number of shares of junior stock so repurchased does not exceed the related “number of incremental diluted shares” (as defined below under the caption “—Definitions”);

•

purchases, or other payments in lieu of the issuance, of any fractional share of junior stock in connection with the conversion, exercise or exchange of such junior stock or of any securities convertible into, or exercisable or exchangeable for, junior stock;

•

(x) dividends and distributions of junior stock, or rights to acquire junior stock, pursuant to a stockholder rights plan; and (y) the redemption or repurchase of such rights pursuant to such stockholder rights plan;

•	purchases of junior stock pursuant to a binding contract (including a stock repurchase plan) to make such purchases, if such contract was in effect before the initial issue date;

•

the settlement of any convertible note hedge transactions or capped call transactions entered into in connection with the issuance, by us or any of our subsidiaries, of any debt securities that are convertible into, or exchangeable for, our Class A common stock (or into or for any combination of cash and our Class A common stock based on the value of our Class A common stock), provided such convertible note hedge transactions or capped call transactions, as applicable, are on customary terms and were entered into either (x) before the initial issue date or (y) in compliance with the provision described in the first sentence under this “—Limitation on Junior Payments” section;

•

the acquisition, by us or any of our subsidiaries, of record ownership of any junior stock solely on behalf of persons (other than us or any of our subsidiaries) that are the beneficial owners thereof, including as trustee or custodian; and

•	the exchange, conversion or reclassification of junior stock solely for or into other junior stock, together with the payment, in connection therewith, of cash in lieu of any fractional share.

For the avoidance of doubt, the provisions described in this “—Limitation on Junior Payments” section will not prohibit or restrict the payment or other acquisition for value of any debt securities that are convertible into, or exchangeable for, any junior stock.

Rights Upon Our Liquidation, Dissolution or Winding Up

If we liquidate, dissolve or wind up, whether voluntarily or involuntarily, then, subject to the rights of any of our creditors or holders of any outstanding liquidation senior stock, each share of mandatory convertible preferred stock will entitle the holder thereof to receive payment for the following amount out of our assets or funds legally available for distribution to our stockholders, after satisfaction of liabilities to our creditors and holders of any of our liquidation senior stock and before any such assets or funds are distributed to, or set aside for the benefit of, any liquidation junior stock (including our Class A common stock):

•	the liquidation preference per share of mandatory convertible preferred stock, which is equal to $100.00 per share; and

•	all unpaid dividends that will have accumulated on such share (whether or not declared) to, but excluding, the date of such payment.

Upon payment of such amount in full on the outstanding mandatory convertible preferred stock, holders of the mandatory convertible preferred stock will have no rights to our remaining assets or funds, if any. If such assets or funds are insufficient to pay such amount in full on all outstanding shares of mandatory convertible preferred stock and the corresponding amounts payable in respect of all outstanding shares of liquidation parity stock, if any, then, subject to the rights of any of our creditors or holders of any outstanding liquidation senior stock, such assets or funds will be distributed ratably on the outstanding shares of mandatory convertible preferred stock and liquidation parity stock in proportion to the full accumulated and unpaid respective distributions to which such shares would otherwise be entitled.

For purposes of the provisions described above in this “—Rights Upon Our Liquidation, Dissolution or Winding Up” section, our consolidation or combination with, or merger with or into, or the sale, lease or other transfer of all or substantially all of our assets (other than a sale, lease or other transfer in connection with our liquidation, dissolution or winding up) to, another person will not, in itself, constitute our liquidation, dissolution or winding up under the certificate of designations, even if, in connection therewith, the mandatory convertible preferred stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing.

We may have no assets or funds available for payment on the mandatory convertible preferred stock upon our liquidation, dissolution or winding up. See “Risk Factors—Risks Related to the Offering, Our Mandatory Convertible Preferred Stock and Our Class A Common Stock—The mandatory convertible preferred stock will be junior to our indebtedness and will be structurally junior to the liabilities of our subsidiaries.” The Certificate of Designations will not contain any provision requiring funds to be set aside to protect the liquidation preference of the mandatory convertible preferred stock even though it is substantially in excess of the par value thereof.

Voting Rights

The mandatory convertible preferred stock will have no voting rights except as described below, as provided in our certificate of incorporation or as required by the Delaware General Corporation Law.

Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event

Generally

If a “dividend non-payment event” (as defined below under the caption “—Definitions”) occurs, then, subject to the other provisions described below, we will cause the authorized number of our directors to be increased by two and the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, will have the right to elect two directors to fill such two new directorships (the “preferred stock directors”) at our next annual meeting of stockholders (or, if earlier, at a special meeting of our stockholders called for such purpose in accordance with the procedures described below under the caption “—The Right to Call a Special Meeting to Elect Preferred Stock Directors”) and at each following annual meeting of our stockholders until such dividend non-payment event has been cured, at which time such right will terminate with respect to the mandatory convertible preferred stock until and unless a subsequent dividend non-payment event occurs. However, as a condition to the election of any such director, such election must not cause us to violate any rule of the NYSE or any other securities exchange or other trading facility on which any of our securities are then listed or qualified for trading requiring that a majority of our directors be independent. We refer to this condition as the “director qualification requirement.” In addition, our board of directors will at no time include more than two preferred stock directors. Upon the termination of such right with respect to the mandatory convertible preferred stock and all other outstanding “voting parity stock” (as defined below under the caption “—Definitions”), if any, the term of office of each person then serving as a preferred stock director will immediately and automatically terminate and the authorized number of our directors will automatically decrease by two.

Each preferred stock director will hold office until our next annual meeting of stockholders or, if earlier, upon his or her death, resignation or removal or the termination of the term of such office as described above.

Removal and Vacancies of the Preferred Stock Directors

At any time, each preferred stock director may be removed either (i) with cause in accordance with applicable law; or (ii) with or without cause by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing a majority of the combined voting power of the mandatory convertible preferred stock and such voting parity stock.

During the continuance of a dividend non-payment event, subject to the director qualification requirement, a vacancy in the office of any preferred stock director (other than vacancies before the initial election of the preferred stock directors in connection with such dividend non-payment event) may be filled by the remaining preferred stock director or, if there is no remaining preferred stock director or such vacancy resulted from the removal of a preferred stock director, by the affirmative vote of the preferred stockholders, voting together as a single class with the holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing a majority of the combined voting power of the mandatory convertible preferred stock and such voting parity stock.

The Right to Call a Special Meeting to Elect Preferred Stock Directors

During the continuance of a dividend non-payment event, the preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting rights that are then exercisable, representing at least 25% of the combined voting power of the mandatory convertible preferred stock and such voting parity stock will have the right to call a special meeting of stockholders for the election of preferred stock directors (including an election to fill any vacancy in the office of any preferred stock director). Such right may be exercised by written notice, executed by such preferred stockholders and holders of voting parity stock, as applicable, delivered to us at our principal executive offices (except that, in the case of any global certificate representing the mandatory convertible preferred stock or such voting parity stock, such notice must instead comply with the applicable “depositary procedures” (as defined below under the caption “—Definitions”)). However, if our next annual or special meeting of stockholders is scheduled to occur within 90 days after such right is exercised, and we are otherwise permitted to conduct such election at such next annual or special meeting, then such election will instead be included in the agenda for, and conducted at, such next annual or special meeting.

Voting and Consent Rights with Respect to Specified Matters

Subject to the other provisions described below, while any mandatory convertible preferred stock is outstanding, each of the following events will require, and cannot be effected without, the affirmative vote or consent of preferred stockholders, and holders of each class or series of voting parity stock, if any, with similar voting or consent rights with respect to such event, representing at least two thirds of the combined outstanding voting power of the mandatory convertible preferred stock and such voting parity stock, if any:

(1)

any amendment or modification of our certificate of incorporation to authorize or create, or to increase the authorized number of shares of, any class or series of dividend senior stock or liquidation senior stock;

(2)

any amendment, modification or repeal of any provision of our certificate of incorporation or the certificate of designations that, individually or in the aggregate with all other such amendments, modifications or repeals made pursuant to the provision described in this clause (2), materially and adversely affects the rights, preferences or voting powers of the mandatory convertible preferred stock (other than an amendment, modification or repeal permitted by the provisions described below under the caption “—Certain Amendments Permitted Without Consent”); or

(3)

our consolidation or combination with, or merger with or into, another person, or any binding or statutory share exchange or reclassification involving the mandatory convertible preferred stock, in each case unless:

(a)

the mandatory convertible preferred stock either (i) remains outstanding after such consolidation, combination, merger, share exchange or reclassification; or (ii) is converted or reclassified into, or is exchanged for, or represents solely the right to receive, preference securities of the continuing, resulting or surviving person of such consolidation, combination, merger, share exchange or reclassification, or the parent thereof;

(b)	the mandatory convertible preferred stock that remains outstanding or such preference securities, as applicable, have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by our board of directors in good faith) to the holders thereof than the rights, preferences and voting powers, taken as a whole, of the mandatory convertible preferred stock immediately before the consummation of such consolidation, combination, merger, share exchange or reclassification; and

(c)

if not us, the issuer of the mandatory convertible preferred stock that remains outstanding or such preference securities, as applicable, is a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (who, if not us, will, for the avoidance of doubt, succeed us under the certificate of designations).

However, a consolidation, combination, merger, share exchange or reclassification that satisfies the requirements of clauses (a), (b) and (c) of paragraph (3) above will not require any vote or consent pursuant to paragraph (1) or (2) above. In addition, each of the following will be deemed not to adversely affect the rights, preferences or voting powers of the mandatory convertible preferred stock (or cause any of the rights, preferences or voting powers of any such preference securities to be materially less favorable as described above) and will not require any vote or consent pursuant to any of the preceding clauses (1), (2) or (3):

•	any increase in the number of the authorized but unissued shares of our undesignated preferred stock;

•	any increase in the number of authorized or issued shares of mandatory convertible preferred stock;

•	the creation and issuance, or increase in the authorized or issued number, of any class or series of stock that is neither dividend senior stock nor liquidation senior stock; and

•

the application of the provisions described below under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Effect of Class A Common Stock Change Event,” including the execution and delivery of any supplemental instruments described under such caption solely to give effect to such provisions.

If any event described in paragraphs (1), (2) or (3) above would adversely (and, in the case of paragraph (2), individually or in the aggregate with all other amendments, modifications or repeals referred to in such paragraph, materially) affect the rights, preferences or voting powers of one or more, but not all, classes or series of voting parity stock (which term, solely for these purposes, includes the mandatory convertible preferred stock), then those classes or series whose rights, preferences or voting powers would not be adversely (and, in the case of paragraph (2), individually or in the aggregate with all other amendments, modifications or repeals referred to in such paragraph, materially) affected will be deemed not to have voting or consent rights with respect to such event. Furthermore, an amendment, modification or repeal described in paragraph (2) above that, individually or in the aggregate with all other amendments, modifications or repeals referred to in such paragraph, materially and adversely affects the special rights, preferences or voting powers of the mandatory convertible preferred stock cannot be effected without the affirmative vote or consent of preferred stockholders, voting separately as a class, of at least two thirds of the mandatory convertible preferred stock then outstanding.

Certain Amendments Permitted Without Consent

Notwithstanding anything to the contrary described in paragraph (2) above under the caption “—Voting and Consent Rights with Respect to Specified Matters,” we may amend, modify or repeal any of the terms of the mandatory convertible preferred stock without the vote or consent of any preferred stockholder to:

•

cure any ambiguity or correct any omission, defect or inconsistency in the certificate of designations or the certificates representing the mandatory convertible preferred stock, including the filing of a certificate of correction, or a corrected instrument, pursuant to Section 103(f) of the Delaware General Corporation Law in connection therewith;

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conform the provisions of the certificate of designations or the certificates, if any, representing the mandatory convertible preferred stock to this “Description of Mandatory Convertible Preferred Stock” section, as supplemented by the related pricing term sheet; or

•

make any other change to our certificate of incorporation, the certificate of designations or the certificates representing the mandatory convertible preferred stock that does not, individually or in the aggregate with all other such changes, adversely affect the rights of any preferred stockholder (other than preferred stockholders that have consented to such change), as such, in any material respect (as determined by our board of directors in good faith).

Procedures for Voting and Consents

If any vote or consent of the preferred stockholders will be held or solicited, including at a regular annual meeting or a special meeting of stockholders, then our board of directors will adopt customary rules and procedures at its discretion to govern such vote or consent, subject to the other provisions described in this section. Such rules and procedures may include fixing a record date to determine the preferred stockholders (and, if applicable, holders of voting parity stock) that are entitled to vote or provide consent, as applicable, rules governing the solicitation and use of proxies or written consents and customary procedures for the nomination and designation, by preferred stockholders (and, if applicable, holders of voting parity stock), of preferred stock directors for election. Without limiting the foregoing, the persons calling any special meeting of stockholders pursuant to the provisions described above under “—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event—The Right to Call a Special Meeting to Elect Preferred Stock Directors” will, at their election, be entitled to specify one or more preferred stock director nominees in the notice referred to in such section, if such special meeting is scheduled to include the election of any preferred stock director (including an election to fill any vacancy in the office of any preferred stock director).

Each share of mandatory convertible preferred stock will be entitled to one vote on each matter on which the holders of the mandatory convertible preferred stock are entitled to vote separately as a class and not together with the holders of any other class or series of stock (except as described in this section with respect to voting parity stock). The respective voting powers of the mandatory convertible preferred stock and all classes or series of voting parity stock entitled to vote on any matter together as a single class will be determined (including for purposes of determining whether a plurality, majority or other applicable portion of votes has been obtained) in proportion to their respective liquidation amounts. Solely for these purposes, the liquidation amount of the mandatory convertible preferred stock or any such class or series of voting parity stock will be the maximum amount payable in respect of the mandatory convertible preferred stock or such class or series, as applicable, assuming we are liquidated on the record date for the applicable vote or consent (or, if there is no record date, on the date of such vote or consent).

At any meeting in which the mandatory convertible preferred stock (and, if applicable, any class or series of voting parity stock) is entitled to elect any preferred stock director (including to fill any vacancy in the office of any preferred stock director), the presence, in person or by proxy, of holders of mandatory convertible preferred stock (and, if applicable, holders of each such class or series) representing a majority of the outstanding voting power of the mandatory convertible preferred stock (and, if applicable, each such class or series) will constitute a quorum. The affirmative vote of a majority of the outstanding voting power of the mandatory convertible preferred stock (and, if applicable, each such class or series) cast at such a meeting at which a quorum is present will be sufficient to elect the preferred stock director(s).

A consent or affirmative vote of the preferred stockholders pursuant to the provisions described above under the caption “—Voting and Consent Rights with Respect to Specified Matters” may be given or obtained either in writing without a meeting or in person or by proxy at a regular annual meeting or a special meeting of stockholders.

Shares Held by Us or Our Affiliates

In determining whether the holders of the required number of outstanding shares of mandatory convertible preferred stock (and, if applicable voting parity stock) have concurred in any direction, waiver or consent, shares of mandatory convertible preferred stock owned by us or any of our affiliates will be deemed not to be outstanding.

Conversion Provisions of the Mandatory Convertible Preferred Stock

Generally

The mandatory convertible preferred stock will be convertible into shares of our Class A common stock (together, if applicable, with cash in lieu of any fractional share of Class A common stock and, in certain circumstances, cash in payment for certain dividends on the mandatory convertible preferred stock) in the manner described below. In no event will any preferred stockholder be entitled to convert a number of shares of mandatory convertible preferred stock that is not a whole number.

Mandatory Conversion

Generally

Unless previously converted or redeemed, each outstanding share of mandatory convertible preferred stock will automatically convert, for settlement on the “mandatory conversion settlement date” (as defined below under the caption “—Definitions”), at the “mandatory conversion rate” (as defined below under the caption “—Definitions”). For the avoidance of doubt, the minimum conversion rate, maximum conversion rate, minimum conversion price and maximum conversion price used to determine the mandatory conversion rate will be subject to adjustment pursuant to the provisions described below, including under the caption “—Boundary Conversion Rate Adjustments.” We refer to such an automatic conversion as a “mandatory conversion.” The mandatory conversion settlement date is scheduled to occur on May 1, 2028.

Calculation of the Mandatory Conversion Rate

The mandatory conversion rate will be determined based on the average of the daily VWAPs for each VWAP trading day in the “mandatory conversion observation period,” which is the 20 consecutive VWAP trading days beginning on, and including, the 21st scheduled trading day immediately before May 1, 2028. We refer to this average as the “mandatory conversion stock price.”

As more fully set forth in its definition, the mandatory conversion rate will generally be as follows:

Mandatory Conversion Stock Price	Mandatory Conversion Rate
Equal to or greater than the maximum conversion price	The minimum conversion rate

Less than the maximum conversion price, but greater than the minimum conversion price	An amount (rounded to the nearest fourth decimal place) equal to (x) $100.00, divided by (y) the mandatory conversion stock price

Equal to or less than the minimum conversion price	The maximum conversion rate

Accordingly, the mandatory conversion rate will be no less than the “minimum conversion rate” and no more than the “maximum conversion rate” (each, as defined below under the caption “—Definitions”), which are initially      and      shares of Class A common stock, respectively, per share of mandatory convertible preferred stock. Each of the minimum conversion rate and the maximum conversion rate, which we refer to collectively as the “boundary conversion rates,” is subject to adjustment pursuant to the provisions described below under the caption “—Boundary Conversion Rate Adjustments.”

The initial “minimum conversion price” and “maximum conversion price” (each, as defined below under the caption “—Definitions”) are $     and $    , respectively, and the initial maximum conversion price represents a premium of approximately     % over the initial minimum conversion price. Each of the minimum conversion price and the maximum conversion price, which we refer to collectively as the “boundary conversion prices,” will be subject to adjustment, as provided in their respective definitions, whenever the boundary conversion rates are adjusted pursuant to the provisions described below under the caption “—Boundary Conversion Rate Adjustments.”

The table below presents the mandatory conversion rates that would apply for a series of hypothetical mandatory conversion stock prices, based on the initial boundary conversion rates. Also presented in the table below is the assumed conversion value per share of mandatory convertible preferred stock at each mandatory conversion rate, which is calculated as the product of such mandatory conversion rate and the applicable mandatory conversion stock price. The table below is for illustrative purposes only, and the actual mandatory conversion stock price, mandatory conversion rate and conversion value will be determined at the end of the mandatory conversion observation period.

Hypothetical Mandatory Conversion Stock Price	Mandatory Conversion Rate	Assumed Conversion Value per Share of Mandatory Convertible Preferred Stock
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$
$		$

As shown in the table above, the assumed conversion value per share of mandatory convertible preferred stock will (i) exceed the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion stock price exceeds the maximum conversion price; (ii) be equal to the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion stock price is between the minimum conversion price and the maximum conversion price; and (iii) be less than the liquidation preference per share of mandatory convertible preferred stock if the mandatory conversion stock price is less than the minimum conversion price. In addition, if the trading price of our Class A common stock at the time we settle any mandatory conversion is less than the applicable mandatory conversion stock price, then the actual conversion value at the time of settlement will be less than the assumed conversion values illustrated in the table above.

Unpaid Accumulated Dividend Amount

If, as of the conversion date for the mandatory conversion of any share of mandatory convertible preferred stock, an “unpaid accumulated dividend amount” (as defined below under the caption “—Definitions”) exists for such share, then the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) such unpaid accumulated dividend amount, divided by (ii) the greater of (x) the floor price in effect on such conversion date; and (y) the “dividend make-whole stock price” (as defined below under the caption “—Definitions”) for such conversion. However, if such unpaid accumulated dividend amount exceeds the product of such dividend make-whole stock price and such number of shares added to the mandatory conversion rate, then we will, to the extent we are legally able to do so, declare and pay such excess amount in cash to the holder of such share of mandatory convertible preferred stock being converted (and, if we declare less than all of such excess for payment, then such payment will be made pro rata on all shares to be converted pursuant to a mandatory conversion).

Early Conversion at the Option of the Preferred Stockholders

Generally

Preferred stockholders will have the right to convert all or any portion of their shares of mandatory convertible preferred stock at any time until the close of business on the mandatory conversion date, at the minimum conversion rate. We refer to such a conversion at the option of the preferred stockholders as an “early conversion.” However, if the conversion date for any early conversion occurs during a “make-whole fundamental change conversion period” (as defined below under the caption “—Definitions”), which we refer to as a “make-whole fundamental change conversion,” then such early conversion will be at the “make-whole fundamental change conversion rate” (as defined below under the caption “—Conversion During a Make-Whole Fundamental Change Conversion Period”) instead of the minimum conversion rate.

Notwithstanding anything to the contrary, shares of mandatory convertible preferred stock that are called for redemption pursuant to the provisions described below under the caption “—Optional Redemption Upon an Acquisition Non-Occurrence Event” may not be submitted for conversion after the close of business on the business day immediately before the related acquisition non-occurrence redemption date.

Unpaid Accumulated Dividend Amount

If, as of the conversion date for the early conversion of any share of mandatory convertible preferred stock, other than a make-whole fundamental change conversion, an unpaid accumulated dividend amount exists for such share, then the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) such unpaid accumulated dividend amount, divided by (ii) the greater of (x) the floor price in effect on such conversion date; and (y) the dividend make-whole stock price for such conversion. If such unpaid accumulated dividend amount exceeds the product of such dividend make-whole stock price and such number of shares added to the mandatory conversion rate, then we will have no obligation to pay such excess in cash or any other consideration.

Conversion During a Make-Whole Fundamental Change Conversion Period

Generally

If a “make-whole fundamental change” (as defined below under the caption “—Definitions”) occurs and the conversion date for the early conversion of any share of mandatory convertible preferred stock occurs during the related make-whole fundamental change conversion period, then, subject to the provisions described below, such early conversion will be settled at the conversion rate (the “make-whole fundamental change conversion rate”) set forth in the table below corresponding (after interpolation as described below) to the effective date and the “make-whole fundamental change stock price” (as defined below under the caption “—Definitions”) of such make-whole fundamental change:

Make-Whole Fundamental Change Stock Price
Effective Date	$	$	$	$	$	$	$	$
, 2025
May 1, 2026
May 1, 2027
May 1, 2028

If such effective date or make-whole fundamental change stock price is not set forth in the table above, then:

•

if such make-whole fundamental change stock price is between two prices in the table above or the effective date is between two dates in the table above, then the make-whole fundamental change conversion rate will be determined by straight-line interpolation between the make-whole fundamental change conversion rates set forth for the higher and lower prices in the table above or the earlier and later dates in the table above, based on a 365- or 366-day year, as applicable;

•

if the make-whole fundamental change stock price is greater than $     (subject to adjustment in the same manner as the make-whole fundamental change stock prices set forth in the column headings of the table above are adjusted, as described below under the caption “—Adjustment of Make-Whole Fundamental Change Stock Prices and Conversion Rates”) per share, then the make-whole fundamental change conversion rate will be the minimum conversion rate in effect on the relevant conversion date; and

•

if the make-whole fundamental change stock price is less than $     (subject to adjustment in the same manner) per share, then the make-whole fundamental change conversion rate will be the maximum conversion rate in effect on the relevant conversion date.

Adjustment of Make-Whole Fundamental Change Stock Prices and Conversion Rates

Whenever the minimum conversion rate is adjusted pursuant to the provisions described below under the caption “—Boundary Conversion Rate Adjustments—Generally,” each make-whole fundamental change stock price in the first row (i.e., the column headers) of the table above will be automatically adjusted at the same time by multiplying such make-whole fundamental change stock price by a fraction whose numerator is the minimum conversion rate immediately before such adjustment and whose denominator is the minimum conversion rate immediately after such adjustment. The make-whole fundamental change conversion rates in the table above will be adjusted in the same manner as, and at the same time and for the same events for which, the boundary conversion rates are adjusted pursuant to the provisions described below under the caption “—Boundary Conversion Rate Adjustments—Generally.”

Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount

If any share of mandatory convertible preferred stock is to be converted pursuant to a make-whole fundamental change conversion and, as of the effective date of the relevant make-whole fundamental change, an unpaid accumulated dividend amount exists for such share, then we will pay such unpaid accumulated dividend amount upon settlement of such conversion, in the manner, and subject to the provisions, described below. In addition, if a “future dividend present value amount” (as defined below under the caption “—Definitions”) exists for such share as of such effective date, then we will also pay such future dividend present value amount upon such settlement, in the manner, and subject to the provisions, described below.

Each of the unpaid accumulated dividend amount and the future dividend present value amount will be paid in cash, to the extent we are legally able to do so, unless we elect to pay all or any portion thereof in shares of our Class A common stock. To make such an election, the notice of such make-whole fundamental change that we send pursuant to the provisions described below under the caption “—Notice of the Make-Whole Fundamental Change” must be sent no later than the business day after the effective date of the make-whole fundamental change and must state such election and specify the respective dollar amounts of the unpaid accumulated dividend amount or future dividend present value amount, as applicable, per share of mandatory convertible preferred stock that will be paid in cash and in shares of our Class A common stock. Any such election made in such make-whole fundamental change notice, once sent, will be irrevocable and will apply to all conversions of the mandatory convertible preferred stock with a conversion date occurring during the related make-whole fundamental change conversion period. However, to the extent that we are not legally able to pay any portion of the unpaid accumulated dividend amount or the future dividend present value amount in cash, we will elect to pay the same in shares of our Class A common stock.

If we elect to pay all or any portion of the unpaid accumulated dividend amount or future dividend present value amount relating to a make-whole fundamental change conversion in shares of Class A common stock, then:

•

the conversion rate applicable to such conversion will be increased by a number of shares (rounded to the nearest fourth decimal place) equal to (i) the dollar amount of such unpaid accumulated dividend amount or future dividend present value amount, as applicable, to be paid in shares of Class A common stock, divided by (ii) the greater of (x) the floor price in effect on the conversion date for such conversion; and (y) the dividend make-whole stock price for such conversion; and

•

if the dollar amount of such unpaid accumulated dividend amount or future dividend present value amount, as applicable, to be paid in shares of Class A common stock exceeds the product of such dividend make-whole stock price and such number of shares added to the make-whole fundamental change conversion rate in respect thereof, then we will, to the extent we are legally able to do so, declare and pay such excess amount in cash to the holders of the relevant mandatory convertible preferred stock being converted (and, if we declare less than all of such excess for payment, then such payment will be made pro rata on all shares to be converted with a conversion date occurring during the related make-whole fundamental change conversion period).

Our obligation to pay the future dividend present value amount (whether in cash or by increasing the make-whole fundamental change conversion rate) in connection with a make-whole fundamental change could be considered a penalty under applicable law, in which case its enforceability could be subject to general principles of reasonableness and equitable remedies.

Notice of the Make-Whole Fundamental Change

No later than the business day after the effective date of any make-whole fundamental change, we will send notice to the preferred stockholders of such make-whole fundamental change. Such notice will also include certain addition information set forth in the certificate of designations, including the following:

•

a brief description of the preferred stockholders’ right to convert their shares of mandatory convertible preferred stock at the make-whole fundamental change conversion rate and, if applicable, to receive the unpaid accumulated dividend amount and the future dividend present value amount;

•	the make-whole fundamental change conversion period;

•	the make-whole fundamental change conversion rate; and

•

the unpaid accumulated dividend amount and future dividend present value amount per share of mandatory convertible preferred stock, including the dollar amounts thereof that we have elected to pay in cash or in shares of our Class A common stock.

If we do not send such notice by the business day after such effective date, then the last day of the related make-whole fundamental change conversion period will be extended by the number of days from, and including, the business day after such effective date to, but excluding, the date we provide the notice.

Conversion Procedures

Mandatory Conversion

Mandatory conversion will occur automatically, and without the need for any action on the part of the preferred stockholders, for all shares of mandatory convertible preferred stock that remain outstanding as of the mandatory conversion date. The shares of Class A common stock due upon mandatory conversion of any mandatory convertible preferred stock will be registered in the name of, and, if applicable, the cash due upon conversion will be delivered to, the holder of such mandatory convertible preferred stock as of the close of business on the mandatory conversion date.

Make-Whole Fundamental Change Conversions and Other Early Conversions

To convert a beneficial interest in a global certificate pursuant to an early conversion (including a make-whole fundamental change conversion), the owner of the beneficial interest must:

•	comply with the depositary procedures for converting the beneficial interest (at which time such conversion will become irrevocable); and

•	if applicable, pay any documentary or other taxes as described below.

To convert any share of mandatory convertible preferred stock represented by a physical certificate pursuant to an early conversion (including a make-whole fundamental change conversion), the holder of such share must:

•	complete, manually sign and deliver to the conversion agent the conversion notice attached to such physical certificate or a facsimile of such conversion notice;

•	deliver such physical certificate to the conversion agent (at which time such conversion will become irrevocable);

•	furnish any endorsements and transfer documents that we or the conversion agent may require; and

•	if applicable, pay any documentary or other taxes as described below.

We refer to the first business day on which the requirements described above to convert a share of mandatory convertible preferred stock are satisfied as the “early conversion date.”

Mandatory convertible preferred stock may be surrendered for early conversion (including a make-whole fundamental change conversion) only after the “open of business” (as defined below under the caption “—Definitions”) and before the close of business on a day that is a business day.

Settlement Upon Conversion

Generally

Subject to the provisions described below under the caption “—Payment of Cash in Lieu of any Fractional Share of Class A Common Stock,” we will pay or deliver, as applicable, the following consideration for each share of mandatory convertible preferred stock to be converted:

•

a number of shares of our Class A common stock equal to the “applicable conversion rate” (as defined below under the caption “—Definitions”) in effect immediately before the close of business on the conversion date for such conversion; and

•	to the extent applicable, the cash due in respect of any unpaid accumulated dividend amount or future dividend present value amount on such share.

We will (subject to the depositary procedures, if such share of mandatory convertible preferred stock is represented by a global certificate) pay or deliver, as applicable, such consideration on or before the second business day immediately after such conversion date.

Payment of Cash in Lieu of any Fractional Share of Class A Common Stock

In lieu of delivering any fractional share of Class A common stock otherwise due upon conversion, we will, to the extent we are legally able to do so, pay cash based on the “last reported sale price” (as defined below under the caption “—Definitions”) per share of our Class A common stock on the conversion date for such conversion (or, if such conversion date is not a “trading day” (as defined below under the caption “—Definitions”), the immediately preceding trading day).

Treatment of Accumulated Dividends upon Conversion

Except as described above under the captions “—Mandatory Conversion—Unpaid Accumulated Dividend Amount,” “—Early Conversion at the Option of the Preferred Stockholders—Unpaid Accumulated Dividend Amount” and “—Conversion During a Make-Whole Fundamental Change Conversion Period—Unpaid Accumulated Dividend Amount and Future Dividend Present Value Amount,” we will not adjust the conversion rate to account for any accumulated and unpaid dividends on any mandatory convertible preferred stock being converted.

If the conversion date of any share of mandatory convertible preferred stock to be converted is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then such dividend will be paid pursuant to the provisions described above under the caption “—Dividends—Treatment of Dividends Upon Redemption or Conversion” notwithstanding such conversion.

When Converting Preferred Stockholders Become Stockholders of Record of the Shares of Class A Common Stock Issuable Upon Conversion

The person in whose name any share of Class A common stock is issuable upon conversion of any mandatory convertible preferred stock will be deemed to become the holder of record of that share as of the close of business on the conversion date for such conversion.

Boundary Conversion Rate Adjustments

Generally

Each boundary conversion rate will be adjusted for the events described below. However, we are not required to adjust the boundary conversion rates for these events (other than a stock split or combination or a tender or exchange offer) if each preferred stockholder participates, at the same time and on the same terms as holders of our Class A common stock, and solely by virtue of being a holder of the mandatory convertible preferred stock, in such transaction or event without having to convert such preferred stockholder’s mandatory convertible preferred stock and as if such preferred stockholder held a number of shares of our Class A common stock equal to the product of (i) the maximum conversion rate in effect on the related record date; and (ii) the total number of shares of mandatory convertible preferred stock held by such preferred stockholder on such record date.

(1)

Stock Dividends, Splits and Combinations. If we issue solely shares of our Class A common stock as a dividend or distribution on all or substantially all shares of our Class A common stock, or if we effect a stock split or a stock combination of our Class A common stock (in each case excluding an issuance solely pursuant to a Class A common stock change event, as to which the provisions described below under the caption “—Effect of Class A Common Stock Change Event” will apply), then each boundary conversion rate will be adjusted based on the following formula:

where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the “record date” (as defined below under the caption “—Definitions”) for such dividend or distribution, or immediately before the close of business on the effective date of such stock split or stock combination, as applicable;

CR1 =	such boundary conversion rate in effect immediately after the close of business on such record date or effective date, as applicable;

OS0 =	the number of shares of our Class A common stock outstanding immediately before the close of business on such record date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and

OS1 =	the number of shares of our Class A common stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

Any adjustment made under this clause (1) shall become effective immediately after the close of business on the record date for such dividend or distribution, or immediately after the open of business on the effective date for such stock split or stock combination, as applicable. If any dividend, distribution, stock split or stock combination of the type described in this paragraph (1) is declared or announced, but not so paid or made, then each boundary conversion rate will be readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the applicable boundary conversion rate that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(2)

Rights, Options and Warrants. If we distribute, to all or substantially all holders of our Class A common stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions described below in paragraph (3)(a) and under the caption “—Stockholder Rights Plans” will apply) entitling such holders, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of our Class A common stock at a price per share that is less than the average of the last reported sale prices per share of our Class A common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced, then each boundary conversion rate will be increased based on the following formula:

where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on such record date;

CR1 =	such boundary conversion rate in effect immediately after the close of business on such record date;

OS =	the number of shares of our Class A common stock outstanding immediately before the close of business on such record date;

X =	the total number of shares of our Class A common stock issuable pursuant to such rights, options or warrants; and

Y =	a number of shares of our Class A common stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the last reported sale prices per share of our Class A common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date such distribution is announced.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the close of business on the record date for such distribution. To the extent such rights, options or warrants are not so distributed, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the increase to such boundary conversion rate for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of our Class A common stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the increase to such boundary conversion rate for such distribution been made on the basis of delivery of only the number of shares of our Class A common stock actually delivered upon exercise of such rights, option or warrants.

For purposes of this paragraph (2), in determining whether any rights, options or warrants entitle holders of our Class A common stock to subscribe for or purchase shares of our Class A common stock at a price per share that is less than the average of the last reported sale prices per share of our Class A common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the date the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by our board of directors.

(3)	Spin-Offs and Other Distributed Property.

(a)

Distributions Other than Spin-Offs. If we distribute shares of our “capital stock” (as defined below under the caption “—Definitions”), evidences of our indebtedness or other assets or property of ours, or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Class A common stock, excluding:

•

dividends, distributions, rights, options or warrants for which an adjustment to the boundary conversion rates is required (or would be required without regard to the “deferral exception” (as defined below under the caption “—The Deferral Exception”)) pursuant to paragraph (1) or (2) above;

•

dividends or distributions paid exclusively in cash for which an adjustment to the boundary conversion rates is required (or would be required without regard to the deferral exception) pursuant to paragraph (4) below;

•	rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided below under the caption “—Stockholder Rights Plans”;

•	spin-offs for which an adjustment to the boundary conversion rates is required (or would be required without regard to the deferral exception) pursuant to paragraph (3)(b) below;

•	a distribution solely pursuant to a tender offer or exchange offer for shares of our Class A common stock, as to which the provisions described below in paragraph (5) will apply; and

•	a distribution solely pursuant to a Class A common stock change event, as to which the provisions described below under the caption “—Effect of Class A Common Stock Change Event” will apply,

then each boundary conversion rate will be increased based on the following formula:

where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the record date for such distribution;

CR1 =	such boundary conversion rate in effect immediately after the close of business on such record date;

SP =	the average of the last reported sale prices per share of our Class A common stock for the 10 consecutive trading days ending on, and including, the trading day immediately before the “ex-dividend date” (as defined below under the caption “—Definitions”) for such distribution; and

FMV =	the fair market value (as determined by our board of directors), as of such record date, of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of our Class A common stock pursuant to such distribution.

However, if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to each boundary conversion rate, each preferred stockholder will receive, for each share of mandatory convertible preferred stock held by such preferred stockholder on such record date, at the same time and on the same terms as holders of our Class A common stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants that such preferred stockholder would have received in such distribution if such preferred stockholder had owned, on such record date, a number of shares of our Class A common stock equal to the maximum conversion rate in effect on such record date.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of business on the record date for such distribution. To the extent such distribution is not so paid or made, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid.

(b)

Spin-Offs. If we distribute or dividend shares of capital stock of any class or series, or similar equity interests, of or relating to an affiliate or subsidiary or other business unit of ours to all or substantially all holders of our Class A common stock (other than solely pursuant to (x) a Class A common stock change event, as to which the provisions described below under the caption “—Effect of Class A Common Stock Change Event” will apply; or (y) a tender offer or exchange offer for shares of our Class A common stock, as to which the provisions described below in paragraph (5) will apply), and such capital stock or equity interests are listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “spin-off”), then each boundary conversion rate will be increased based on the following formula:

where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the last trading day of the “spin-off valuation period” (as defined below) for such spin-off;

CR1 =	such boundary conversion rate in effect immediately after the close of business on the last trading day of the spin-off valuation period;

FMV =	the product of (x) the average of the last reported sale prices per share or unit of the capital stock or equity interests distributed in such spin-off over the 10 consecutive trading day period (the “spin-off valuation period”) beginning on, and including, the ex-dividend date for such spin-off (such average to be determined as if references to our Class A common stock in the definitions of “last reported sale price,” “trading day” and “market disruption event” were instead references to such capital stock or equity interests); and (y) the number of shares or units of such capital stock or equity interests distributed per share of our Class A common stock in such spin-off; and

SP =	the average of the last reported sale prices per share of our Class A common stock for each trading day in the spin-off valuation period.

Any increase made under the portion of this clause (3) above will become effective at the close of business on the last trading day of the spin-off valuation period. Notwithstanding anything to the contrary, if the conversion date for any share of mandatory convertible preferred stock to be converted occurs during the spin-off valuation period, then, solely for purposes of determining the consideration due in respect of such conversion, such spin-off valuation period will be deemed to consist of the trading days occurring in the period from, and including, the ex-dividend date for such spin-off to, and including, such conversion date.

To the extent any dividend or distribution of the type described above in this paragraph (3)(b) is declared but not made or paid, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(4)

Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of our Class A common stock, then each boundary conversion rate will be increased based on the following formula:

where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the record date for such dividend or distribution;

CR1 =	such boundary conversion rate in effect immediately after the close of business on such record date;

SP =	the last reported sale price per share of our Class A common stock on the trading day immediately before the ex-dividend date for such dividend or distribution; and

D =	the cash amount distributed per share of our Class A common stock in such dividend or distribution.

However, if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the boundary conversion rates, each preferred stockholder will receive, for each share of mandatory convertible preferred stock held by such preferred stockholder on such record date, at the same time and on the same terms as holders of our Class A common stock, the amount of cash that such preferred stockholder would have received in such dividend or distribution if such preferred stockholder had owned, on such record date, a number of shares of our Class A common stock equal to the maximum conversion rate in effect on such record date.

Any increase made under this clause (4) shall become effective immediately after the close of business on the record date for such dividend or distribution. To the extent such dividend or distribution is declared but not made or paid, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(5)

Tender Offers or Exchange Offers. If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of our Class A common stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) under the Exchange Act), and the value (determined as of the expiration time by our board of directors) of the cash and other consideration paid per share of our Class A common stock in such tender or exchange offer exceeds the average of the last reported sale prices per share of our Class A common stock over the ten (10) consecutive trading day period (the “tender/exchange offer valuation period”) commencing on, and including, the trading day next succeeding the last date (the “expiration date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then each boundary conversion rate will be increased based on the following formula:

where:

CR0 =	such boundary conversion rate in effect immediately before the close of business on the last trading day of the tender/exchange offer valuation period;

CR1 =	such boundary conversion rate in effect immediately after the close of business on the last trading day of the tender/exchange offer valuation period;

AC =	the aggregate value (determined as of the time (the “expiration time”) such tender or exchange offer expires by our board of directors) of all cash and other consideration paid for shares of our Class A common stock purchased or exchanged in such tender or exchange offer;

OS0 =	the number of shares of our Class A common stock outstanding immediately before the expiration time (including all shares of our Class A common stock accepted for purchase or exchange in such tender or exchange offer);

OS1 =	the number of shares of our Class A common stock outstanding immediately after the expiration time (excluding all shares of our Class A common stock accepted for purchase or exchange in such tender or exchange offer); and

SP =	the average of the last reported sale prices per share of our Class A common stock over the tender/exchange offer valuation period;

provided, however, that such boundary conversion rate will in no event be adjusted down pursuant to the provisions described in this paragraph (5), except to the extent provided in the immediately following paragraph.

Any increase made under this clause (5) shall become effective at the close of business on the last trading day of the tender/exchange offer valuation period. Notwithstanding anything to the contrary, if the conversion date for any share of mandatory convertible preferred stock to be converted occurs during the tender/exchange offer valuation period for such tender or exchange offer, then, solely for purposes of determining the consideration due in respect of such conversion, such tender/exchange offer valuation period will be deemed to consist of the trading days occurring in the period from, and including, the trading day immediately after the expiration date to, and including, such conversion date.

To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Class A common stock in such tender or exchange offer are rescinded, each boundary conversion rate will be readjusted to the applicable boundary conversion rate that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Class A common stock, if any, actually made, and not rescinded, in such tender or exchange offer.

We will not be required to adjust the boundary conversion rates except as described above in this “—Boundary Conversion Rate Adjustments—Generally” section (it being understood that adjustments to the applicable conversion rate may be made pursuant to the provisions described above under the captions “—Mandatory Conversion—Unpaid Accumulated Dividend Amount,” “—Early Conversion at the Option of the Preferred Stockholders—Unpaid Accumulated Dividend Amount” and “—Conversion During a Make-Whole Fundamental Change Conversion Period,” and adjustments to the make-whole fundamental change conversion rates may be made pursuant to the provisions described above under the caption “—Conversion During a Make-Whole Fundamental Change Conversion Period”). Without limiting the foregoing, we will not be required to adjust the boundary conversion rates on account of:

•

except as described above, the sale of shares of our Class A common stock for a purchase price that is less than the market price per share of our Class A common stock or less than the maximum conversion price or the minimum conversion price;

•

the issuance of any shares of our Class A common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our Class A common stock under any such plan;

•

the issuance of any shares of our Class A common stock or options or rights to purchase shares of our Class A common stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•	the issuance of any shares of our Class A common stock pursuant to any option, warrant, right or convertible or exchangeable security of ours outstanding as of the initial issue date; or

•	solely a change in the par value of our Class A common stock.

Notice of Boundary Conversion Rate Adjustments

Upon the effectiveness of any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “—Boundary Conversion Rate Adjustments—Generally,” we will promptly send notice to the preferred stockholders containing (i) a brief description of the transaction or other event on account of which such adjustment was made; (ii) the boundary conversion rates and boundary conversion prices in effect immediately after such adjustment; and (iii) the effective time of such adjustment.

Voluntary Conversion Rate Increases

To the extent permitted by law and applicable stock exchange rules, we, from time to time, may (but are not required to) increase each boundary conversion rate (with a corresponding decrease to the boundary conversion prices pursuant to the definitions of those terms) by any amount if (i) our board of directors determines that such increase is in our best interest or that such increase is advisable to avoid or diminish any income tax imposed on holders of our Class A common stock or rights to purchase our Class A common stock as a result of any dividend or distribution of shares (or rights to acquire shares) of our Class A common stock or any similar event; (ii) such increase is in effect for a period of at least 20 business days; (iii) such increase is irrevocable during such period; and (iv) during such period, each boundary conversion rate is increased by multiplying it by the same percentage factor. No later than the first business day of such 20 business day period, we will send notice to each preferred stockholder of such increase to the boundary conversion rates and corresponding decrease to the boundary conversion prices, the amounts thereof and the period during which such increase and decrease will be in effect.

Tax Considerations

A holder or beneficial owner of the mandatory convertible preferred stock may, in some circumstances, including a cash distribution or dividend on our Class A common stock, be deemed to have received a distribution that is subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the boundary conversion rates (including pursuant to the deferral exception). Moreover, we may make distributions to holders of the mandatory convertible preferred stock that are paid in our Class A common stock. Any such distribution may be taxable to the same extent as a cash distribution of the same amount. Applicable withholding taxes (including backup withholding) may be withheld from distributions and payments upon conversion or redemption of the mandatory convertible preferred stock. In addition, if any withholding taxes (including backup withholding) are paid on behalf of a preferred stockholder, then those withholding taxes may be set off against payments of cash or the delivery of shares of Class A common stock in respect of the mandatory convertible preferred stock (or, in some circumstances, any payments on our Class A common stock) or sales proceeds received by, or other funds or assets of, that preferred stockholder. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

The Deferral Exception

If an adjustment to the boundary conversion rates otherwise required by the certificate of designations would result in a change of less than 1% to the boundary conversion rates, then we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would, had they not been so deferred and carried forward, result in a change of at least 1% to the boundary conversion rates; (ii) the conversion date of any share of mandatory convertible preferred stock; (iii) the date a make-whole fundamental change occurs; (iv) the date we call the mandatory convertible preferred stock for redemption; and (v) each VWAP trading day of the mandatory conversion observation period. We refer to our ability to defer adjustments as described above as the “deferral exception.”

Adjustments to the Maximum Conversion Price, the Minimum Conversion Price and the Floor Price

For the avoidance of doubt, at the time any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “—Boundary Conversion Rate Adjustments—Generally” becomes effective, each of the maximum conversion price, the minimum conversion price and the floor price will automatically adjust in accordance with the definition of such term.

Special Provisions for Adjustments That Are Not Yet Effective

Notwithstanding anything to the contrary, if:

•	any share of mandatory convertible preferred stock is to be converted;

•

the record date, effective date or expiration time for any event that requires an adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “—Boundary Conversion Rate Adjustments—Generally” has occurred on or before the conversion date for such conversion, but an adjustment to the boundary conversion rates for such event has not yet become effective as of such conversion date;

•	the consideration due upon such conversion includes any whole shares of our Class A common stock; and

•	such shares are not entitled to participate in such event (because they were not held on the related record date or otherwise),

then, solely for purposes of determining the kind and amount of consideration due upon such conversion, we will, without duplication, give effect to such adjustment on such conversion date. In such case, if the date we are otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then we will delay the settlement of such conversion until the second business day after such first date.

Stockholder Rights Plans

If any shares of our Class A common stock are to be issued upon conversion of any mandatory convertible preferred stock and, at the time of such conversion, we have in effect any stockholder rights plan, then the holder of such mandatory convertible preferred stock will be entitled to receive, in addition to, and concurrently with the delivery of, the consideration otherwise due upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from our Class A common stock at such time, in which case, and only in such case, the boundary conversion rates will be adjusted pursuant to the provisions described above in paragraph (3)(a) under the caption “—Boundary Conversion Rate Adjustments—Generally” on account of such separation as if, at the time of such separation, we had made a distribution of the type referred to in such paragraph to all holders of our Class A common stock, subject to potential readjustment pursuant to the provisions described in such paragraph. We currently do not have a stockholder rights plan.

Effect of Class A Common Stock Change Event

Generally

If there occurs any:

•

recapitalization, reclassification or change of our Class A common stock, other than (x) changes solely resulting from a subdivision or combination of our Class A common stock, (y) a change only in par value or from par value to no par value or no par value to par value or (z) stock splits and stock combinations that do not involve the issuance of any other series or class of securities;

•	consolidation or merger of us with or into another person;

•	sale, lease or other transfer of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person; or

•	statutory exchange of our securities with another person (other than in connection with a consolidation or merger referred to in the second preceding bullet point),

in each case, as a result of which our Class A common stock is converted into, or is exchanged for, or represents solely the right to receive, other securities, cash or other property, or any combination of the foregoing (such an event, a “Class A common stock change event,” and such other securities, cash or property, the “reference property,” and the amount and kind of reference property that a holder of one share of our Class A common stock would be entitled to receive on account of such Class A common stock change event (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “reference property unit”), then, notwithstanding anything to the contrary,

•

from and after the effective time of such Class A common stock change event, (i) the consideration due upon conversion of, or as payment for dividends on (including for purposes of determining whether a dividend non-payment event has occurred), or the redemption price for, any mandatory convertible preferred stock will be determined in the same manner as if each reference to any number of shares of Class A common stock in the provisions described under this “—Conversion Provisions of the Mandatory Convertible Preferred Stock” section or under the captions “—Dividends” above and “—Optional Redemption Upon an Acquisition Non-Occurrence Event” and “—Certain Provisions Relating to the Issuance of Class A Common Stock” below, as applicable, or in any related definitions, were instead a reference to the same number of reference property units; and (ii) for purposes of the definitions of “make-whole fundamental change,” “ex-dividend date” and “record date,” references to our “Class A common stock” or “common equity” will be deemed to mean the common equity, if any, forming part of such reference property; and

•

for purposes of determining the kind and amount of consideration due upon conversion or redemption of, or as payment for dividends on, the mandatory convertible preferred stock, (i) the daily VWAP of any reference property unit or portion thereof that consists of a class of common equity securities will be determined by reference to the definition of “daily VWAP,” substituting, if applicable, the Bloomberg page for such class of securities in such definition; and (ii) the daily VWAP of any reference property unit or portion thereof that does not consist of a class of common equity securities, and the last reported sale price of any reference property unit or portion thereof that does not consist of a class of securities, will be the fair value of such reference property unit or portion thereof, as applicable, determined in good faith by us (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the reference property consists of more than a single type of consideration to be determined based in part upon any form of stockholder election, then the composition of the reference property unit will be deemed to be the weighted average of the types and amounts of consideration actually received, per share of our Class A common stock, by the holders of our Class A common stock. We will notify the preferred stockholders of such weighted average as soon as reasonably practicable after such determination is made.

We will not become a party to any Class A common stock change event unless its terms are consistent with the provisions described under this “—Effect of Class A Common Stock Change Event” caption.

Execution of Supplemental Instruments

On or before the date the Class A common stock change event becomes effective, we and, if applicable, the resulting, surviving or transferee person (if not us) of such Class A common stock change event (the “successor person”) will execute and deliver such supplemental instruments, if any, as we reasonably determine are necessary or desirable to (i) provide for subsequent adjustments to the boundary conversion rates (and other related terms of the mandatory convertible preferred stock, including the boundary conversion prices and the floor price) in a manner consistent with the provisions described above; and (ii) give effect to such other provisions, if any, as we reasonably determine are appropriate to preserve the economic interests of the preferred stockholders and to give effect to the provisions described above. If the reference property includes shares of stock or other securities or assets (other than cash) of a person other than the successor person, then such other person will also execute such supplemental instrument(s) and such supplemental instrument(s) will contain such additional provisions, if any, that we reasonably determine are appropriate to preserve the economic interests of preferred stockholders. For the avoidance of doubt, each supplemental instrument, if any, entered into solely to give effect to the provisions described in under this “—Effect of Class A Common Stock Change Event” section will be permitted pursuant to the provision described above in the fourth bullet point under the caption “—Voting Rights—Voting and Consent Rights with Respect to Specified Matters” without any vote or consent of any of the preferred stockholders.

Notice of Class A Common Stock Change Event

We will provide notice of each Class A common stock change event to preferred stockholders no later than the second business day after the effective date of the Class A common stock change event. Failure to deliver such notice will not affect the operation of the provisions described in this section.

Optional Redemption Upon an Acquisition Non-Occurrence Event

Generally

We will not have the right to redeem the mandatory convertible preferred stock at our option unless an “acquisition non-occurrence event” (as defined below under the caption “—Definitions”) occurs. If an acquisition non-occurrence event occurs, then, subject to the terms of the certificate of designations, we will have the right, at our election, to redeem all, but not less than all, of the mandatory convertible preferred stock on the redemption date and at the redemption price described below.

Redemption Price

The redemption price that we will pay upon redemption of the mandatory convertible preferred stock will be determined depending on whether the “redemption stock price” (as defined below under the caption “—Definitions”) exceeds the minimum conversion price in effect on the trading day immediately before the related “redemption notice date” (as defined below under the caption “—Definitions”).

Redemption Stock Price Does Not Exceed the Minimum Conversion Price

If the redemption stock price does not exceed the minimum conversion price in effect on the trading day immediately before the related redemption notice date, then the redemption price per share of mandatory convertible preferred stock will consist of cash in an amount equal to the liquidation preference of such share of mandatory convertible preferred stock plus accumulated and unpaid dividends on such share to, but excluding, the acquisition non-occurrence redemption date; provided, however, that if the acquisition non-occurrence redemption date is after a regular record date for a declared dividend on the mandatory convertible preferred stock and on or before the next dividend payment date, then (i) the holder of such share at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at our election, before such dividend payment date, such declared dividend on such share; and (ii) the redemption price will not include such declared dividend on such share.

Redemption Stock Price Exceeds the Minimum Conversion Price

Generally

If the redemption stock price exceeds the minimum conversion price in effect on the trading day immediately before the related redemption notice date, then, subject to the other provisions described below, the redemption price per share of mandatory convertible preferred stock will consist of the following:

•	a number of shares of our Class A common stock equal to the “redemption option value share amount” (as defined below under the caption “—Definitions”) for such share; and

•	cash in an amount equal to the “redemption dividend value dollar amount” (as defined below under the caption “—Definitions”) for such share.

However, we will have the right to elect to pay all or any portion of the redemption option value share amount in cash, and we will have the right to elect to pay all or any portion of the redemption dividend value dollar amount in shares of our Class A common stock. To make such an election, the related redemption notice that we send pursuant to the provisions described below under the caption “—Redemption Notice” must state whether we are electing to pay all or any portion of the redemption option value share amount in cash and/or whether we are electing to pay all or a portion of the redemption dividend value dollar amount in shares of our Class A common stock and specify: (i) the respective portions of the redemption option value share amount per share of mandatory convertible preferred stock that will be paid in cash versus in shares of our Class A common stock; and (ii) the respective dollar amounts of the redemption dividend value dollar amount per share of mandatory convertible preferred stock that will be paid in cash versus in shares of our Class A common stock. Any such election made in such redemption notice, once sent, will be irrevocable and will apply to all shares of mandatory convertible preferred being redeemed.

If we elect to pay all or any portion of the redemption option value share amount in cash, then the cash payable in respect of such portion will be the product of such portion and the “redemption average VWAP” (as defined below under the caption “—Definitions”). If we elect to pay all or any portion of the redemption dividend value dollar amount in shares of our Class A common stock, then:

•

the number of shares of our Class A common stock issuable in respect of such portion will be a number of shares (rounded to the nearest fourth decimal place) equal to (i) the dollar amount of the redemption dividend value dollar amount to be paid in shares of our Class A common stock, divided by (ii) the greater of (x) the floor price in effect on the last VWAP trading day of the “redemption observation period” (as defined below under the caption “—Definitions”); and (y) 97% of the redemption average VWAP; and

•

if the dollar amount of such redemption dividend value dollar amount to be paid in shares of our Class A common stock exceeds the product of (x) 97% of the redemption average VWAP and (y) the number of shares of our Class A common stock issuable in respect thereof calculated in the manner described in the preceding bullet point (and without regard to our obligation to pay cash in lieu of any fractional share of Class A common stock), then we will, to the extent we are legally able to do so, declare and pay such excess amount in cash to the holders of the mandatory convertible preferred stock being redeemed (and, if we declare less than all of such excess for payment, then such payment will be made pro rata on all shares of mandatory convertible preferred stock being redeemed).

Our obligation to pay the future dividend present value amount forming part of the redemption dividend value dollar amount (whether in cash or shares of Class A common stock) in connection with a redemption of the mandatory convertible preferred stock could be considered a penalty under applicable law, in which case its enforceability could be subject to general principles of reasonableness and equitable remedies.

Payment of Cash in Lieu of any Fractional Share of Class A Common Stock

In lieu of delivering any fractional share of our Class A common stock otherwise due as payment for any portion of the redemption price, we will, to the extent we are legally able to do so, pay cash based on the last reported sale price per share of our Class A common stock on the second trading day preceding the acquisition non-occurrence redemption date.

When Preferred Stockholders Become Stockholders of Record of the Shares of Class A Common Stock Issuable Upon Redemption

If the consideration payable for the redemption price for any share of mandatory convertible preferred stock being redeemed includes any share of our Class A common stock, then such share of Class A common stock, when issued, will be registered in the name of the holder of such share of mandatory convertible preferred stock as of the close of business on the scheduled trading day before the related acquisition non-occurrence redemption date, and such holder will be deemed to become the holder of record of such share of Class A common stock as of the close of business on the scheduled trading day before such acquisition non-occurrence redemption date.

Securities Laws Matters

If, in our reasonable judgment, the issuance of shares of Class A common stock as payment for all or any portion of the redemption option value share amount or the redemption dividend value dollar amount, or the resale of those shares by preferred stockholders or beneficial owners that are not, and have not at any time during the preceding three months been, an affiliate of ours, requires registration under the Securities Act, then we will use our commercially reasonable efforts to:

•

file and cause there to become effective under the Securities Act a registration statement covering such issuance or covering such resales from time to time, pursuant to Rule 415 under the Securities Act, by such preferred stockholders or beneficial owners, as applicable; and

•

keep such registration statement effective under the Securities Act until all such shares are resold pursuant to such registration statement or are, or would be, eligible for resale without restriction, pursuant to Rule 144 under the Securities Act (or any successor rule), by preferred stockholders or beneficial owners that are not, and have not at any time during the preceding three months been, an affiliate of ours.

In addition, we will use our commercially reasonable efforts to qualify or register such shares under applicable U.S. state securities laws, to the extent required in our reasonable judgment.

Redemption Date

The redemption date (the “acquisition non-occurrence redemption date”) for any redemption of mandatory convertible preferred stock in connection with an acquisition non-occurrence event will be a business day of our choosing that is no more than 60, nor less than 30, calendar days after the redemption notice date. However, if the redemption stock price exceeds the minimum conversion price in effect on the trading day immediately before the redemption notice date, and we elect to pay all or any portion of the redemption option value share amount in cash or to pay all or any portion of the redemption dividend value dollar amount in shares of our Class A common stock, then the acquisition non-occurrence redemption date will be the second business day after the last VWAP trading day of the related redemption observation period.

Redemption Notice

To exercise our right to redeem the mandatory convertible preferred stock upon the occurrence of an acquisition non-occurrence event, we must send notice of the redemption to each preferred stockholder within 10 business days after the date such acquisition non-occurrence event occurs. Such notice will contain certain information set forth in the certificate of designations, including the acquisition non-occurrence redemption date, the redemption price and, if applicable, whether we have elected to pay all or any portion of the redemption option value share amount in cash or to pay all or any portion of the redemption dividend value dollar amount in shares of our Class A common stock. Substantially contemporaneously, we will issue a press release through such national newswire service as we then use (or publish the same through such other widely disseminated public medium as we then use, including our website) containing the information set forth in the redemption notice.

Certain Provisions Relating to the Issuance of Class A Common Stock

Equitable Adjustments to Prices

Whenever the certificate of designations requires us to calculate the average of the last reported sale prices or daily VWAPs, or any function thereof, over a period of multiple days (including to calculate the mandatory conversion stock price, the make-whole fundamental change stock price, the dividend make-whole stock price, the dividend stock price, the redemption stock price, the redemption average VWAP or an adjustment to the boundary conversion rates), we will make appropriate adjustments, if any, to those calculations to account for any adjustment to the boundary conversion rates pursuant to the provisions described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally” that becomes effective, or any event requiring such an adjustment to the boundary conversion rates where the ex-dividend date, effective date or expiration date, as applicable, of such event occurs, at any time during such period.

Reservation of Shares of Class A Common Stock

We will reserve, out of our authorized, unreserved and not outstanding but unissued shares of Class A common stock, for delivery upon conversion of the mandatory convertible preferred stock, a number of shares of Class A common stock that would be sufficient to settle the conversion of all shares of mandatory convertible preferred stock then outstanding, if any, at the maximum conversion rate then in effect as the same would be increased for a mandatory conversion assuming (A) we paid no dividends on the shares of mandatory convertible preferred stock prior to the mandatory conversion date and (B) the floor price exceeds the applicable dividend make-whole stock price. To the extent we deliver shares of our Class A common stock held in our treasury in settlement of any obligation under the certificate of designations to deliver shares of our Class A common stock, each reference in this “Description of Mandatory Convertible Preferred Stock” section to the issuance of shares of our Class A common stock in connection therewith will be deemed to include such delivery of treasury shares.

Status of Shares of Class A Common Stock

Each share of our Class A common stock delivered upon conversion of, or as payment for all or any portion of any declared dividends on, or the redemption price for, the mandatory convertible preferred stock of any preferred stockholder will be a newly issued share or treasury share and will be duly authorized, validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim upon issuance or delivery (except to the extent of any lien or adverse claim created by the action or inaction of such preferred stockholder or the person to whom such share of our Class A common stock will be delivered). If our Class A common stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then we will use commercially reasonable efforts to cause each such share of Class A common stock, when so delivered, to be admitted for listing on such exchange or quotation on such system. In addition, if such mandatory convertible preferred stock is then represented by a global certificate, then each such share of our Class A common stock will be so delivered through the facilities of the applicable depositary and (except to the extent contemplated by the provisions described above under the caption “—Dividends—Method of Payment—Securities Laws Matters”) identified by an “unrestricted” CUSIP number (and, if applicable, ISIN number).

Taxes Upon Issuance of Our Class A Common Stock

We will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of our Class A common stock upon conversion of, or as payment for all or any portion of any declared dividends on, or the redemption price for, the mandatory convertible preferred stock of any preferred stockholder, except any tax or duty that is due because such preferred stockholder requests those shares to be registered in a name other than such preferred stockholder’s name.

No Preemptive Rights

Without limiting the rights of preferred stockholders described above (including in connection with the issuance of our Class A common stock or reference property upon conversion of, or as payment for dividends on or the redemption price for, the mandatory convertible preferred stock), the mandatory convertible preferred stock will not have any preemptive rights to subscribe for or purchase any of our securities.

Calculations

Responsibility; Schedule of Calculations

Except as otherwise provided in the certificate of designations, we will be responsible for making all calculations called for under the certificate of designations or the mandatory convertible preferred stock, including determinations of the boundary conversion prices, the boundary conversion rates, the daily VWAPs, the floor price, the last reported sale prices and accumulated dividends on the mandatory convertible preferred stock. We will make all calculations in good faith, and, absent manifest error, our calculations will be final and binding on all preferred stockholders. We will provide a schedule of these calculations to any preferred stockholder upon written request.

Calculations Aggregated for Each Preferred Stockholder

The composition of the consideration due upon conversion of, or as payment for any declared dividends on, or the redemption price for, the mandatory convertible preferred stock of any preferred stockholder will (in the case of a global certificate, to the extent permitted by, and practicable under, the depositary procedures) be computed based on the total number of shares of mandatory convertible preferred stock of such preferred stockholder being converted with the same conversion date, or held by such preferred stockholder at the close of business on the related regular record date, or being redeemed, respectively. Any cash amounts due to such preferred stockholder in respect thereof will, after giving effect to the preceding sentence, be rounded to the nearest cent.

Notices

We will send all notices or communications to preferred stockholders pursuant to the certificate of designations in writing by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery, to the preferred stockholders’ respective addresses shown on the register for the mandatory convertible preferred stock. However, in the case of mandatory convertible preferred stock represented by one or more global certificates, we are permitted to send notices or communications to preferred stockholders pursuant to the depositary procedures, and notices and communications that we send in this manner will be deemed to have been properly sent to such preferred stockholders in writing when sent to the depositary in accordance with such procedures.

Legally Available Funds

Without limiting the other rights of the preferred stockholders (including pursuant to the provisions described above under the captions “—Rights Upon Our Liquidation, Dissolution or Winding Up” and “—Voting Rights—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event”), if we do not have sufficient funds legally available to fully pay any cash amount otherwise due on the mandatory convertible preferred stock, then we will pay the deficiency promptly after funds thereafter become legally available therefor (and, if applicable in connection with our liquidation, dissolution or winding up, after satisfaction of our liabilities to our creditors and holders of any of our liquidation senior stock).

Definitions

An “acquisition non-occurrence event” will be deemed to occur on the first date that either (i) the Transaction Agreement is terminated in accordance with its terms; or (ii) our board of directors determines, in its reasonable judgment, that the closing of the Global Blue Merger will not occur. However, if neither of the events described in clause (i) or (ii) has occurred by 5:00 p.m., New York City time, on September 30, 2025 (or February 16, 2026 if the “End Date” is extended pursuant to the Transaction Agreement), but the Global Blue Merger has not closed as of such time, then an acquisition non-occurrence event will be deemed to occur on September 30, 2025 (or such later date corresponding to the End Date as extended pursuant to the Transaction Agreement).

“Acquisition non-occurrence redemption date” has the meaning set forth above under the caption “—Optional Redemption Upon an Acquisition Non-Occurrence Event—Redemption Date.”

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act as in effect on the initial issue date.

“Applicable conversion rate” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock:

(i)

if such conversion is a mandatory conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Mandatory Conversion”;

(ii)

if such conversion is a make-whole fundamental change conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period”; and

(iii)

if such conversion is an early conversion that is not a make-whole fundamental change conversion, the conversion rate applicable thereto determined pursuant to the provisions described under the captions “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Early Conversion at the Option of the Preferred Stockholders—Generally” and “—Unpaid Accumulated Dividend Amount.”

“Board of directors” means our board of directors or a committee of such board duly authorized to act on behalf of such board.

“Boundary conversion prices” mean the minimum conversion price and the maximum conversion price.

“Boundary conversion rates” mean the minimum conversion rate and the maximum conversion rate.

“Business day” means any day other than a Saturday, a Sunday or any day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital stock” of any person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such person, but excluding any debt securities convertible into such equity.

“Class A Common stock change event” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Effect of Class A Common Stock Change Event—Generally.”

“Close of business” means 5:00 p.m., New York City time.

“Common equity” for any person means capital stock of such person that is generally entitled (a) to vote on the election of directors of such person or (b) if such person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.

“Conversion date” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock: (i) if such conversion is a mandatory conversion, the mandatory conversion date; and (ii) in all other cases, the early conversion date for such conversion.

“Daily VWAP” means, for any VWAP trading day, the per share volume-weighted average price of our Class A common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FOUR <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP trading day (or, if such volume-weighted average price is unavailable, the market value of one share of our Class A common stock on such VWAP trading day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm we select, which may include any of the underwriters). The daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

“Deferral exception” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—The Deferral Exception.”

“Depositary” means The Depository Trust Company or its successor, or any successor depositary for the applicable shares of mandatory convertible preferred stock.

“Depositary procedures” means, with respect to any conversion, transfer, exchange or other transaction involving a global certificate representing any mandatory convertible preferred stock, or any beneficial interest in such certificate, the rules and procedures of the depositary applicable to such conversion, transfer, exchange or transaction.

“Director qualification requirement” means the requirement, as a condition to the election of any preferred stock director, that such election must not cause us to violate any rule of any securities exchange or other trading facility on which any of our securities are then listed or qualified for trading requiring that a majority of our directors be independent.

“Dividend junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). Dividend junior stock includes our Class A common stock, Class B common stock and Class C common stock. For the avoidance of doubt, dividend junior stock will not include any securities of our subsidiaries.

“Dividend make-whole stock price” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock: (i) if such conversion is a mandatory conversion, 97% of the mandatory conversion stock price; (ii) if such conversion is a make-whole fundamental change conversion, 97% of the make-whole fundamental change stock price for the relevant make-whole fundamental change; and (iii) if such conversion is an early conversion that is not a make-whole fundamental change conversion, the average of the daily VWAPs per share of our Class A common stock for each of the five consecutive VWAP trading days ending on, and including, the VWAP trading day immediately before the conversion date for such conversion.

A “dividend non-payment event” will be deemed to occur when accumulated dividends on the outstanding mandatory convertible preferred stock have not been declared and paid for the equivalent of six or more dividend periods (including, for the avoidance of doubt, the dividend period beginning on, and including, the initial issue date of the mandatory convertible preferred stock and ending on, but excluding, August 1, 2025), whether or not consecutive. A dividend non-payment event that has occurred will be deemed to continue until such time when all accumulated and unpaid dividends on the outstanding mandatory convertible preferred stock have been paid in full, at which time such dividend non-payment event will be deemed to be cured and cease to be continuing. For purposes of this definition, a dividend on the mandatory convertible preferred stock will be deemed to have been paid if such dividend is declared and consideration in kind and amount that is sufficient, in accordance with the certificate of designations, to pay such dividend is set aside for the benefit of the preferred stockholders entitled thereto.

“Dividend parity stock” means any class or series of our stock (other than the mandatory convertible preferred stock) whose terms expressly provide that such class or series will rank equally with the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend parity stock will not include any securities of our subsidiaries.

“Dividend payment date” means each February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2025 and ending on, and including, May 1, 2028.

“Dividend period” means each period from, and including, a dividend payment date (or, in the case of the first dividend period, from, and including, the initial issue date) to, but excluding, the next dividend payment date.

“Dividend senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the mandatory convertible preferred stock with respect to the payment of dividends (without regard to whether or not dividends accumulate cumulatively). For the avoidance of doubt, dividend senior stock will not include any securities of our subsidiaries.

“Dividend stock price” means, with respect to any declared dividend on the mandatory convertible preferred stock, 97% of the average of the daily VWAPs per share of our Class A common stock for each VWAP trading day during the related dividend stock price observation period.

“Dividend stock price observation period” means, with respect to any declared dividend on the mandatory convertible preferred stock, the five consecutive VWAP trading days beginning on, and including, the sixth scheduled trading day immediately before the dividend payment date for such dividend.

“Early conversion” means the conversion of any share of mandatory convertible preferred stock other than a mandatory conversion.

“Early conversion date” means, with respect to the early conversion (including a make-whole fundamental change conversion) of any share of mandatory convertible preferred stock, the first business day on which the requirements described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion Procedures—Make-Whole Fundamental Change Conversions and Other Early Conversions” for such conversion are satisfied.

“Ex-dividend date” means, with respect to an issuance, dividend or distribution on our Class A common stock, the first date on which shares of our Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of our Class A common stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing principal stockholders” (each an “existing principal stockholder”) means Jared Isaacman and Rook Holdings, Inc., together with any other respective “person” or “group” subject to aggregation of the Class A common stock with any of the aforementioned persons and entities under Section 13(d) of the Exchange Act.

“Expiration date” has the meaning set forth above in paragraph (5) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”

“Expiration time” has the meaning set forth above in paragraph (5) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”

“Floor price” means, as of any time, an amount (rounded to the nearest cent) equal to 35% of the minimum conversion price in effect at such time. Whenever in this prospectus supplement we refer to the floor price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the floor price immediately before the close of business on such date.

“Future dividend present value amount” means, with respect to the make-whole fundamental change conversion of any share of mandatory convertible preferred stock, an amount equal to the present value, as of the effective date of the related make-whole fundamental change, of all regularly scheduled dividend payments on such share on each dividend payment date occurring after such effective date and on or before May 1, 2028, such present value to be computed using a discount rate per annum equal to the “future dividend present value amount discount rate” (as defined above in this “—Definitions” section); provided, however, that, for purposes of this definition, the amount of dividends payable on the dividend payment date immediately after such effective date will be deemed to be the following amount: (i) if such effective date is after a regular record date and on or before the next dividend payment date, and, as of the close of business on such effective date, we have declared part or all of the dividend scheduled to be paid on the mandatory convertible preferred stock on such dividend payment date, the excess, if any, of (x) the full amount of such dividend scheduled to be paid on such share on such dividend payment date (assuming the same were declared in full) over (y) the amount of such dividend actually so declared on such share (and, for the avoidance of doubt, the holder of such share as of the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive such declared dividend on or, at our election, before such dividend payment date); and (ii) in all other cases, the full amount of dividends scheduled to be paid on such share on the dividend payment date immediately after such effective date, less an amount equal to dividends on such share that have accumulated from, and including, the dividend payment date immediately before such effective date to, but excluding, such effective date.

“Future dividend present value amount discount rate” means a rate per annum equal to  %.

“Initial issue date” means the first date any mandatory convertible preferred stock offered by this prospectus supplement is issued.

“Junior stock” means any dividend junior stock or liquidation junior stock.

“Last reported sale price” of our Class A common stock for any trading day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of our Class A common stock on such trading day as reported in composite transactions for the principal U.S. national or regional securities exchange on which our Class A common stock is then listed. If our Class A common stock is not listed on a U.S. national or regional securities exchange on such trading day, then the last reported sale price will be the last quoted bid price per share of our Class A common stock on such trading day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If our Class A common stock is not so quoted on such trading day, then the last reported sale price will be the average of the mid-point of the last bid price and the last ask price per share of our Class A common stock on such trading day from each of at least three nationally recognized independent investment banking firms we select, which may include any of the underwriters.

“Liquidation junior stock” means any class or series of our stock whose terms do not expressly provide that such class or series will rank senior to, or equally with, the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. Liquidation junior stock includes our Class A common stock, Class B common stock and Class C common stock. For the avoidance of doubt, liquidation junior stock will not include any securities of our subsidiaries.

“Liquidation parity stock” means any class or series of our stock (other than the mandatory convertible preferred stock) whose terms expressly provide that such class or series will rank equally with the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. For the avoidance of doubt, liquidation parity stock will not include any securities of our subsidiaries.

“Liquidation preference” means, with respect to the mandatory convertible preferred stock, an amount equal to $100.00 per share of mandatory convertible preferred stock.

“Liquidation senior stock” means any class or series of our stock whose terms expressly provide that such class or series will rank senior to the mandatory convertible preferred stock with respect to the distribution of assets upon our liquidation, dissolution or winding up. For the avoidance of doubt, liquidation senior stock will not include any securities of our subsidiaries.

“Make-whole fundamental change” means any of the following events:

(i)

a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than (w) us, (x) our “wholly owned subsidiaries” (as defined below), (y) any employee benefit plans of ours or our wholly owned subsidiaries or (z) any of the existing principal stockholders) files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of our Class A common stock representing more than 50% of the voting power of all of our Class A common stock;

(ii)

the existing principal stockholders (together with any of their respective affiliates that directly or indirectly through one or more intermediaries is controlling, is controlled by, or is under common control with, any or all of the existing principal stockholders) have become the direct or indirect “beneficial owners” of shares of more than 50% of all classes of our common equity, in the aggregate, without duplication, based on any Schedule TO or any schedule, form or report under the Exchange Act disclosing the same filed by the relevant existing principal stockholder;

(iii)

the consummation of: (1) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of us and our subsidiaries, taken as a whole, to any person, other than one of our wholly owned subsidiaries; or (2) any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of our Class A common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than solely as a result of a subdivision or combination of our Class A common stock); or

(iv)	our Class A common stock ceases to be listed on any of the NYSE, the Nasdaq Global Market or the Nasdaq Global Select Market (or any of their respective successors);

provided, however, that a transaction or event or series of transactions or events described in clause (i), (ii) or (iii) above will not constitute a make-whole fundamental change if at least 90% of the consideration received or to be received by the holders of our Class A common stock (excluding cash payments for fractional shares or pursuant to dissenters’ rights), in connection with such transaction or event or series of transactions or events, as applicable, consists of shares of common stock listed on any of the NYSE, the Nasdaq Global Market or the Nasdaq Global Select Market (or any of their respective successors), or that will be so listed when issued or exchanged in connection with such transaction or event or series of transactions or events, as applicable, and such transaction or event or series of transactions or events, as applicable, constitutes a Class A common stock change event whose reference property consists of such consideration.

For the purposes of this definition, whether a person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Make-whole fundamental change conversion” means an early conversion of any share of mandatory convertible preferred stock with a conversion date that occurs during the related make-whole fundamental change conversion period.

“Make-whole fundamental change conversion period” means, with respect to a make-whole fundamental change, the period from, and including, the effective date of such make-whole fundamental change to, and including, the 20th calendar day after such effective date (or, if such calendar day is not a business day, the next business day); provided, however, that the last day of such make-whole fundamental change conversion period is subject to extension pursuant to the provisions described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period—Notice of the Make-Whole Fundamental Change.”

“Make-whole fundamental change conversion rate” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period.”

“Make-whole fundamental change stock price” has the following meaning for any make-whole fundamental change: (i) if the holders of our Class A common stock receive only cash in consideration for their shares of our Class A common stock in such make-whole fundamental change and such make-whole fundamental change is pursuant to clause (iii) of the definition of such term, then the make-whole fundamental change stock price is the amount of cash paid per share of our Class A common stock in such make-whole fundamental change; and (ii) in all other cases, the make-whole fundamental change stock price is the average of the last reported sale prices per share of our Class A common stock for the five consecutive trading days ending on, and including, the trading day immediately before the effective date of such make-whole fundamental change.

“Mandatory conversion” means the conversion of any share of mandatory convertible preferred stock pursuant to the provisions described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Mandatory Conversion.”

“Mandatory conversion date” means the last VWAP trading day of the mandatory conversion observation period.

“Mandatory conversion observation period” means the 20 consecutive VWAP trading days beginning on, and including, the 21st scheduled trading day immediately before May 1, 2028.

“Mandatory conversion rate” has the following meaning with respect to any mandatory conversion:

(i)

if the mandatory conversion stock price is equal to or greater than the maximum conversion price as of the mandatory conversion date, then the mandatory conversion rate is the minimum conversion rate as of the mandatory conversion date;

(ii)

if the mandatory conversion stock price is less than the maximum conversion price as of the mandatory conversion date, but greater than the minimum conversion price as of the mandatory conversion date, then the mandatory conversion rate is an amount (rounded to the nearest fourth decimal place) equal to (x) the liquidation preference per share of mandatory convertible preferred stock, divided by (y) the mandatory conversion stock price; and

(iii)

if the mandatory conversion stock price is equal to or less than the minimum conversion price as of the mandatory conversion date, then the mandatory conversion rate is the maximum conversion rate as of the mandatory conversion date.

“Mandatory conversion settlement date” means the date on which settlement of the mandatory conversion of the mandatory convertible preferred stock is required to occur. For the avoidance of doubt (and subject to the depositary procedures, in the case of any mandatory convertible preferred stock represented by a global certificate), the mandatory conversion settlement date is the second business day immediately after the mandatory conversion date and is scheduled to occur on May 1, 2028.

“Mandatory conversion stock price” means the average of the daily VWAPs per share of our Class A common stock for each VWAP trading day in the mandatory conversion observation period.

“Market disruption event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which our Class A common stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our Class A common stock or in any options contracts or futures contracts relating to our Class A common stock.

“Maximum conversion price” means, as of any time, an amount (rounded to the nearest cent) equal to (i) the liquidation preference per share of mandatory convertible preferred stock, divided by (ii) the minimum conversion rate in effect at such time. Whenever in this prospectus supplement we refer to the maximum conversion price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the maximum conversion price immediately before the close of business on such date.

“Maximum conversion rate” initially means      shares of our Class A common stock per share of mandatory convertible preferred stock, which amount is subject to adjustment as described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments.” Whenever in this prospectus supplement we refer to the maximum conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the maximum conversion rate immediately before the close of business on such date.

“Minimum conversion price” means, as of any time, an amount (rounded to the nearest cent) equal to (i) the liquidation preference per share of mandatory convertible preferred stock, divided by (ii) the maximum conversion rate in effect at such time. Whenever in this prospectus supplement we refer to the minimum conversion price as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the minimum conversion price immediately before the close of business on such date.

“Minimum conversion rate” initially means      shares of our Class A common stock per share of mandatory convertible preferred stock, which amount is subject to adjustment as described above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments.” Whenever in this prospectus supplement we refer to the minimum conversion rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the minimum conversion rate immediately before the close of business on such date.

“Number of incremental diluted shares” means the increase in the number of diluted shares of the applicable class or series of junior stock (determined in accordance with generally accepted accounting principles in the

United States, as the same is in effect on the initial issue date, and assuming net income is positive) that would result from the grant, vesting or exercise of equity-based compensation to directors, employees, contractors and agents (subject to proportionate adjustment for stock dividends, stock splits or stock combinations with respect to such class or series of junior stock).

“Open of business” means 9:00 a.m., New York City time.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person.”

“Preferred stock director” means any person elected to serve as our director in connection with a dividend non-payment event pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event.”

“Preferred stockholder,” or “holder” of any mandatory convertible preferred stock, means any person in whose name any share of mandatory convertible preferred stock is registered on the registrar’s books.

“Record date” means, with respect to any dividend or distribution on, or issuance to holders of, our Class A common stock, the date fixed (whether by law, contract or our board of directors or otherwise) to determine the holders of our Class A common stock that are entitled to such dividend, distribution or issuance.

“Redemption average VWAP” means the average of the daily VWAPs per share of our Class A common stock for each VWAP trading day during the redemption observation period.

“Redemption dividend value dollar amount” means, with respect to any share of mandatory convertible preferred stock that is called for redemption, the sum of the unpaid accumulated dividend amount and the future dividend present value amount that would apply to such share assuming that (i) a make-whole fundamental change occurs whose effective date is the redemption notice date for such redemption; and (ii) such share is converted with a conversion date occurring during the related make-whole fundamental change conversion period.

“Redemption notice date” means, with respect to a redemption of the mandatory convertible preferred stock, the date on which we send the related redemption notice pursuant to the provisions described above under the caption “—Optional Redemption Upon an Acquisition Non-Occurrence Event—Redemption Notice.”

“Redemption observation period” means, with respect to a redemption of the mandatory convertible preferred stock, the 20 (or, if we elect to pay all or any portion of the redemption option value share amount in cash, 40) consecutive VWAP trading days beginning on, and including, the second VWAP trading day immediately after the redemption notice date for such redemption.

“Redemption option value share amount” means, with respect to any share of mandatory convertible preferred stock that is called for redemption, the make-whole fundamental change conversion rate that would apply to such share assuming that (i) a make-whole fundamental change occurs whose effective date is the redemption notice date for such redemption and whose make-whole fundamental change stock price is equal to the redemption stock price for such redemption; and (ii) such share is converted with a conversion date that occurs on the scheduled trading day before the related acquisition non-occurrence redemption date and is deemed to be during the related make-whole fundamental change conversion period.

“Redemption stock price” means, with respect to a redemption of the mandatory convertible preferred stock, the average of the last reported sale prices per share of our Class A common stock for the five consecutive trading days ending on, and including, the trading day immediately before the related redemption notice date.

“Reference property” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Effect of Class A Common Stock Change Event—Generally.”

“Regular record date” has the following meaning: (i) January 15, in the case of a dividend payment date occurring on February 1; (ii) April 15, in the case of a dividend payment date occurring on May 1; (iii) July 15, in the case of a dividend payment date occurring on August 1; and (iv) October 15, in the case of a dividend payment date occurring on November 1.

“Reference property unit” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Effect of Class A Common Stock Change Event—Generally.”

“Scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class A common stock is then traded. If our Class A common stock is not so listed or traded, then “scheduled trading day” means a business day.

“Spin-off” has the meaning set forth above in paragraph (3)(b) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”

“Spin-off valuation period” has the meaning set forth above in paragraph (3)(b) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”

“Subsidiary” means, with respect to any person, (i) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of the capital stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person; and (ii) any partnership or limited liability company where (x) more than 50% of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and (y) such person or any one or more of the other subsidiaries of such person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.

“Successor person” has the meaning set forth above under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Execution of Supplemental Instruments.”

“Tender/exchange offer valuation period” has the meaning set forth above in paragraph (5) under the caption “—Conversion Provisions of the Mandatory Convertible Preferred Stock—Boundary Conversion Rate Adjustments—Generally.”

“Trading day” means any day on which (i) trading in our Class A common stock generally occurs on the principal U.S. national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class A common stock is then traded; and (ii) there is no “market disruption event” (as defined above in this “—Definitions” section). If our Class A common stock is not so listed or traded, then “trading day” means a business day.

“Unpaid accumulated dividend amount” has the following meaning with respect to the conversion of any share of mandatory convertible preferred stock:

(i)

if such conversion is a mandatory conversion, the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on April 15, 2028, in respect of all dividend periods ending on or before May 1, 2028;

(ii)

if such conversion is a make-whole fundamental change conversion, the sum (without duplication) of (1) the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on the effective date for the related make-whole fundamental change, in respect of all dividend periods ending on a dividend payment date that is before such effective date; and (2) the amount of accumulated and unpaid dividends, if any, on such share for the period from, and including, the dividend payment date immediately before such effective date to, but excluding, such effective date; provided, however, that if such effective date is after a regular record date and on or before the next dividend payment date, and, as of the close of business on such effective date, we have declared the dividend due on the mandatory convertible preferred stock on such dividend payment date, then the unpaid accumulated dividend amount will not include any portion of such declared dividend (and, for the avoidance of doubt, the holder of such share as of the close of business on such regular record date will be entitled, notwithstanding such conversion, to receive such declared dividend on or, at our election, before such dividend payment date); and

(iii)

if such conversion is an early conversion that is not a make-whole fundamental change conversion, the aggregate accumulated dividends, if any, on such share that have not been declared, at or before the close of business on the conversion date for such conversion, in respect of all dividend periods ending on a dividend payment date that is before such conversion date.

“Voting parity stock” means, with respect to any matter as to which preferred stockholders are entitled to vote pursuant to the provisions described above under the caption “—Voting Rights—Right to Designate Two Preferred Stock Directors Upon a Dividend Non-Payment Event” or “—Voting and Consent Rights with Respect to Specified Matters,” each class or series of outstanding dividend parity stock or liquidation parity stock, if any, upon which similar voting rights are conferred and are exercisable with respect to such matter. For the avoidance of doubt, voting parity stock will not include any securities of our subsidiaries.

“VWAP market disruption event” means, with respect to any date, (i) the failure by the principal U.S. national or regional securities exchange on which our Class A common stock is then listed, or, if our Class A common stock is not then listed on a U.S. national or regional securities exchange, the principal other market on which our Class A common stock is then traded, to open for trading during its regular trading session on such date; or (ii) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in our Class A common stock or in any options contracts or futures contracts relating to our Class A common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP trading day” means a day on which (i) there is no VWAP market disruption event; and (ii) trading in our Class A common stock generally occurs on the principal U.S. national or regional securities exchange on which our Class A common stock is then listed or, if our Class A common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our Class A common stock is then traded. If our Class A common stock is not so listed or traded, then “VWAP trading day” means a business day.

“Wholly owned subsidiary” of a person means any subsidiary of such person all of the outstanding capital stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such person or one or more wholly owned subsidiaries of such person.

Book Entry, Settlement and Clearance

Global Certificates

The mandatory convertible preferred stock will be initially issued in the form of one or more global certificates (the “global certificates”) registered in the name of Cede & Co., as nominee of DTC, and will be deposited with the transfer agent as custodian for DTC.

Only persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants may own beneficial interests in a global certificate. We expect that, under procedures established by DTC:

•

upon deposit of a global certificate with DTC’s custodian, DTC will credit the shares of mandatory convertible preferred stock represented by such global certificate to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global certificate will be shown on, and transfers of such interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global certificate other than DTC participants).

Book-Entry Procedures for Global Certificates

All interests in a global certificate will be subject to the operations and procedures of DTC. Accordingly, you must allow for sufficient time in order to comply with those operations and procedures if you wish to exercise any of your rights with respect to the mandatory convertible preferred stock. The operations and procedures of DTC are controlled by DTC and may be changed at any time. None of us, the transfer agent or any of the underwriters will be responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include:

•	securities brokers and dealers;

•	banks and trust companies; and

•	clearing corporations and certain other organizations.

Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (indirect participants).

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global certificate among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the transfer agent or the conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Purchasers of mandatory convertible preferred stock who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the mandatory convertible preferred stock represented by that global certificate for all purposes under the certificate of designations establishing the terms of the mandatory convertible preferred stock. Except as provided below, owners of beneficial interests in a global certificate:

•	will not be entitled to have mandatory convertible preferred stock represented by the global certificate registered in their names;

•	will not receive or be entitled to receive physical, certificated mandatory convertible preferred stock registered in their respective names (“physical certificates”); and

•	will not be considered the owners or holders of the mandatory convertible preferred stock under the certificate of designations for any purpose.

As a result, each investor who owns a beneficial interest in a global certificate must rely on the procedures of DTC (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through whom the investor owns its interest) to exercise any rights of a preferred stockholder under the certificate of designations.

Payments on any global certificates will be made to DTC or its nominee, as the case may be, as the registered holder of the global certificate. Neither we nor the transfer agent or the conversion agent will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global certificate, for any aspect of the records relating to, or payments made on account of, those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests.

We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the mandatory convertible preferred stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the mandatory convertible preferred stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the mandatory convertible preferred stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Physical Certificates

A global certificate will be exchanged, pursuant to customary procedures, for one or more physical certificates only if:

•

DTC notifies us or the transfer agent that it is unwilling or unable to continue as depositary for such global certificate or DTC ceases to be a “clearing agency” registered under Section 17A of the Exchange Act and, in each case, we fail to appoint a successor depositary within 90 days of such notice or cessation; or

•	we, in our sole discretion, permit the exchange of any beneficial interest in such global certificate for one or more physical certificates at the request of the owner of such beneficial interest.

Beneficial interests in global certificates held by any direct or indirect participant may also be exchanged for physical certificates upon request to DTC by such direct participant (for itself or on behalf of an indirect participant), to the transfer agent in accordance with their respective customary procedures.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the purchase, ownership, conversion and disposition of the shares of our mandatory convertible preferred stock issued pursuant to this offering and the ownership and disposition of our Class A common stock (hereinafter referred to as “common stock” for purposes of this discussion) received in respect of our mandatory convertible preferred stock (including upon conversion), but does not purport to be a complete analysis of all potential U.S. federal income tax considerations. This discussion deals only with shares of our mandatory convertible preferred stock held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), by holders who purchase such shares in this offering.

This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership, conversion or disposition of the mandatory convertible preferred stock or the ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including, without limitation, tax-exempt organizations, insurance companies, banks or other financial institutions, dealers in securities or currencies, entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, persons liable for any alternative minimum tax, “controlled foreign corporations,” “passive foreign investment companies,” persons subject to special tax accounting rules as a result of any item of gross income with respect to the mandatory convertible preferred stock being taken into account in an applicable financial statement, certain former citizens or former long-term residents of the United States, traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings, persons that will hold the mandatory convertible preferred stock as a position in a hedging transaction, “straddle,” constructive sale, “conversion transaction” or other risk-reduction transaction, U.S. holders (as defined herein) whose functional currency is not the U.S. dollar, “qualified foreign pension funds” as described in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds, or who are otherwise subject to special treatment under the provisions of the Code.

Furthermore, this summary is based upon the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any other U.S. federal tax considerations (such as estate and gift taxes) or any state, local or non-U.S. tax considerations, or the Medicare contribution tax applicable to net investment income of certain non-corporate U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of our mandatory convertible preferred stock or our common stock received in respect thereof that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (a) a court within the United States is able to exercise primary control over its administration and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of such trust or (b) the trust has validly elected to be treated under applicable Treasury Regulations as a United States person.

For the purposes of this discussion, a “non-U.S. holder” means a beneficial owner of our mandatory convertible preferred stock or our common stock received in respect thereof that is neither a U.S. holder nor an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds our mandatory convertible preferred stock or our common stock received in respect thereof, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding our mandatory convertible preferred stock or our common stock received in respect thereof are urged to consult their tax advisors regarding the tax considerations of purchasing, owning, converting and disposing of our mandatory convertible preferred stock and owning and disposing of our common stock received in respect of our mandatory convertible preferred stock (including upon conversion).

We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, conversion and disposition of our mandatory convertible preferred stock or the ownership and disposition of our common stock received in respect of our mandatory convertible preferred stock (including upon conversion) or that any such position will not be sustained.

THIS DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED, AND SHOULD NOT BE CONSTRUED, TO BE TAX OR LEGAL ADVICE TO ANY PARTICULAR INVESTOR IN OR HOLDER OF OUR MANDATORY CONVERTIBLE PREFERRED STOCK OR OUR COMMON STOCK. PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSIDERATIONS ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR ANY APPLICABLE TAX TREATIES, AND THE POSSIBLE EFFECT OF CHANGES IN APPLICABLE TAX LAW.

U.S. Holders

Distributions

Distributions made to a U.S. holder with respect to the mandatory convertible preferred stock (or common stock) will be taxable as dividend income when paid to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the mandatory convertible preferred stock (or common stock) exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in the mandatory convertible preferred stock (or common stock), and thereafter as capital gain which will be long-term capital gain if the U.S. holder’s holding period for the stock exceeds one year at the time of the distribution. Distributions on the mandatory convertible preferred stock (or common stock) constituting dividend income paid to a U.S. holder that is an individual generally will be subject to taxation at preferential rates as qualified dividend income, provided applicable holding period requirements are met and certain other conditions are satisfied. Distributions on the mandatory convertible preferred stock (or common stock) constituting dividend income paid to a U.S. holder that is a corporation generally will qualify for the dividends-received deduction, subject to various limitations and the satisfaction of the applicable holding period requirements. There is no assurance that we will have sufficient current or accumulated earnings and profits to ensure that any of our distributions are treated as dividends such that qualified dividend income or dividends-received deduction treatment may be available.

If we make a distribution on the mandatory convertible preferred stock in the form of our common stock, although there is some uncertainty, we believe that such distribution will be taxable for U.S. federal income tax purposes in the same manner as distributions described above. The amount of such distribution and a U.S. holder’s tax basis in such common stock will equal the fair market value of such common stock on the distribution date, and a U.S. holder’s holding period for such common stock will begin on the day following the distribution date. Because such distribution would not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because the U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, payments of cash or shares of common stock payable to the U.S. holder. U.S. holders are urged to consult with their tax advisors regarding the tax consequences of a common stock distribution on the mandatory convertible preferred stock.

Extraordinary Dividends

Dividends that exceed certain thresholds in relation to a corporate U.S. holder’s tax basis in the mandatory convertible preferred stock (or common stock) could be characterized as “extraordinary dividends” under the Code. If a corporate U.S. holder that has held the mandatory convertible preferred stock (or common stock) for two years or less before the dividend announcement date receives an extraordinary dividend, the holder generally will be required to reduce its tax basis (but not below zero) in the mandatory convertible preferred stock (or common stock) with respect to which the dividend was made by the non-taxed portion of the dividend. If the amount of the reduction exceeds the U.S. holder’s tax basis in the mandatory convertible preferred stock (or common stock), the excess is treated as gain from the sale or exchange of the mandatory convertible preferred stock (or common stock). Non-corporate U.S. holders that receive an extraordinary dividend could, under certain circumstances, be required to treat any losses on the sale of the mandatory convertible preferred stock (or common stock) as long-term capital losses to the extent of the extraordinary dividends such U.S. holder receives that qualify for taxation at the preferential rates discussed above.

Sale or Other Taxable Disposition

A U.S. holder generally will recognize capital gain or loss on a sale or other taxable disposition of the mandatory convertible preferred stock (other than pursuant to a conversion or an optional redemption in each case as described below) or common stock equal to the difference between the amount realized upon the disposition and the U.S. holder’s adjusted tax basis in the stock so disposed. The capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the stock exceeds one year at the time of disposition. Long-term capital gains of non-corporate taxpayers generally are taxed at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Conversion of the Mandatory Convertible Preferred Stock into Common Stock

A U.S. holder generally will not recognize any income, gain or loss upon the receipt of common stock upon the conversion of the mandatory convertible preferred stock, except to the extent of dividends in arrears and cash received in lieu of a fractional share of common stock, each as described below. Except to the extent of common stock treated as received in respect of any dividends in arrears as described below, the adjusted tax basis of common stock received upon conversion generally will equal the adjusted tax basis of the mandatory convertible preferred stock converted (reduced by the portion of adjusted tax basis allocated to any fractional shares of common stock exchanged for cash, as described above, in the manner described above under “—Sale or Other Taxable Disposition”), and the holding period of such common stock received on conversion will generally include the period during which the U.S. holder held the mandatory convertible preferred stock prior to conversion.

Cash received in lieu of a fractional share of common stock will generally be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share.

Any cash received attributable to dividends in arrears on our mandatory convertible preferred stock will be treated as described above under “—Distributions.” Furthermore, although it is not free from doubt, we intend to treat common stock received in respect of dividends in arrears on our mandatory convertible preferred stock as described above under “—Distributions.”

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay, in respect of any such conversion, cash, common stock or a combination of cash and common stock in respect of a portion of the then-current dividend period or the future dividend present value amount (see “Description of Mandatory Convertible Preferred Stock—Conversion Provisions of the Mandatory Convertible Preferred Stock—Conversion During a Make-Whole Fundamental Change Conversion Period”), the tax treatment of the receipt of such cash, common stock or combination of cash and common stock is uncertain. Although not free from doubt, we believe the receipt of such cash, common stock or combination of cash and common stock should be treated as additional consideration received by a U.S. holder upon conversion of our mandatory convertible preferred stock into common stock.

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay such U.S. holder cash or a combination of cash and common stock in respect of a portion of the then-current dividend period or the future dividend present value amount, the conversion should be taxable to the extent of the lesser of the cash received (other than cash received in respect of a fractional share of common stock) and any gain realized by the U.S. holder. For this purpose, gain realized generally would equal the excess, if any, of (i) the fair market value of our common stock received upon conversion (including any fractional share of common stock for which cash is received) and, without duplication, the cash or cash and common stock received attributable to a portion of the then-current dividend period or the future dividend present value amount over (ii) the U.S. holder’s adjusted tax basis in our mandatory convertible preferred stock immediately prior to conversion. The character of the gain recognized (which will be the lesser of such gain realized and such cash) is uncertain. If the receipt of the cash attributable to a portion of the then-current dividend period or future dividend present value amount is considered to have the effect of a dividend (which generally would be the case if the receipt of such cash did not result in a meaningful reduction in such U.S. holder’s equity interest in us, as determined for United States federal income tax purposes), such gain (to the extent recognized) would be taxable as dividend income, to the extent of the U.S. holder’s allocable share of our current or accumulated earnings and profits. Alternatively, such gain could be capital gain. To the extent the amount of cash received in respect of a portion of the then-current dividend period or the future dividend present value amount exceeds the gain realized by a U.S. holder, the excess amount would not be taxable to such U.S. holder but would reduce its adjusted tax basis in our common stock received upon conversion. For a U.S. holder described in this paragraph, such U.S. holder’s tax basis in shares of common stock received upon conversion of the mandatory convertible preferred stock (including any fractional shares of our common stock treated as received and then exchanged for cash, but excluding common stock received in respect of dividends in arrears) will equal the adjusted tax basis of the converted shares of the mandatory convertible preferred stock, increased by any gain recognized on the conversion and reduced by any cash received that was treated as additional consideration received in the conversion as discussed above, and the holding period of such common stock received will generally include the period during which the U.S. holder held such mandatory convertible preferred stock prior to conversion.

In the event a U.S. holder converts its mandatory convertible preferred stock and we pay such U.S. holder solely common stock in respect of a portion of the then-current dividend period or the future dividend present value amount, although not free from doubt, we believe that the receipt of such common stock should be treated as consideration received upon conversion of our mandatory convertible preferred stock, and should in such case be taxed as described in the first paragraph above under this heading “—Conversion of the Mandatory

Convertible Preferred Stock into Common Stock.” U.S. holders should be aware that the tax treatment described above in respect of the payments of cash, common stock or a combination of cash and common stock made in respect of a portion of the then-current dividend period or future dividend present value amount is not certain and may be challenged by the IRS.

In the event a U.S. holder’s mandatory convertible preferred stock is converted pursuant to certain transactions (including our consolidation or merger into another person), the tax treatment of such a conversion will depend upon the facts underlying the particular transaction triggering such a conversion. U.S. holders should consult their tax advisors to determine the specific tax treatment of a conversion under such circumstances.

Because payments of common stock in respect of dividends in arrears will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay backup withholding (as described below under “Information Reporting and Backup Withholding”) on behalf of a U.S. holder (because such U.S. holder failed to establish an exemption from backup withholding), we (or an applicable withholding agent) may set off such payments against, or withhold such taxes from, shares of common stock payable to such U.S. holder or current or subsequent payments of cash.

Adjustment of Conversion Rate

The conversion rate of our mandatory convertible preferred stock is subject to adjustment under certain circumstances. Treasury Regulations promulgated under Section 305 of the Code would treat a U.S. holder of our mandatory convertible preferred stock as having received a deemed distribution includable in such U.S. holder’s income in the manner described under “—Distributions,” above, if and to the extent that certain adjustments in the conversion rate (or failures to adjust the conversion rate) increase the proportionate interest of the U.S. holder in our assets or earnings and profits. For example, an increase in the conversion rate to reflect a taxable dividend to holders of common stock will generally give rise to a deemed taxable dividend to a U.S. holder of our mandatory convertible preferred stock to the extent of such U.S. holder’s allocable portion of our current or accumulated earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property. Further, because deemed distributions received by a U.S. holder would not give rise to any cash from which any applicable withholding could be satisfied, if we (or an applicable withholding agent) pay backup withholding on behalf of a U.S. holder (because the U.S. holder failed to establish an exemption from backup withholding), we may, at our option, set off any such payment against, or an applicable withholding agent may withhold such taxes from, payments of cash or shares of common stock payable to the U.S. holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the U.S. holders of our mandatory convertible preferred stock, however, generally will not be considered to result in a deemed distribution. Generally, a U.S. holder’s adjusted tax basis in the mandatory convertible preferred stock will be increased to the extent any such deemed distribution is treated as a dividend.

Under rules currently in effect, we are generally required to report the amount of any deemed distributions on our website or to the IRS and to holders of mandatory convertible preferred stock not exempt from reporting. The IRS has proposed Treasury Regulations addressing the amount and timing of deemed distributions, as well as obligations of withholding agents and filing and notice obligations of the issuers in respect of such deemed distributions. If adopted as proposed, the regulations would generally provide, among other things, that (i) the amount of a deemed distribution is the excess of the fair market value of the right to acquire common stock immediately after the conversion rate adjustment over the fair market value of the right to acquire common stock (determined immediately after conversion rate adjustment) without the adjustment, and (ii) the deemed distribution occurs at the earlier of the date the adjustment occurs under the terms of our mandatory convertible preferred stock and the date of the actual distribution of cash or property that results in the deemed distribution. The final regulations will be effective for deemed distributions occurring on or after the date of adoption, but holders of mandatory convertible preferred stock and withholding agents may rely on them prior to that date under certain circumstances.

Optional Redemption upon Acquisition Non-Occurrence Event

If, as a result of an acquisition non-occurrence event (as defined in “Description of Mandatory Convertible Preferred Stock—Definitions”), a U.S. holder receives from us shares of our common stock or a combination of cash and shares of our common stock in redemption of such U.S. holder’s mandatory convertible preferred stock (other than any cash or common stock received in respect of dividends in arrears, which will be taxable as described above under “—Distributions”), we intend to treat such redemption as a recapitalization for U.S. federal income tax purposes. As a result, no loss would be recognized upon such redemption, but the U.S. holder would be required to recognize any gain in an amount equal to the lesser of (1) the cash payment (excluding cash received in lieu of a fractional share of common stock and cash received attributable to dividends in arrears) and (2) the excess of (i) the sum of the fair market value of shares of our common stock (including any fractional share for which cash is received) and cash received in such redemption (excluding cash received in lieu of a fractional share of common stock) (in each case, excluding shares of common stock or cash received attributable to dividends in arrears) over (ii) the U.S. holder’s adjusted tax basis in the mandatory convertible preferred stock at the time of redemption. Any gain recognized will be taxed as capital gain as long as it is “not essentially equivalent to a dividend” (as defined in the Code and the Treasury Regulations) with respect to the U.S. holder, and otherwise such redemption will be taxed in the same manner as a distribution as described above under “—Distributions.” If a U.S. holder owns none or only an insubstantial amount of our voting stock (actually or constructively, based on certain attribution rules), and does not exercise any control or management over our affairs, it is likely that the gain recognized from such a redemption would be considered “not essentially equivalent to a dividend” and would be treated as capital gain as described above under “—Sale or Other Taxable Disposition.” The U.S. holder’s adjusted tax basis in shares of our common stock received upon redemption of such U.S. holder’s mandatory convertible preferred stock would be the same as its adjusted tax basis in the mandatory convertible preferred stock, increased by the amount of gain recognized, if any, and reduced by the amount of the cash payment (other than any cash attributable to dividends in arrears). A U.S. holder’s holding period for the shares of our common stock received upon redemption of mandatory convertible preferred stock would include the holding period for such mandatory convertible preferred stock.

Cash received in lieu of a fractional share of our common stock generally would be treated as a payment in exchange for the fractional share. Accordingly, assuming such redemption is not “essentially equivalent to a dividend,” the receipt of cash in lieu of a fractional share generally would result in capital gain or loss measured by the difference between the cash received for the fractional share and the adjusted tax basis allocable to the fractional share. Shares of common stock and cash received that are attributable to dividends in arrears will be taxable as described under “—Distributions” above as if the U.S. holder had received cash in respect of such dividends equal to the fair market value of such common stock on the date of such redemption. It is also possible that the receipt of the cash or common stock in respect of a portion of the then-current dividend period or the future dividend present value amount, in each case, may be considered to represent a dividend and would be taxable as described above under “—Distributions.”

If, as a result of an acquisition non-occurrence event, a U.S. holder receives solely cash in redemption of such U.S. holder’s mandatory convertible preferred stock, assuming such redemption is not “essentially equivalent to a dividend” (or another test allowing the redemption to be treated as a sale or exchange is met), such payment will be treated as described above under “—Sale or Other Taxable Disposition.”

Possible Effect of a Class A Common Stock Change Event, Merger or Other Similar Transaction

In certain situations, the mandatory convertible preferred stock issuer may change or the mandatory convertible preferred stock may become convertible or exchangeable into shares of an acquirer or other consideration. Depending on the circumstances, such an event could result in a deemed taxable exchange of the mandatory convertible preferred stock for U.S. federal income tax purposes, and the modified stock could be treated as newly issued at that time, potentially resulting in the recognition of taxable gain or loss. Furthermore, depending on the circumstances, subsequent to any such event, the U.S. federal income tax consequences of the exchange or conversion of the mandatory convertible preferred stock as well as the ownership of the mandatory convertible preferred stock and the shares of our common stock may be different from the U.S. federal income tax consequences addressed in this discussion. U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of such an event.

Information Reporting and Backup Withholding

In general, information reporting will apply with respect to the payment of distributions (including deemed distributions) on our mandatory convertible preferred stock or common stock and the payment of proceeds on the sale or other taxable disposition of our mandatory convertible preferred stock or our common stock, unless a U.S. holder is an exempt recipient such as a corporation. Backup withholding may apply to such payments unless the U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a U.S. holder is allowable as a credit against such U.S. holder’s U.S. federal income tax, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely provides the required information to the IRS.

Non-U.S. Holders

Distributions

Any distributions of cash or property we make on our mandatory convertible preferred stock or our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. Amounts not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a non-U.S. holder’s adjusted tax basis in its mandatory convertible preferred stock or common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Except as described below with respect to effectively connected dividends and subject to the discussions below of backup withholding and Sections 1471 to 1474 of the Code (such Sections and related Treasury Regulations commonly referred to as the Foreign Account Tax Compliance Act, or FATCA), dividends paid to a non-U.S. holder of our mandatory convertible preferred stock or our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a non-U.S. holder holds our mandatory convertible preferred stock or our common stock through a financial institution or other intermediary, the non-U.S. holder will be required to provide appropriate documentation to the intermediary, which then will be required to provide appropriate documentation to the applicable withholding agent, either directly or through other intermediaries. A non-U.S. holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), the

non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States. Any such effectively connected dividends will be subject to U.S. federal income tax generally in the same manner as if the non-U.S. holder were a U.S. person and be subject to regular U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.

In general, the rules applicable to distributions to non-U.S. holders discussed above are also applicable to deemed distributions to non-U.S. holders. See “U.S. Holders—Adjustment of Conversion Rate.” Because deemed distributions or distributions on the mandatory convertible preferred stock in the form of common stock will not give rise to any cash from which any applicable withholding tax could be satisfied, if we (or an applicable withholding agent) pay withholding on behalf of a non-U.S. holder (because such non-U.S. holder failed to establish an exemption from dividend withholding), we may, at our option, set off such payments against, or an applicable withholding agent may withhold such taxes from, shares of common stock payable to such holder or current or subsequent payments of cash.

Sale or Other Taxable Disposition

Subject to the discussions below regarding backup withholding and FATCA, a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on income or gain recognized on the sale or other taxable disposition of our mandatory convertible preferred stock (other than pursuant to a conversion or an optional redemption in each case as described below) or our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our mandatory convertible preferred stock or our common stock constitutes a United States real property interest by reason of our status as a United States real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax in the same manner as if the non-U.S. holder were a U.S. person and be taxed at regular U.S. federal income tax rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on the gain recognized, which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Conversion of the Mandatory Convertible Preferred Stock into Common Stock and Optional Redemption upon Acquisition Non-Occurrence Event

Non-U.S. holders generally will not recognize any gain or loss by reason of receiving common stock in exchange for mandatory convertible preferred stock upon conversion of our mandatory convertible preferred stock or upon an optional redemption upon an acquisition non-occurrence event, except that (1) cash received upon conversion in lieu of a fractional share generally will be treated as a payment in a taxable exchange for such fractional share and will be subject to the treatment described above under “—Sale or Other Taxable Disposition,” (2) cash or common stock received in respect of dividends in arrears should be treated in the manner described above under “U.S. Holders—Conversion of the Mandatory Convertible Preferred Stock into Common Stock,” (3) cash or common stock received in respect of a portion of the then-current dividend period or the future dividend present value amount should be treated in the manner described above under “U.S. Holders—Conversion of Mandatory Convertible Preferred Stock into Common Stock,” and (4) cash or common stock received upon an optional redemption upon an acquisition non-occurrence event should be treated in the manner described above under “U.S. Holders—Optional Redemption upon Acquisition Non-Occurrence Event.” In the case of payments described in (2), (3) and (4), the tax treatment of such amounts is uncertain, and therefore a withholding agent may withhold 30% of such amount as described under “—Distributions.” Non-U.S. Holders should consult their own tax advisors to determine the specific tax treatment of the receipt of cash or common stock received in respect of dividends in arrears or in respect of a portion of the then-current dividend period or the future dividend present value amount.

Adjustment of Conversion Rate

As described above under “U.S. Holders—Adjustment of Conversion Rate,” adjustments in the conversion rate (or failures to adjust the conversion rate) of our mandatory convertible preferred stock that result in an increase in the proportionate interest of a non-U.S. holder in our assets or earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Distributions.” If we (or an applicable withholding agent) pay withholding on behalf of a non-U.S. holder (because such non-U.S. holder failed to establish an exemption from dividend withholding), we (or an applicable withholding agent) may set off such payments against, or withhold such taxes from, shares of common stock payable to such holder or current or subsequent payments of cash.

Information Reporting and Backup Withholding

Payments of dividends (including deemed dividends) on our mandatory convertible preferred stock or our common stock to a non-U.S. holder will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a U.S. person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our mandatory convertible preferred stock or our common stock paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our mandatory convertible preferred stock or our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our mandatory convertible preferred stock or our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established or organized.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

FATCA

Withholding taxes may be imposed under FATCA on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends (including deemed dividends) on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our mandatory convertible preferred stock or our common stock paid to a “foreign financial institution” (as defined by the Code to include, in addition to banks and traditional financial institutions, entities such as investment funds and certain holding companies) or a “non-financial foreign entity” (as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our mandatory convertible preferred stock or our common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and related guidance published by the IRS, withholding under FATCA generally applies currently to payments of dividends (including deemed dividends) on our mandatory convertible preferred stock or our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our mandatory convertible preferred stock or our common stock.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of shares of our mandatory convertible preferred stock by (i) “employee benefit plans” subject to Title I of Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”) and (iii) entities whose underlying assets include the assets of any such plans, accounts or arrangements described in clauses (i) or (ii) pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and certain persons (referred to as “parties in interest” or “disqualified persons” under ERISA and the Code) having certain relationships to such Covered Plans, unless an exemption is applicable to the transaction. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under Title I of ERISA and/or Section 4975 of the Code. A prohibited transaction within the meaning of ERISA and the Code could arise if shares of our mandatory convertible preferred stock are acquired by a Covered Plan with respect to which we, the underwriters or any of our or their respective affiliates (the “Transaction Parties”) is a party in interest or disqualified person, and such acquisition is not entitled to an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the purchase and holding of shares of our mandatory convertible preferred stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering purchasing and/or holdings shares of our mandatory convertible preferred stock in reliance of these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, shares of our mandatory convertible preferred stock should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Each fiduciary which proposes to cause a Covered Plan to purchase shares of our mandatory convertible preferred stock should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction. Each fiduciary should consult with its legal advisor concerning the potential consequences to the Covered Plan under Title I of ERISA or Section 4975 of the Code of an investment in shares of our mandatory convertible preferred stock.

Governmental plans, church plans and non-U.S. while generally not subject to Title I of ERISA or Section 4975 of the Code, may be subject to Similar Laws, and, accordingly, fiduciaries of such Plans should consult with their legal advisors to confirm that the purchase of shares of our mandatory convertible preferred stock by such Plans will not constitute or result in a violation of any applicable Similar Law.

By its purchase, each purchaser of shares of our mandatory convertible preferred stock will be deemed to have represented that either (a) it is not, and is not acquiring shares of our mandatory convertible preferred stock on behalf of, or with the assets of, a Plan or (b) (i) its acquisition, holding and subsequent disposition of shares of our mandatory convertible preferred stock will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Laws and (ii) a fiduciary independent of the Transaction Parties is acting on the Plan’s behalf and is responsible for the Plan’s decision to acquire, hold or dispose of such shares of our mandatory convertible preferred stock.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring, holding or disposing of shares of our mandatory convertible preferred stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be available. Purchasers of shares of our mandatory convertible preferred stock have exclusive responsibility for ensuring that their purchase, holding and disposition of our shares of mandatory convertible preferred stock does not violate applicable fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any shares of our mandatory convertible preferred stock to a Plan is in no respect a representation by the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan, and none of the Transaction Parties is acting or will act as a fiduciary to any Plan with respect to the decision to acquire shares of our mandatory convertible preferred stock and is not undertaking to provide impartial investment advice, or to give any advice in a fiduciary capacity, in connection with any Plan’s investment in shares of our mandatory convertible preferred stock. In this regard, neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of shares of our mandatory convertible preferred stock should consult and rely on their own counsel and advisers as to whether an investment of shares in our mandatory convertible preferred stock is suitable.

UNDERWRITING

We will enter into an underwriting agreement with the underwriters named below with respect to the shares of mandatory convertible preferred stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman Sachs & Co. LLC, Citigroup Global Markets Inc. and Wells Fargo Securities, LLC are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman Sachs & Co. LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Citizens JMP Securities, LLC
Santander US Capital Markets LLC
Total	7,500,000

The underwriters are committed to take and pay for all of the shares of mandatory convertible preferred stock being offered by us, if any are taken, other than the shares of mandatory convertible preferred stock covered by the option described below unless and until this option is exercised.

The underwriters have an option, which is exercisable within 30 days after the date of this prospectus supplement, to purchase up to an additional 1,125,000 shares of mandatory convertible preferred stock solely to cover over-allotments, if any, at the public offering price per share shown below, less the underwriting discount. If any shares of mandatory convertible preferred stock are purchased pursuant to this option, the underwriters will severally purchase shares of mandatory convertible preferred stock in approximately the same proportion as set forth in the table above.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,125,000 additional shares of mandatory convertible preferred stock.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares of mandatory convertible preferred stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus. The offering of the shares of mandatory convertible preferred stock by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Company estimates that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $    .

Shift4 Payments, Inc. and Shift4 Payments, LLC have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Prior to this offering, there has been no public market for the mandatory convertible preferred stock. We intend to apply to have the mandatory convertible preferred stock listed on the NYSE under the symbol “FOUR PRA.” No assurance can be given that the shares of mandatory convertible preferred stock will be listed or that any such application for listing will be approved. We can give no assurance as to the liquidity of, or the trading markets for, the shares of mandatory convertible preferred stock or that active public markets for the shares of mandatory convertible preferred stock will develop. If active public trading markets for the shares of mandatory convertible preferred stock do not develop, the market prices and liquidity of the mandatory convertible preferred stock may be adversely affected. If the shares of mandatory convertible preferred stock are traded, they may trade at a discount from their initial offering price, depending on the markets for similar securities, our operating performance and financial condition, general economic conditions and other factors. If the listing is approved, we expect trading to commence within 30 days after the date the mandatory convertible preferred stock is first issued. Our Class A common stock is listed on the NYSE under the symbol “FOUR.”

We and Shift4 Payments, LLC have agreed that for a period of 90 days following the date of this prospectus supplement, we will not, directly or indirectly: (i) offer, sell, issue, loan, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of or file with or confidentially submit to the SEC a registration statement under the Securities Act relating to, any securities of the us or Shift4 Payments, LLC, that are substantially similar to our common stock, the mandatory convertible preferred stock, or the LLC Units, including but not limited to any options or warrants to purchase such securities or any securities that are convertible into or exchangeable for, or that represent the right to receive, such securities or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such securities or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of such securities or such other securities, in cash or otherwise, without the prior written consent of Goldman Sachs & Co. LLC. The restrictions on our actions described above shall not apply to (a) the mandatory convertible preferred stock to be sold hereunder or any shares of common stock into which the mandatory convertible preferred stock are convertible into or delivered upon payment of dividends on and/or the redemption value of the mandatory convertible preferred stock (such shares of common stock, the “conversion shares”), (b) the grant of awards to purchase or the issuance by us of shares or any securities (including without limitation, options, restricted stock or restricted stock units) convertible into, or exercisable for, our common stock pursuant to our equity compensation plans, (c) the filing of a registration statement on Form S-8 in connection with the registration of securities granted or to be granted under our equity compensation plans, (d) the issuance of up to 7.5% of our outstanding shares in connection in acquisitions or other similar strategic transactions, (e) the facilitation of establishing a trading plan for any officers or directors of the Company pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) for the transfer of securities during the restricted period, (f) any transaction effectuated pursuant to a 10b5-1 Plan that has been entered into by the Company prior to the date hereof, provided that (x) the existence of such 10b5-1 Plan was communicated to Goldman Sachs & Co. LLC prior to the execution of the underwriting agreement, (y) such 10b5-1 Plan will not be amended or otherwise modified to increase shares scheduled for sale thereunder during the restricted period and (z) any public announcement or filings under the Exchange Act made in connection with this clause (f) shall include an explanatory footnote stating the nature of the transfer and (g) the filing of a registration statement on Form S-3 in connection with the registration and issuance of securities pursuant to the Subscription Agreement, dated February 16, 2025, between Shift4 Payments, Inc. Limited and the Subscription Agreement, dated February 16, 2025, between Shift4 Payments, Inc. and Any International Technologies (Singapore) Holdings Pte. Ltd.

Our directors and certain officers have agreed that they will not, and will not cause or direct any of its affiliates to, without the prior written consent of Goldman Sachs & Co. LLC, for a period of 90 days after the date of this prospectus supplement, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of, directly or indirectly, any of our common stock, or any options or warrants to purchase any of our common stock, or any or securities convertible into, exchangeable or exercisable for or that represent the right to receive any our common stock, including, for the avoidance of doubt, the mandatory convertible preferred stock and the LLC Units (the “lock-up securities”) (such options, warrants or other securities, other than the lock-up securities, the “derivative instruments”), (ii) enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned) or that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any lock-up securities or derivative instruments, whether any such aforementioned transaction or arrangement (or instrument provided for thereunder) is to be settled by delivery of lock-up securities or such other securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any lock-up securities or any derivative instruments or (iv) in the case of (i) and (ii) above, publicly disclose the intention to make any such offer, loan, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement.

The restrictions described above do not apply to (i) any lock-up securities acquired in the open market, (ii) transfers or dispositions made as a bona fide gift or charitable contribution, or for bona fide estate planning purposes, (iii) to any member of such person’s immediate family or to any trust for the direct or indirect benefit of such person or the immediate family of such person, (iv) upon death or by will, testamentary document or intestate succession, (v) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (ii) through (iv) above, provided that (A) in the case of any transfer or distribution pursuant to clauses (ii) through (v) above, (x) the transferee agrees to be bound in writing by the terms of the same lock-up agreement prior to such transfer, and (y) such transfer shall not involve a disposition for value, (B) in the case of any transfer or distribution pursuant to clause (ii) above, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be voluntarily made in connection with such transfer and if any filing under Section 16(a) of the Exchange Act, or other public filing, report or announcement shall be legally required during restricted period, such filing, report or announcement shall clearly indicate in the footnotes thereto the nature and conditions of such transfer, and (C) in the case of any transfer or distribution pursuant to clause (iii) through (v) no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the restricted period), (vi) establishment of certain Rule 10b5-1 trading plans or transfers or sales made pursuant to existing Rule 10b5-1 trading plans, (vii) transfers or sales in connection with the repurchase of securities granted under the Company’s stock incentive plans or stock purchase plans described herein upon termination of a relationship with the Company, (viii) the receipt of securities pursuant to the exercising, vesting or settlement of options, restricted stock units or other types of equity awards, (ix) transfers or dispositions occurring by operations of law, rules of descent and distribution or pursuant to a qualified domestic order or in connection with a divorce settlement, (x) transfers to the Company upon death or disability, (xi) transfers pursuant to a bona fide third party tender offer, merger, consolidated or other similar transaction involving a change of control or (xii) transfers pursuant to a bona fide loan or pledge in effect as of the date of this prospectus and disclosed in writing to Goldman Sachs & Co. LLC or the grant and maintenance of a bona fide lien, security interest, pledge or other similar encumbrance of securities, in each case described above, subject to certain restrictions or exceptions.

In connection with the offering, the underwriters may purchase and sell shares of mandatory convertible preferred stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the mandatory convertible preferred stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the mandatory convertible preferred stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our mandatory convertible preferred stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the mandatory convertible preferred stock. As a result, the price of the mandatory convertible preferred stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. Further, certain of the underwriters or their respective affiliates are lenders or agents under our Credit Facilities and have agreed to provide the Bridge Facilities.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of mandatory convertible preferred stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of mandatory convertible preferred stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares of mandatory convertible preferred stock may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares of mandatory convertible preferred stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to shares of mandatory convertible preferred stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of mandatory convertible preferred stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of mandatory convertible preferred stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom

No shares of mandatory convertible preferred stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority or is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the securities may be offered to the public in the United Kingdom at any time:

(a)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

(c)	in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”);

provided that no such offer of the shares of mandatory convertible preferred stock shall require the Company or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares of mandatory convertible preferred stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This prospectus supplement has not been approved by an authorized person in the U.K. This prospectus supplement is for distribution only to persons who: (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion)

Order 2005, as amended (the “Financial Promotion Order”); (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order; (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The shares of mandatory convertible preferred stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the shares of mandatory convertible preferred stock must be made in accordance with an exemption form, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The shares of mandatory convertible preferred stock may not be offered or sold in Hong Kong by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent; or (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) and which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong). No advertisement, invitation or document relating to the shares of mandatory convertible preferred stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares of mandatory convertible preferred stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered with the Registrar of Companies in Hong Kong. Accordingly, this prospectus supplement may not be issued, circulated or distributed in Hong Kong, and the shares of mandatory convertible preferred stock may not be offered for subscription to members of the public in Hong Kong. Each person acquiring the shares of mandatory convertible preferred stock will be required, and is deemed by the acquisition of the shares of mandatory convertible preferred stock, to confirm that he is aware of the restriction on offers of the shares of mandatory convertible preferred stock described in this prospectus supplement and the relevant offering documents and that he is not acquiring and has not been offered any shares of mandatory convertible preferred stock in circumstances that contravene any such restrictions.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of mandatory convertible preferred stock may not be circulated or distributed, nor may the shares of mandatory convertible preferred stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, 2001 of Singapore, as modified from time to time (the “SFA”)) pursuant to Section 274 of the SFA, or (ii) to an accredited investor (as defined in Section 4A of the SFA) pursuant to and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018.

Singapore Securities and Futures Act Product Classification:

Solely for the purposes of our obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA and the Securities and Futures (Capital Markets Products) Regulation 2018 (the “CMP Regulations 2018”), we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA), that the shares of mandatory convertible preferred stock are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The shares of mandatory convertible preferred stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948) (as amended) (the “FIEL”), and each of the underwriters and each of its affiliates has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, in Japan or to, or for the benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) any of the shares of mandatory convertible preferred stock, or to any persons for reoffering or resale, directly or indirectly in Japan or to any resident of Japan, except pursuant to any exemption from the registration requirements of and otherwise in compliance with, the FIEL available thereunder and in compliance with the other relevant laws and regulations of Japan.

Switzerland

The offering of the shares of mandatory convertible preferred stock in Switzerland is exempt from requirement to prepare and publish a prospectus under the Swiss Financial Services Act (“FinSA”) because such offering is made to professional clients within the meaning of the FinSA only and the shares of mandatory convertible preferred stock will not be admitted to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. This prospectus supplement does not constitute a prospectus pursuant to the FinSA, and no such prospectus has been or will be prepared for or in connection with the offering of the shares of mandatory convertible preferred stock.

LEGAL MATTERS

Certain legal matters in connection with the offering of the mandatory convertible preferred stock will be passed upon for us by Latham & Watkins LLP. The underwriters have been represented by Davis Polk  & Wardwell LLP.

EXPERTS

The financial statements of Shift4 Payments, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Shift4 Payments, Inc. Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Revel Systems, Inc., Vectron Systems AG, Givex Corp., and Eigen Payments because they were acquired by Shift4 Payments, Inc. in purchase business combinations during 2024) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of Global Blue Group Holding AG included in Exhibit 99.1 of the Shift4 Payments, Inc. Current Report on Form 8-K dated April 30, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

SHIFT4 PAYMENTS, INC.

Class A Common Stock

Preferred Stock

Debt Securities

Depositary Shares

Warrants

Purchase Contracts

Units

Class A Common Stock by the Selling Securityholders

We may offer and sell the securities identified above, and the selling securityholders may offer and sell shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”) from time to time in one or more offerings. This prospectus provides you with a general description of the securities. We will not receive any proceeds from the sale of our Class A common stock by the selling securityholders.

Each time we or any of the selling securityholders offer and sell securities, we or such selling securityholders will provide a supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. In addition, the selling securityholders may offer and sell shares of our Class A common stock from time to time, together or separately. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such securities.

We are a holding company and our principal asset is a controlling equity interest in Shift4 Payments, LLC. We are the sole managing member of Shift4 Payments, LLC. We operate and control all of the business and affairs of Shift4 Payments, LLC and, through Shift4 Payments, LLC and its subsidiaries, conduct our business.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “FOUR.” On April 29, 2025, the last reported sale price of our Class A common stock on the NYSE was $89.86 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 30, 2025.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings and the selling securityholders to be named in a supplement to this prospectus may, from time to time, sell shares of our Class A common stock from time to time in one or more offerings as described in this prospectus. Each time that we or the selling securityholders offer and sell securities, we or the selling securityholders will provide a prospectus supplement to this prospectus that contains specific information about the offering and, if applicable, the selling securityholders, as well as the amounts, prices and terms of the securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on any prospectus supplement or free writing prospectus, as applicable.

Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the selling securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the selling securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless the context requires otherwise, references to “Shift4,” “our company,” “we,” “us” and “our” refer to Shift4 Payments, Inc. and its direct and indirect subsidiaries. References to GAAP are to the generally accepted accounting principles of the United States. When we refer to “you,” we mean the potential holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our web site address is www.shift4.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 19, 2025.

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024, from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 30, 2025.

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025, filed with the SEC on April 29, 2025.

•

Our Current Reports on Form 8-K, filed with the SEC on February 18, 2025 (Accession Number 0001794669-25-000007) (Item 5.02 only), February 18, 2025 (Accession Number 0001193125-25-028625) (excluding Item 7.01 and Exhibit 99.1 thereto), March 18, 2025 and April 30, 2025.

•

The description of our Class  A common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 5, 2020 and any amendment or report filed with the SEC for the purpose of updating the description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act” in this prospectus, prior to the termination of this offering but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Shift4 Payments, Inc.

3501 Corporate Parkway

Center Valley, Pennsylvania 18034

(888) 276-2108

Attn: Secretary and General Counsel

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are a leading independent provider of software and payment processing solutions in the United States based on total volume of payments processed. We power billions of transactions annually for hundreds of thousands of businesses in virtually every industry. We achieved our leadership position through decades of solving business and operational challenges facing our customers’ overall commerce needs. Our merchants range in size from small owner-operated local businesses to multinational enterprises conducting commerce globally.

CORPORATE INFORMATION

We are a Delaware corporation and were established on November 5, 2019. Our corporate headquarters are located at 3501 Corporate Parkway, Center Valley, PA 18034. Our telephone number is (888) 276-2108. Our principal website address is www.shift4.com. The information on any of our websites is not part of, and is not incorporated by reference into, this prospectus.

Shift4 Payments, Inc. is a holding company whose principal assets are the LLC interests it holds in Shift4 Payments, LLC.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. Before deciding whether to invest in our securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Note Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in any applicable prospectus supplement. We will not receive any of the proceeds from the sale of Class A common stock being offered by any of the selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of the terms of our common stock, our certificate of incorporation, as amended, our amended and restated bylaws and certain applicable provisions of Delaware law, as currently in effect. This summary does not purport to be complete and is qualified in its entirety by reference to the actual terms and provision of our certificate of incorporation, as amended, our amended and restated bylaws, the Shift4 Payments, LLC’s amended and restated limited liability company agreement (the “LLCA”), and the stockholders agreement of Shift4 Payments, Inc. (as amended, the “Stockholders Agreement”), copies of which have been filed previously with the SEC. For more information on how you can obtain copies of our certificate of incorporation, as amended, and our amended and restated bylaws, see “Where You Can Find More Information.”

Authorized Capitalization

Our authorized capital stock consists of (i) 300 million shares of Class A common stock, par value $0.0001 per share, (ii) 100 million shares of Class B stock, par value $0.0001 per share (“Class B stock”), (iii) 100 million shares of Class C common stock, par value $0.0001 per share (“Class C common stock”) and (iii) 20 million shares of preferred stock, par value $0.0001 per share (“preferred stock”).

Common Stock

As of April 28, 2025, 67,471,354 shares of our Class A common stock were outstanding, 19,801,028 shares of our Class B stock were outstanding, and 1,347,373 shares of our Class C common stock were outstanding. Holders of our common stock are entitled to the following rights.

Class A Common Stock

Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our Class A common stock are entitled to receive, on a pro rata basis with shares of Class C common stock, dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock and Class C common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class A common stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class A common stock.

Class B Stock

Holders of shares of our Class B stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders.

Shares of Class B stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of LLC Interests held by Jared Isaacman, our Chief Executive Officer and the sole stockholder of Rook Holdings Inc. (“Rook”) and their respective Permitted Transferees (defined below) (together, the “Founder”) and the number of shares of Class B stock issued to our Founder. Shares of Class B stock are transferable only together with an equal number of LLC Interests (subject to certain exceptions). Only

Permitted Transferees (defined as (i) us and any of our subsidiaries and (ii) any affiliate of the respective transferor) of LLC Interests held by our Founder are Permitted Transferees of Class B stock.

Holders of shares of our Class B stock vote together with holders of our Class A common stock and Class C common stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to our certificate described below or as otherwise required by applicable law or the certificate.

Holders of our Class B stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Class B stock. Any amendment of our certificate of incorporation that gives holders of our Class B stock (1) any rights to receive dividends or any other kind of distribution, (2) any right to convert into or be exchanged for Class A common stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of holders of our Class A common stock voting separately as a class and Class C common stock voting separately as a class.

Class C Common Stock

Holders of shares of our Class C common stock are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders.

Holders of shares of our Class C common stock are entitled to receive, on a pro rata basis with shares of Class A common stock, dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class C common stock and Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.

Holders of shares of our Class C common stock do not have preemptive, subscription or redemption rights. There are no redemption or sinking fund provisions applicable to the Class C common stock.

Shares of Class C common stock can only be held by Searchlight Capital II, L.P., Searchlight Capital II PV, L.P., Rook or their Permitted Transferees. If any such shares are transferred to any other person, they will automatically convert into fully paid and non-assessable shares of Class A common stock on a one-to-one basis.

Preferred Stock

As of March 31, 2025, we had no shares of preferred stock outstanding.

Our amended and restated certificate of incorporation provides that the total of our authorized shares of preferred stock is 20,000,000 shares.

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock or subordinating the liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.

Registration Rights

We entered into a Registration Rights Agreement with the Continuing Equity Owners (as defined therein) in connection with the IPO, pursuant to which such parties have specified rights to require us to register all or a portion of their shares under the Securities Act.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders; (3) any action asserting a claim against us, any director or our officers and employees arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation or our amended and restated bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery; or (4) any action asserting a claim against us, any director or our officers or employees that is governed by the internal affairs doctrine; provided that the exclusive forum provisions does not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act, or to any claim for which the federal courts have exclusive jurisdiction. For instance, the provision does not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, Exchange Act, or the rules and regulations thereunder. Our amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to these choice of forum provisions. By agreeing to this provision, investors cannot be deemed to have waived our compliance with the federal securities laws and the rules and regulations promulgated thereunder. It is possible that a court of law could rule that either or both of the choice of forum provisions contained in our restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Dividends

Declaration and payment of any dividend are subject to the discretion of our board of directors. The time and amount of dividends are dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future.

Anti-Takeover Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the NYSE rules. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans and, as described under our LLCA, funding of redemptions of LLC Interests. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors are divided into three classes, with the classes as nearly equal in number as possible and each class serving three-year staggered terms. Pursuant to the terms of the Stockholders Agreement, directors designated by each of Rook and Searchlight Related Parties (as defined therein) may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases and at any other time, directors may only be removed from our board of directors for cause by the affirmative vote of a majority of the shares entitled to vote. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent is signed by the holders of our outstanding shares of common stock representing not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all outstanding shares of common stock entitled to vote thereon were present and voted.

Special Meetings of Stockholders

Our amended and restated bylaws provides that only the chairperson of our board of directors or a majority of our board of directors may call special meetings of our stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

In addition, our amended and restated bylaws established an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. In order for any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice and duration of ownership requirements and provide us with certain information. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions that are favored by the holders of a majority of our outstanding voting securities until the next stockholder meeting.

Amendment of Certificate of Incorporation or Bylaws

The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of a majority of the votes which all our stockholders would be eligible to cast in an election of directors.

Section 203 of the DGCL

We have opted out of Section 203 of the DGCL. However, our amended and restated certificate of incorporation contains provisions that are similar to Section 203. Specifically, our amended and restated certificate of incorporation provides that, subject to certain exceptions, we are not be able to engage in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

However, under our amended and restated certificate of incorporation, Searchlight Related Parties (as defined therein) and Rook Related Parties (as defined therein) and any of their respective affiliates or associates are not be deemed to be interested stockholders regardless of the percentage of our outstanding voting stock owned by them, and accordingly will not be subject to such restrictions.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We entered into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunity Doctrine

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation, to the maximum extent permitted from time to time by Delaware law, renounces any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to Searchlight (as defined therein), any of our directors who are employees of or affiliated with Searchlight, Rook, any of our directors who are employees of or affiliated with Rook, or any director or stockholder who is not employed by us or our subsidiaries. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, Searchlight, any of our directors who are employees of or affiliated with Searchlight, Rook, any of our directors who are employees of or affiliated with Rook, or any director or stockholder who is not employed by us or our affiliates do not have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (2) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, if Searchlight, any of our directors who are employees of or affiliated with Searchlight, Rook, any of our directors who are employees of or affiliated with Rook, or any director or stockholder who is not employed by us or our subsidiaries acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our affiliates. To the fullest extent permitted by Delaware law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or its subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with the amended and restated certificate of incorporation, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our or our subsidiaries’ business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Shift4 Payments, Inc.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Shift4 Payments, Inc. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock Equiniti Trust Company, LLC.

Trading Symbol and Market

Our Class A common stock is listed and traded on the NYSE under the symbol “FOUR.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.

The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. In the summary below, we have included references to the section numbers of the indenture so that you can easily locate these provisions. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

As used in this section only, “Shift4,” “we,” “our” or “us” refer to Shift4 Payments, Inc. excluding our subsidiaries, unless expressly stated or the context otherwise requires.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•

the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary. Please see “Global Securities.”

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•

we are the surviving entity or the successor person (if other than Shift4) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or Shift4 and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Shift4;

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee may refuse to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each Securityholder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such Default or Event of Default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify, amend or supplement the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee; or

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

No Personal Liability of Directors, Officers, Employees or Securityholders

None of our past, present or future directors, officers, employees or securityholders, as such, will have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York.

The indenture will provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.

The indenture will provide that any legal suit, action or proceeding arising out of or based upon the indenture or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The indenture will further provide that service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture will further provide that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the courts specified above and irrevocably and unconditionally waive and agree not to plead or claim any such suit, action or other proceeding has been brought in an inconvenient forum.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, warrants, purchase contracts or units issued by us that may be offered and sold pursuant to this prospectus.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any of the selling securityholders may sell the offered securities from time to time:

•	through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in any applicable prospectus supplement.

To the extent required, this prospectus may be amended or supplemented under Rule 424(b) or other applicable provision of the Securities Act from time to time to describe a specific plan of distribution. Additionally, the number of offered securities to be sold, the names of the selling securityholders, if any, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement, a post-effective amendment to the registration statement that includes this prospectus or a filing under the Exchange Act that is incorporated by reference in this prospectus. In order to comply with the securities laws of some states, if applicable, offered securities may be sold in these jurisdictions only through registered or licensed brokers or dealers.

We or one or more selling securityholders may sell securities to underwriters. If we or one or more selling securityholders use underwriters, the underwriters will acquire the securities for their own account, including without limitation through underwriting, purchase, security lending, repurchase or other agreements with us or one or more selling security holders, as the case may be. Unless we or one or more selling securityholders tell you otherwise in the applicable prospectus supplement, the underwriters may resell those securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any public offering price and any discounts or concessions they give to dealers.

We or one or more selling security holders may use a dealer to sell the securities. If we or one or more selling security holders use a dealer, we or one or more selling security holders, as the case may be, as principal, will sell the securities to the dealer who will then sell the securities to the public at varying prices that the dealer will determine at the time it sells our securities.

We or one or more selling security holders may use agents to sell securities. We or one or more selling security holders will name any agent involved in offering or selling securities, and disclose any commissions that we or one or more selling security holders will pay to the agent, in the applicable prospectus supplement. Unless we tell you otherwise in the applicable prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell our securities on a continuing basis. Our agents may be deemed to be underwriters under the Securities Act of any of the securities that they offer or sell.

We or one or more selling security holders may solicit directly offers to purchase the securities, and we or one or more selling security holders may sell securities directly to purchasers without the involvement of agents, underwriters or dealers. We will describe the terms of our direct sale in the applicable prospectus supplement.

We may enter into derivative or other hedging transactions involving the securities with third parties, or sell securities not covered by the prospectus to third parties in privately-negotiated transactions. If we so indicate in the applicable prospectus supplement, in connection with those derivative transactions, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions, or may lend securities in order to facilitate short sale transactions by others. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative or hedging transactions to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus is a part).

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in an offering. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in an offering.

A selling securityholder that is an entity may elect to make a distribution of the shares of Class A common stock covered by this prospectus to its members, partners or stockholders. In such events, we may file a prospectus supplement to the extent required by law in order to permit the distributees to use this prospectus to resell the shares of Class A common stock acquired in the distribution. If sold under the registration statement of which this prospectus forms a part, the shares of Class A common stock will be freely tradeable in the hands of persons other than our affiliates. The selling securityholders may also indemnify any broker-dealer that participates in transactions involving the sale of the shares of Class A common stock against certain liabilities, including liabilities arising under the Securities Act. The selling securityholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

LEGAL MATTERS

Latham & Watkins LLP will pass upon certain legal matters relating to the issuance and sale of the securities offered hereby on behalf of Shift4 Payments, Inc. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements of Shift4 Payments, Inc. and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Shift4 Payments, Inc. Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Revel Systems, Inc., Vectron Systems AG, Givex Corp., and Eigen Payments because they were acquired by Shift4 Payments, Inc. in purchase business combinations during 2024) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited historical consolidated financial statements of Global Blue Group Holding AG included in Exhibit 99.1 of the Shift4 Payments, Inc. Current Report on Form 8-K dated April 30, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

7,500,000 Shares

of    % Series A Mandatory Convertible Preferred Stock

Preliminary Prospectus Supplement

Joint Book-Running Managers

Goldman Sachs & Co. LLC

Citigroup

Wells Fargo Securities

Barclays

Citizens Capital Markets

Santander

   , 2025